    As filed with the Securities and Exchange Commission on February 2, 2000
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                              E-STAMP CORPORATION
             (Exact name of Registrant as specified in its charter)

                               ----------------

    Delaware                  5961                       76-0518568
(State or other   (Primary Standard Industrial        (I.R.S. Employer
jurisdiction of    Classification Code Number)     Identification Number)
incorporation or
 organization)

                          850 Saginaw Drive, 2nd Floor
                        Redwood City, California, 95061
                                 (650) 474-5800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                                ROBERT H. EWALD
                     President and Chief Executive Officer
                          850 Saginaw Drive, 2nd Floor
                         Redwood City, California 94061
                                 (650) 474-5800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
                                 DAVID J. SEGRE
                              MICHELLE L. WHIPKEY
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed   Proposed
                                               Maximum   Maximum
                                  Amount      Offering  Aggregate   Amount of
  Title of Each Class of          to Be       Price Per  Offering  Registration
Securities to Be Registered     Registered    Share(1)   Price(2)     Fee(3)
-------------------------------------------------------------------------------
Common Stock $0.001 par
 value.....................  5,687,279 shares   $8.00   $5,732,000    $1,514
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Highest price, excluding interest, to be payable per share in connection with the rescission offer covered by this registration statement. The price per share will range from $0.20 to $8.00, depending on the price originally paid by the offeree.
(2) Aggregate purchase price, excluding interest, estimated to be payable if the rescission offer covered by this registration statement is accepted in full.
(3) Calculated pursuant to Rule 457(i) on the basis of the amount at which such securities were sold.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the Securities and Exchange Commission relating +
+to these securities has been declared effective by the Securities and         +
+Exchange Commission. This prospectus is not an offer to sell these securities + +or our solicitation of your offer to buy these securities in any jurisdiction +
+where that would not be permitted or legal.                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION - FEBRUARY 2, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
      , 2000

                               [LOGO OF E-STAMP]

                                RESCISSION OFFER
                        5,687,279 Shares of Common Stock

--------------------------------------------------------------------------------
  The Company:

  . We provide an Internet postage service that enables users to purchase, download and print postage directly from their personal computers.

  . E-Stamp Corporation 2855 Campus Drive, Suite 100 San Mateo, California
    94403(650) 554-8454

  Symbol & Market:

  . ESTM/Nasdaq National Market

  . On February 1, 2000, the last reported sale price for our common stock on The Nasdaq National Market was $17.6875 per share.

  The Rescission Offer:

  . We are offering to repurchase 5,687,279 shares of our common stock from persons who purchased those shares upon exercise of options granted under our 1996 Stock Option and Restricted Stock Plan and our 1999 Stock Plan.

  . The repurchase price for the shares subject to our rescission offer ranges from $0.20 to $8.00 per share, depending on the price paid by the offeree. The aggregate purchase price, excluding interest, estimated to be payable if the rescission offer is accepted in full is $5,732,000.

  . Expiration Date:        , 2000.

       Our stock involves risk. See "Risk Factors" beginning on Page 12.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

   You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

   "E-Stamp" and the E-Stamp logo are registered trademarks, and "e-stamp.com" and "The Internet Postage Company" are trademarks of E-Stamp Corporation. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others.

                               TABLE OF CONTENTS

                                                                          Page
Questions and Answers About Our Rescission Offer.........................   1
Prospectus Summary.......................................................   2
The Rescission Offer.....................................................   5
Risk Factors.............................................................  12
Price Range of Our Common Stock..........................................  21
Dividend Policy..........................................................  21
Corporate Information....................................................  21
Forward-Looking Statements...............................................  21
Capitalization...........................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24

                                                                            Page
Business...................................................................  31
Management.................................................................  47
Related Party Transactions.................................................  58
Principal Stockholders.....................................................  61
Description of Capital Stock...............................................  64
Option Rescission Offer....................................................  67
Shares Eligible for Future Sale............................................  68
Legal Matters..............................................................  70
Experts....................................................................  70
Additional Information.....................................................  70
Index to Financial Statements.............................................. F-1

                QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER

Q: Why are you making the rescission offer?

A: The issuance of shares covered by this rescission offer in connection with the exercise of options granted under our 1996 Stock Option and Restricted Stock Plan and our 1999 Stock Plan did not comply with the Securities Act of 1933, as amended, because those stock issuances were not registered under federal securities law and did not qualify for an exemption from registration. Under federal and state securities laws, the purchasers of those shares are entitled to rescind their purchases.

Q: What will I receive if I accept the rescission offer?

A: If you accept our rescission offer, we will repurchase the shares you hold that are subject to the rescission offer at the price per share you paid to us plus interest from the date of purchase.

Q: When does the rescission offer expire?

A: Our rescission offer expires on          , 2000, 30 days after the effective
   date of this prospectus.

Q: What do I need to do now to accept the rescission offer?

A. You should complete, sign and date the accompanying election form and return it to us, together with your stock certificates for the shares you want us to repurchase, in the enclosed return envelope prior to the expiration date.

Q. What happens if I don't return my election form?

A. If you do not return your election form before the expiration date of our rescission offer, you will be deemed to have rejected our offer.

Q. Can I change my mind after I have mailed my signed election form?

A. Yes. You can change your decision about accepting or rejecting our rescission offer at any time before the expiration date. You can do this by completing and submitting a new election form.

Q: Who can help answer my questions?

A: You can call Elizabeth Moore of E-Stamp at (650) 474-5800 with any questions about the rescission offer.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before accepting or rejecting our rescission offer. You should read the entire prospectus carefully.

                              E-Stamp Corporation
Our Business

   We provide an Internet postage service that enables users to purchase, download and print postage directly from their personal computers. The postage can be printed directly onto envelopes, labels or documents using standard laser or inkjet printers, 24 hours a day, seven days a week, without the need to remain connected to the Internet. Customers can buy the software and hardware components needed to use our Internet postage service through our online store at www.e-stamp.com, over the telephone, through catalogs or at office supply stores and computer superstores. Our Internet postage service is based upon our E-Stamp software, our secure postage hardware device that enables the storage on the user's desktop of up to a maximum of $500 of postage as currently allowed under U.S. Postal Service regulations, and a U.S. Postal Service address verification CD-ROM. Our Internet postage software and hardware currently sells for a suggested retail price of $49.99. We may from time to time offer our software and hardware at a discounted price or free of charge in connection with promotional arrangements with third parties. We charge a 10% convenience fee when Internet postage is purchased, with a minimum fee of $4.99 and a maximum fee of $24.99 per purchase. We may from time to time modify the pricing of our services in connection with promotional arrangements with third parties, including the use of a maximum monthly charge for convenience fees. We also offer for sale through our online store postage related consumables and peripherals including an Internet postage scale, labels, window envelopes and a label printer manufactured by third parties with whom we have established relationships.

   We received approval from the U.S. Postal Service on August 9, 1999 for our Internet postage service, and since that date have been providing our service nationally. Our commercial roll-out is currently limited to 100,000 customers. The U.S. Postal Service will evaluate our service when we obtain approximately 100,000 customers. Although the U.S. Postal Service has not informed us whether it will continue to impose limitations on the number of our customers following this evaluation, we will continue to be subject to U.S. Postal Service regulations. As a result, the U.S. Postal Service could continue to require periodic reviews before authorizing greater numbers of customers. Our Internet postage service is targeted at small business, small office and home office users, most of whom usually connect to the Internet on modems at speeds of 28.8 or 33.6 kilobytes per second and share lines with telephones or fax machines. Our Internet postage software is tightly integrated with popular business computer programs including Microsoft Word and Outlook and Intuit QuickBooks 2000. Our integration with Microsoft Word and Outlook allows users to print our Internet postage without leaving Microsoft Word and to access addresses in Outlook without leaving the E-Stamp application. Our integration with Intuit QuickBooks 2000 allows users to sign up for our service and access our Internet postage application without leaving the Intuit QuickBooks application. We believe our Internet postage service will enhance customer satisfaction during the mail and postage process by improving overall access, convenience and flexibility for small business, small office and home office users, and will increase operating efficiencies and decrease postal fraud for the U.S. Postal Service by including a unique digital signature on each digital stamp.

   We have focused on forming marketing and distribution relationships with industry leaders in order to quickly build our brand awareness with small business, small office and home office users and to accelerate the adoption of our Internet postage service. Our marketing and distribution relationships include the following:

  . Microsoft, which is also one of our equity investors, has selected us as a nonexclusive online postage provider for its Microsoft Office Update Web site and has agreed to promote our Internet postage service on the Microsoft Network;

  . Yahoo! has chosen us to be its exclusive Internet postage merchant within the Yahoo! Postal Center;

  . Excite@Home, which is also one of our equity investors, has entered into a binding letter of intent to establish us as a nonexclusive Internet postage provider on its @Work Web site;

  . America Online has agreed to include us as a nonexclusive tenant in its new Postage Services Center; and

  . eBay has agreed to exclusively promote our service on its Web site.

   In addition, we have developed marketing or distribution relationships with Compaq, Francotyp-Postalia, Avery Dennison, Sunbeam Corp.'s Pelouze Scale Co. division, Tension Envelope, EarthLink, Intuit and Dymo-Costar. A number of these third parties are still in the process of establishing the marketing, promotional and distribution activities for our service called for under our agreements with them. Failure to achieve these efforts in a timely and successful manner would limit their usefulness in promoting adoption of our service. We expect to enter into additional marketing and distribution relationships as our business grows and we expand our portfolio of products and services.

We Are At An Early Stage of Commercialization, Have A Large Accumulated Deficit And Expect To Incur Continuing Losses

   We have a very limited operating history and only began offering our Internet postage service on a commercial basis on August 9, 1999. Through September 30, 1999, we had generated revenues of $358,000 and had an accumulated deficit of $54.2 million. We have incurred increasing losses and had an operating loss for the nine month period ended September 30, 1999 of $27.9 million. We expect to continue to incur net losses for the foreseeable future and may never achieve profitable operations. The market for Internet postage has not yet developed and we cannot assure you that it will develop or that, if it develops, customers will use our service.

Our Market Opportunity

   In an effort to enhance customer satisfaction, provide convenient postal services, leverage users' existing investments in computer hardware and software and improve access to the small business, small office and home office market, the U.S. Postal Service developed the Information Based Indicia Program. This program is designed to authorize third party vendors to sell products or services that enable users to print postage, also referred to as digital stamps, from a personal computer using ordinary laser or inkjet printers. This new form of postage provides an opportunity to access the U.S. postage market, which represented $60 billion in 1998. Of this amount, $38 billion was represented by postage stamps and postage meters, which are primarily used for first class, priority and express mail, which is the target market for Internet postage. Keenan Vision, an independent research firm, estimates that the market for first class, priority and express mail will grow to $46 billion by the year 2002.

   The emergence of Internet postage has created an attractive channel for the sale of postage to small business, small office and home office users currently underserved by existing products and services. According to International Data Corporation, there were 44.6 million small business, small office and home office users in the U.S. in 1998, which is expected to grow to 57.6 million by 2002. In terms of postage usage, small business, small office and home office users generally conduct an essential part of their communications with suppliers and customers through the postal system. Nevertheless, few small business, small office and home office users use postage meters to automate the mailing process. In addition, small business, small office and home office users are increasingly adopting the Internet to improve their business processes.

Our Growth Strategy

   Our objective is to be the leading provider of Internet postage services. Key elements of our growth strategy include:

  . Entering into marketing and distribution relationships with industry leaders to quickly acquire customers, build brand recognition and accelerate adoption of our Internet postage service.

  . Initially focusing on the large and growing small business, small office and home office market.

  . Building and promoting our brand through a variety of marketing and promotional techniques and including our logo and Web site address on each digital stamp.

  . Leveraging our technology platform and expertise to develop a family of Internet postage services including a server-based service and an intranet based service to address other market segments.

  . Pursuing multiple and recurring revenue streams by capitalizing on our expertise in secure payment processing and the printing of authenticated documents to offer other products and services that could be purchased online and printed from the desktop, such as tickets and gift certificates.

  . Pursuing international Internet postage opportunities.

                              The Rescission Offer

 Common stock subject to
  rescission offer................  5,687,279 shares
 Common stock outstanding ........  39,103,475 shares


 Nasdaq National Market symbol....  ESTM

   Unless otherwise indicated, this prospectus reflects the conversion of our outstanding preferred stock into common stock which occurred upon our initial public offering and reflects our October 1999 stock dividend of one share of common stock on each four shares of our outstanding common stock. In addition, all share numbers in this prospectus assume that no stockholder receiving the rescission offer exercises its right to rescind.

                                ----------------

   The number of shares of common stock outstanding is based on shares outstanding as of December 31, 1999. This number excludes:

  . 1,801,994 shares of common stock reserved for future issuance under our stock option, director stock option and employee stock purchase plans;

  . 2,261,182 shares of common stock subject to outstanding options; and

  . 48,497 shares of common stock issuable upon the exercise of outstanding warrants.

                         Summary Financial Information
                     (In thousands, except per share data)

   The following table summarizes our financial data. The weighted average shares used in calculating our pro forma net loss per share data includes the automatic conversion of all outstanding shares of our convertible preferred stock into shares of our common stock which occurred upon the closing of our initial public offering.

                                                               Nine Months
                                                             Ended September
                                 Year Ended December 31,           30,
                                 --------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                                               (unaudited)
Statement of Operations Data:
  Net revenues.................. $   --   $   --   $    --   $   --   $    358
  Operating loss ...............  (6,575)  (7,821)  (11,080)  (7,422)  (27,920)
  Net loss......................  (6,339)  (7,678)  (10,710)  (7,201)  (27,573)
  Accretion on redeemable
   convertible
   preferred stock .............     --      (196)   (1,383)    (747)   (1,899)
  Net loss attributable to
   common stockholders.......... $(6,339) $(7,874) $(12,093) $(7,948) $(29,472)
  Net loss per common share:
    Basic and diluted........... $ (0.51) $ (0.61) $  (0.92) $ (0.58) $  (2.21)
    Weighted average shares.....  12,543   12,966    13,075   13,647    13,336
  Pro forma net loss per
   share:.......................
    Basic and diluted
     (unaudited)................                   $  (0.57) $ (0.39) $  (1.23)
    Weighted average shares
     (unaudited)................                     18,753   18,384    22,373

   The following table summarizes our balance sheet data. The pro forma data reflects the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock which occurred upon the closing of our initial public offering and the sale of 8,050,000 shares of common stock in our initial public offering at an initial public offering price of $17.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

                                                                   As of
                                                               September 30,
                                                                   1999
                                                             ------------------
                                                                         Pro
                                                              Actual    Forma
                                                                (unaudited)
Balance Sheet Data:
  Cash and cash equivalents................................. $ 22,546  $148,846
  Working capital...........................................   21,892   148,192
  Total assets..............................................   29,433   155,733
  Capital lease obligations, net of current portion.........      --        --
  Common stock subject to rescission........................    2,801     2,801
  Redeemable convertible preferred stock....................   54,299       --
  Total stockholders' equity (deficit)......................  (33,533)  147,066

                              OUR RESCISSION OFFER

Background

   From August 26, 1996 through October 14, 1999:

    . we issued 5,392,359 shares of our common stock upon the exercise of options under our 1996 Stock Option and Restricted Stock Plan at exercise prices ranging from $0.20 to $8.00 per share;

    . we issued 107,420 shares of our common stock upon the exercise of options under our 1999 Stock Plan at exercise prices of $6.88 per share; and

    . we granted 187,500 shares of our common stock as stock bonuses under our 1999 Stock Plan.

   These stock issuances were not exempt from registration or qualification under federal and California state securities laws as discussed below. As a result, we failed to comply with the registration requirements of federal and California state securities laws because we did not register or qualify these stock issuances under either federal or California state securities laws. We used the proceeds from these sales for general corporate purposes.

   Because of the frequency and number of sales, including the number of persons who received offers and purchased shares, the federal private placement exemption under the Securities Act of 1933 was not available for these stock issuances. We were also unable to rely upon the federal exemption provided by Rule 701 of the Securities Act of 1933 for these stock issuances because the amount of securities sold exceeds the limits set forth in Rule 701. Generally, the statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year. Accordingly, the shares that were purchased pursuant to option exercises during the prior 12 months and before the effectiveness of our registration statement on Form S-8 filed on October 14, 1999 are subject to rescission under federal securities laws.

   Stock issuances under our 1996 Stock Option and Restricted Stock Plan and our 1999 Stock Plan also failed to meet the qualification requirements of California state securities laws. We were unable to rely on the exemption provided by Section 25102(f) of the California Corporation Code because these shares were issued to more than 35 persons in a 12 month period. We were unable to rely on the exemption provided by Section 25102(o) of the California Corporation Code because the required filing under that section was not made. Generally, the statute of limitations for noncompliance with California blue sky laws is three years. Accordingly, the shares that were purchased pursuant to exercises during the prior 3 years of options granted before the effectiveness of our registration statement on Form S-8 filed on October 14, 1999 are subject to rescission under California state securities laws.

Rescission Offer and Price

   Because the stock issuances discussed above failed to comply with federal and California state securities laws, we may have incurred a contingent liability of approximately $5.7 million plus interest with respect to these shares because persons who purchased such shares may have a claim against us for the purchase price of those shares plus interest from the date of purchase. Accordingly, we are offering to rescind the sales of the 5,687,279 shares purchased under our 1996 Stock Option and Restricted Stock Plan and our 1999 Stock Plan prior to the effectiveness of our registration statement on Form S-8 filed on October 14, 1999. Our rescission offer is not a waiver by us of any applicable statutes of limitations.

   If you accept our rescission offer, we will repurchase the stock you hold that is subject to the rescission offer at the price per share you paid to us plus an amount equal to the interest thereon at the appropriate statutory rate
per annum from the date of purchase by you to         , 2000, the expiration
date of the rescission offer. The legal rate of interest for the repurchase of the shares subject to our rescission offer is 7 percent in California.

   While no assurance can be given as to the level at which the common stock will trade in the future, on February 1, 2000, the last reported sale price of our common stock on The Nasdaq National Market was $17.6875 per share. The range of closing prices, as quoted on The Nasdaq National Market, from October 8, 1999 to February1, 2000 has been $17.00 to $39.25.

Acceptance

   You may accept our rescission offer, either in whole or in part by:

  . completing and signing the election form accompanying this prospectus, a form of which is attached hereto as Exhibit A; and

  . delivering the certificates representing the shares being repurchased to
    us on or before the close of business on        , 2000.

   All acceptances of the rescission offer will be deemed to be effective on the expiration date of the rescission offer. Unless you accept the rescission offer before the expiration date, your right to accept the rescission offer will terminate. You can revoke your acceptance or rejection of our rescission offer prior to the expiration date. You can do this by completing and submitting a new election form that is received by us prior to the expiration date.

   Payment for securities as to which the rescission offer has been accepted will be made within five business days after the expiration date.

Other Terms and Conditions

   We have not retained nor do we intend to retain any person to make solicitations or recommendations to you in connection with our rescission offer.

   Unless extended by us, our rescission offer will expire at 5:00 p.m.,
Pacific standard time,            , 2000, 30 days after the effective date of
this prospectus.

   If an election fully completed and executed in pertinent part is not received by the expiration date from those persons actually receiving notice of the rescission offer through this prospectus, the rescission offer will be deemed to have been rejected by such offerees.

   Neither we nor our officers or directors may make any recommendations to you with respect to our rescission offer. We urge you to read this prospectus carefully and to make an independent evaluation with respect to the rescission offer.

   If you decide to accept our rescission offer and intend to use the mail to return your stock certificates to us, we recommend that you use insured registered mail, return receipt requested.

Effect of Rescission Offer

   Our securities counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, has advised us that the rescission offer will have the following effects. It is unclear whether the rescission offer will terminate our liability, if any, for failure to register the issuance of the shares that are subject to the rescission offer with the Securities and Exchange Commission under the Securities Act of 1933. The staff of the Securities and Exchange Commission takes the position that a person's federal right of rescission may survive the rescission offer. Generally, the statute of limitation for non-compliance with the requirement to register securities under the Securities Act of 1933 is one year. The above discussion does not relate to the antifraud provisions of applicable securities laws or rights under common law or equity.

   The shares subject to the rescission offer held by persons who choose not to accept the rescission offer will, for purposes of applicable federal and state securities law, be registered securities as of the expiration date of the rescission offer and, unless held by persons who may be deemed to be "affiliates" of us, will be freely tradable in the public market at such time subject to the vesting rights under any stock restriction agreement with us and any resale restrictions under lock-up agreements with the underwriters for our initial public offering. Those shares held by our affiliates will be subject to certain restrictions on resale provided in Rule 144 under the Securities Act of 1933.

Funding of the Rescission Offer

   We will fund any payments required under our rescission offer from a portion of the net proceeds of our recent initial public offering.

Material Federal Income Tax Considerations

   The following discussion summarizes the material federal income tax considerations relevant to E-Stamp stockholders who hold shares that are subject to the rescission offer. We do not discuss all income tax considerations that may be relevant to particular E-Stamp stockholders in light of their individual circumstances, such as stockholders who are foreign persons, stockholders who are not individuals, or stockholders subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended. In addition, we do not address the tax consequences of the rescission offer to persons holding shares that are subject to hedging, conversion, or constructive sale transactions, or whose tax year is other than a calendar year. Finally, we do not address any foreign, state or local tax considerations. ACCORDINGLY, E-STAMP STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RESCISSION OFFER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE RESCISSION OFFER.

   For United States federal income taxation purposes, the rescission offer is intended to constitute a taxable redemption of shares for an amount of cash equal to the amount paid for such shares, plus interest on the original purchase price of such shares. However, the law applicable to the rescission offer is unclear and we have not received an opinion of counsel or a ruling from the Internal Revenue Service to that effect. Thus, the IRS is not precluded from successfully asserting a contrary position or otherwise recharacterizing the transaction in whole or in part. For example, the IRS may characterize our rescission offer as the return of the original purchase price, which would be nontaxable, plus the payment of interest which would be taxable as ordinary income.

   Assuming that our treatment of the rescission offer as a taxable redemption is correct, the amount and character of gain or loss recognized by an E-Stamp stockholder who accepts the rescission offer will depend upon whether the shares held by such stockholder were acquired pursuant to the exercise of an incentive stock option, the exercise of a nonstatutory stock option, or a restricted stock plan.

   Incentive Stock Option. There are no tax consequences to an E-Stamp employee when an incentive stock option is either granted or exercised. The taxable event for the compensatory benefit received from an incentive stock option will arise upon the sale of the stock which was received upon the exercise of the incentive stock option. The gain from such sale is treated as capital gain unless the sale occurs within either two years after the grant of the incentive stock option or within one year after the exercise of the incentive stock option, referred to as the holding period. An E-Stamp stockholder who accepts the rescission offer prior to the expiration of the holding period must include any income attributable to the sale in the tax year which includes the expiration date of the rescission offer. No amount is treated as income for any other tax year other than the tax year in which the sale occurs. Of the gain realized on the rescission offer, the E-Stamp stockholder must include as ordinary income the lesser of (1) the fair market value of the option stock on the date of exercise, minus the option price, or (2) the amount realized on the disposition of the stock, minus the option price. Presumably, any gain in excess of this amount can be treated as capital gain. If a sale pursuant to the rescission offer would trigger an allowable loss, then the amount includible in income cannot exceed the excess, if any, of the amount realized on the sale, minus the E-Stamp stockholder's adjusted basis in the stock.

   If an E-Stamp stockholder sells shares acquired upon the exercise of an incentive stock option after the expiration of the holding period, the redemption rules of Section 302 of the Internal Revenue Code should apply to determine whether such stockholder recognizes capital gain, capital loss, or dividend income. Under Section 302 of the Internal Revenue Code, a redemption of shares will be treated as a sale or exchange, and the character of any gain or loss will be treated as a capital gain or loss, if:

  . It results in a "complete redemption" of the stockholder's interest in E-
    Stamp under Section 302(b)(3) of the Internal Revenue Code, which would occur if either (1) all of the shares actually and constructively owned by such stockholder are sold pursuant to the rescission offer or (2) all of the shares actually owned by a stockholder are sold pursuant to the rescission offer and the stockholder is eligible to waive and effectively waives constructive ownership of shares under procedures described in
    Section 302(c) of the Internal Revenue Code; or

  . It is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) of the Internal Revenue Code, which would occur if (1) the percentage of our voting stock owned by the stockholder immediately after the repurchase, taking into account all shares purchased by us pursuant to the rescission offer, equals less than 80 percent of the percentage of our voting stock owned by such stockholder immediately before the repurchase and (2) such stockholder after the repurchase owns less than 50 percent of the total combined voting power of all classes of our stock entitled to vote; or

  . It is not "essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Internal Revenue Code which would occur if, in light of the stockholder's individual circumstances, including his relative interest in E-Stamp, his sale of shares pursuant to the rescission offer results in a "meaningful reduction" of his interest in E-Stamp, after giving effect to, and thus treating as not outstanding, shares sold by all stockholders pursuant to the rescission offer. This test may be satisfied irrespective of the stockholder's failure to satisfy the complete redemption and substantially disproportionate tests.

   In determining whether any of the redemption tests are satisfied, a shareholder must take into account not only shares that are actually owned but also shares that are constructively owned within the meaning of Section 318 of the Internal Revenue Code. Under Section 318 of the Internal Revenue Code, a stockholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and shares that he has the right to acquire by the exercise of an option, warrant, or a conversion right. Contemporaneous or related transactions in stock or stock rights of E-Stamp also may affect the redemption tests.

   The redemption tests are applied on a stockholder-by-stockholder basis. If a repurchase does not satisfy any of the redemption tests, we will treat the payment of the proceeds from the sale as a dividend distribution. Because the redemption tests are applied independently to each stockholder, it is possible that some persons accepting the rescission offer will be subject to dividend treatment and others will receive capital gain treatment. Because the application of the redemption tests is applied on a stockholder-by-stockholder basis, we urge you to consult your own advisors in connection with the possible U.S. federal income tax treatment that may apply to your particular case.

   If the acceptance of the rescission offer fails to qualify as a redemption, then the gross proceeds of such transaction will be characterized as a dividend distribution taxable at ordinary income tax rates to the extent of our accumulated and current earnings and profits, on a pro rata basis with other stockholders whose sales fail to so qualify; any excess will be treated as a return of capital and then as a gain from a sale or exchange.

   A stockholder who receives proceeds that are taxed as a dividend generally should be able to transfer the unrecovered tax basis in the shares sold to any retained, and possible constructive, stock interest in E-Stamp.

   Any gain, other than dividend income, or loss recognized in a sale generally should be capital gain or loss to a holder who holds his shares as capital assets.

   Nonstatutory Stock Option and Restricted Stock. If an E-Stamp stockholder acquires E-stamp shares pursuant to the exercise of a nonstatutory stock option, or if such shares are granted to such stockholder outright, and where in either situation (i) Section 83 of the Internal Revenue Code, relating to restricted property applies to the acquisition of such shares, and (ii) such shares are not, or are no longer, subject to any restrictions, other than restrictions which will never lapse, or the stockholder has made a valid election under Section 83(b) of the Code to include the value of such shares in gross income for the year of transfer, then the redemption rules of Section 302 of the Internal Revenue Code discussed above should apply to determine whether such stockholder recognizes capital gain, capital loss, or dividend income if he accepts the rescission offer. Under Section 83 of the Internal Revenue Code, if stock is transferred to an E-Stamp stockholder without forfeiture or transferability restrictions or a Section 83(b) election is made, the compensation element of the transaction is closed and the E-Stamp stockholder is viewed as an investor in the stock for tax purposes from that point in time. Accordingly, Section 302 of the Internal Revenue Code should apply if such E-Stamp stockholder accepts the rescission offer.

   Alternatively, stock subject to the rescission offer may still be subject to restrictions recognized by Section 83 of the Internal Revenue Code. Notwithstanding these restrictions, an E-Stamp stockholder may be able to accept the rescission offer. Although the issue is not free from doubt, in this situation the amount received pursuant to the rescission offer should be treated as compensation, i.e., ordinary, income.

   THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE RESCISSION OFFER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, E-STAMP STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RESCISSION OFFER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                                  RISK FACTORS

   You should carefully consider the risks described below before deciding to accept or reject our rescission offer.

We have a limited operating history with a history of losses, only began offering our Internet postage service on a commercial basis in August 1999, expect to incur losses in the future, and may never achieve profitability.

   We have a very limited operating history. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. We cannot be certain that we will achieve profitability or, if achieved, that we will be able to sustain or increase profitability on a quarterly or annual basis. As of September 30, 1999, we had generated only nominal revenues of $358,000 and had an accumulated deficit of $54.2 million. We have incurred increasing losses and had an operating loss for the nine month period ended September 30, 1999 of $27.9 million. We have not achieved profitability and expect to continue to incur net losses for the foreseeable future. We expect to incur increasing sales and marketing, research and development and administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability.

The success of our business will depend upon acceptance by customers of our Internet postage service.

   We expect that our Internet postage service will generate a substantial portion, if not all, of our near-term future revenues. As a result, we depend on the commercial acceptance of our Internet postage service. If we fail to successfully gain commercial acceptance of our Internet postage service, we will be unable to generate significant revenues. The market for Internet postage has not developed, and we cannot assure you that it will develop. We cannot predict the extent to which users will be willing to use the Internet to purchase postage rather than using traditional methods. To the extent users choose to purchase postage over the Internet, we cannot be certain that these customers will use our service.

Intellectual property infringement claims, including claims asserted by Pitney Bowes against us, could prevent or hinder our ability to sell Internet postage.

   We face the risk that other parties' intellectual property positions will impair successful development of the Internet postage market or our ability to effectively participate in it. Pitney Bowes filed a patent infringement lawsuit against us in U.S. District Court in June 1999. The suit alleges infringement of seven patents owned by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction, attorneys' fees and other unspecified damages. On July 30, 1999, we filed our answer to Pitney Bowes' complaint. Pendency of the litigation can be expected to result in significant expenses to us and the diversion of management time and other resources, the extent of which cannot be quantified with any reasonable accuracy given the early stage of this litigation. If Pitney Bowes is successful in its claims against us, then we may be hindered or even prevented from competing in the Internet postage market and our operations would be severely harmed. The Pitney Bowes suit could result in limitations on how we implement our services, delays and costs associated with redesigning our services and payments of license fees and other monies. An injunction obtained by Pitney Bowes could eliminate our ability to market critical products or services.

Pitney Bowes may be unwilling to discuss licensing or cross-licensing arrangements with us, which could adversely impact our ability to compete in the market for Internet postage products and services.

   Although we and Pitney Bowes, prior to filing of the current litigation, had been in discussions regarding cross-licensing a number of our patents and Pitney Bowes' patents, some of which are identified in Pitney Bowes' complaint, we cannot predict whether these discussions will recommence in the future or the impact of Pitney Bowes' intellectual property claims on our business or the Internet postage market. Since commencement of the litigation, we have not had discussions with Pitney Bowes regarding licensing or cross-licensing arrangements nor do we have information concerning Pitney Bowes' present willingness to engage in discussions.

If the U.S. Postal Service discontinues Internet postage as an approved postage method because of counterfeiting or other issues or revokes approval of our Internet postage service, our business will fail.

   We continue to be subject to U.S. Postal Service scrutiny and other government regulations. The U.S. Postal Service could discontinue Internet postage as an approved postage method because of counterfeiting of Internet postage, security or other issues, in which case our business would fail. Further, if we are unable to successfully complete subsequent evaluations by the U.S. Postal Service, to adapt our Internet postage service to any new requirements or specifications or to provide adequate security, the U.S. Postal Service could revoke its approval of our Internet postage service, in which case our business would fail.

The commercial roll-out of our Internet postage service is currently limited to 100,000 customers and the U.S. Postal Service could continue to require periodic reviews before authorizing greater numbers of customers.

   Under the Information Based Indicia Program, the commercial roll-out of our Internet postage service is currently limited to 100,000 customers. The U.S. Postal Service will evaluate our service when we obtain approximately 100,000 customers. If we do not successfully complete this evaluation, the U.S. Postal Service could delay or even prevent use of our Internet postage service by more than 100,000 customers. The U.S. Postal Service could continue to require additional periodic reviews before authorizing greater numbers of customers. Any such delay in our ability to expand our customer base would result in loss of revenue and could harm our ability to build our brand and obtain market acceptance of our Internet postage service.

We cannot be certain that we will be able to continue to satisfy existing, new or changed U.S. Postal Service regulations in the future, and if we are not able to do so our ability to distribute our Internet postage service would be adversely affected.

   If we encounter difficulties with continuing compliance with U.S. Postal Service regulations, our ability to distribute or extend the distribution of our Internet postage service could be adversely affected. U.S. Postal Service regulations may require that our personnel with access to postal information or resources obtain security clearances. These regulations may cause delays or disruptions in our business if our personnel cannot receive necessary security clearances in a timely manner, or at all, and may limit our ability to hire necessary personnel. Any other change in the current or future regulatory environment could have an adverse impact on our business and could harm our operating results and profitability.

Our Internet postage hardware device may interfere with the operation of some printers, which may decrease adoption of our Internet postage service and which has in the past resulted in, and may in the future result in, product returns.

   Our secure Internet postage device in some cases interferes with the operation of multifunction printers, which combine printing, faxing, copying and scanning functions and bi-directional printers and is generally unable to print postage on these types of printers. We believe a significant number of our product returns to date may have been prompted by this incompatibility. If we are unable to successfully modify our secure Internet postage device or software to solve these issues, it will severely harm our ability to market our Internet postage service to users of multifunctional and bi-directional printers.

If we cannot successfully manage the commercial availability of our Internet postage service, our ability to attract and retain customers will be harmed.

   Our reputation and our ability to attract, retain and provide services to our customers depend upon the reliable performance of our Web site, network infrastructure and transaction-processing systems. If we are unable at any time to provide our customers with our Internet postage service in a satisfactory manner, our customers may become dissatisfied and could cease using our Internet postage service. We have very limited experience conducting marketing campaigns, and we may fail to generate significant interest in our Internet postage service. On the other hand, if we generate extensive interest in our service, we cannot assure you that we will be able to effectively manage commercial availability of our Internet postage service due to the strains this demand will place on our Web site, network infrastructure and our transaction-processing systems.

If we are unable to maintain and develop our marketing and distribution relationships, our Internet postage service may not achieve commercial acceptance.

   We have established marketing and distribution relationships with a limited number of third parties. We rely heavily upon these relationships to build our E-Stamp brand and to accelerate the adoption of our Internet postage service. We have limited experience in establishing and maintaining these relationships. If we are unable to successfully maintain our existing relationships or to establish new relationships, our Internet postage service may not achieve commercial acceptance. In addition, a number of these third parties are still in the process of establishing the marketing, promotional and distribution activities for our service called for under our agreements with them. We cannot assure you that these efforts will be achieved in a timely and successful manner and this would limit their usefulness in promoting adoption of our service.

If we do not achieve broad brand recognition, our ability to attract customers will suffer dramatically.

   We must quickly build our E-Stamp brand to gain market acceptance for our service. If we fail to gain market acceptance for our Internet postage service, our ability to attract customers will suffer dramatically. We believe it is imperative to our long term success that we obtain significant acceptance of our service. We cannot be certain that we will have sufficient resources to build our brand and achieve commercial acceptance of our service. To establish our brand awareness, we must invest substantial resources to develop our products, pursue marketing and distribution relationships, implement marketing initiatives, and provide a high quality experience to our users.

Subsequent Internet postage services, if successfully developed by us, will require additional U.S. Postal Service approvals that may delay their commercial introduction.

   We have not begun the U.S. Postal Service approval process for future services we have under development, including our server-based service. Our current Internet postage service took approximately 18 months to complete the beta test portion of the U.S. Postal Service's approval process. We cannot assure you of the duration of the approval process for our server-based or any subsequent service, or that these services will ever be approved by the U.S. Postal Service. Further, we cannot assure you that we will be able to successfully develop our future services in a timely manner or at all. Failure to timely receive U.S. Postal Service approval for our server-based service or subsequent services could limit our ability to successfully grow our business.

We have experienced significant growth in our expenses and operations in recent periods, and any failure to manage this growth could damage our ability to obtain market acceptance for our Internet postage service.

   Our ability to successfully offer our Internet postage service and implement our business plan requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations and have experienced, and expect to continue to experience, significant growth in our expenses and operations. If we are unable to manage growth effectively or experience disruptions during our expansion, our ability to market and extend distribution of our Internet postage service and our ability to develop future services will be seriously harmed. To manage the expected growth of operations and personnel, we will need to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base and to expand our finance, administrative and operations staff. Our current expansion has placed, and we expect our future expansion to continue to place, a significant strain on our managerial, operational and financial resources. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations.

If the sole supplier of our Internet postage hardware device is unable to timely meet our commercial supply needs, our ability to expand our customer base will be severely limited and we will lose revenue.

   Dallas Semiconductor Corporation is the single source of supply for our secure Internet postage device. We do not have a guaranteed supply arrangement with Dallas Semiconductor, and we order such devices on a purchase order basis. Any difficulties encountered by our sole supplier that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis would hurt our reputation and result in loss of revenue. If we cannot obtain an adequate supply of our Internet postage device, we will be unable to timely deliver our Internet postage device to customers and, without the device, customers would be unable to purchase postage using our Internet postage service. Neither we nor our supplier maintain an extensive inventory of our Internet postage device. We cannot assure you that our supplier will timely meet our commercial supply needs or that alternative suppliers will be available in the future. We have not qualified any alternative sources for the supply of our secure Internet postage device.

System failures could harm our reputation, result in loss of revenue and substantially and adversely affect our ability to attract or retain customers.

   Our business and reputation with customers depend upon the efficient and uninterrupted operation of our Web site, processing systems and network infrastructure, including critical portions of this infrastructure that are hosted by third parties, for registration of new customers and processing of Internet postage transactions. In addition, our service depends upon continuous operation of the U.S. Postal Service's secure postage accounting vault for our customers to purchase postage. We have experienced system failure for short periods of up to four hours during initial commercial launch of our service and we may suffer additional interruptions in our service. Problems or system failures at either our location or third party locations could result in interruptions in our service. Unscheduled downtime of our service may result in loss of revenue and if these system failures persist, our business, reputation and brand could be severely harmed. We cannot assure you that we will be able to timely expand our systems infrastructure to support growth in traffic from our customers.

Our systems and those hosted by third parties are vulnerable to damage or interruption which could harm our reputation and result in a loss of revenue.

   Our systems and those hosted by third parties are vulnerable to damage or interruption as a result of fire, flood, power loss, telecommunications failure, software errors or bugs, hardware failures or computer viruses, computer hacking and other acts of misconduct, earthquakes and similar events. Our postage processing systems are located in Northern California, a seismically active region. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, problems or system failures at our third party hosted facilities could result in interruptions in our service which could injure our reputation and cause us to lose revenue.

The inability to expand our system's capacity may limit our growth.

   Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to timely accommodate increased Web site traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support and impaired quality of the user's experience on our service and delays in reporting accurate financial information. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

If we are unable to provide new features or functionality to our technology, transaction processing systems or network infrastructure, our growth may be limited.

   Our failure to provide new features or functionality to our technology, transaction processing systems or network infrastructure could adversely affect demand for our Internet postage service, which would harm or limit our ability to expand our business.

We rely heavily upon third parties to market and distribute our Internet postage service to customers.

   We rely upon third parties to market and distribute our Internet postage service. We cannot assure you that we will be able to develop and maintain satisfactory relationships with such parties on acceptable commercial terms, if at all, or that we will be able to obtain adequate distribution channels for our service. Our marketing and distribution relationships with third parties, which include providing links to our website and distributing our product through bundling arrangements, may not generate significant traffic on our website or otherwise generate significant interest in our service. We cannot assure you that office supply, computer or other retailers will carry our product or devote sufficient marketing, shelf space or other resources to it. If we are unable to provide an adequate distribution channel for our Internet postage service, customers will have difficulty purchasing our product through retail channels which would severely harm our ability to grow our business. We depend upon the U.S. Postal Service and other delivery services for the delivery of our secure postage device. Strikes or other service interruptions affecting delivery services used by us would have a material adverse effect on our ability to deliver our Internet postage service to our customers.

The Internet postage market is highly competitive and we may be unable to compete successfully against new entrants and established industry competitors with significantly greater financial resources.

   The market for Internet postage products and services is new, rapidly evolving and intensely competitive. We expect that our primary competitors will include traditional providers of postage products and services, including Pitney Bowes and Neopost, that have longer operating histories, larger customer bases, greater brand recognition, greater financial, marketing, service, support, technical, intellectual property and other resources than us. We will also compete with providers of traditional postage products and delivery services, such as the U.S. Postal Service, Federal Express and United Parcel Service. In addition to providers of traditional postage products and services, we compete with three other Information Based Indicia Program vendors, Neopost, Pitney Bowes and Stamps.com, who have all initiated the certification process with the U.S. Postal Service. Only one of these, Stamps.com, has been approved for commercial release by the U.S. Postal Service to date. Many of our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. This increased competition may result in reduced operating margins, loss of market share and a diminished brand recognition.

A breach of our online security would harm our reputation and could interrupt service to our customers.

   A fundamental requirement to conduct electronic commerce is the secure transmission of information over public networks. We rely on encryption and authentication technology to provide the security necessary for transmission of postage and other confidential information. Any breach of these security measures would severely impact our reputation and would likely result in the loss of customers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms we use to protect customer transaction data. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information. Accordingly, we may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach.

If we are unable to successfully protect our intellectual property, our competitive position will be harmed.

   We rely on a combination of patent, trademark, service mark, copyright and trade secret laws, contractual restrictions on disclosure and transferring title and other methods in an effort to establish and protect proprietary rights in our services, know-how and information. If our patents or other intellectual property fail to protect our technology, our competitive position could be harmed. In addition, third parties may develop alternative technologies or products that do not infringe on any of our patents or other intellectual property. Steps taken to protect our intellectual property may not be sufficient to prevent misappropriation of technology or deter independent third party development of similar technologies. Additionally, the laws of foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States.

Continued adoption of the Internet as a method of conducting business is necessary for our future growth.

   The failure of the Internet to continue to develop as a medium for the purchase of goods and services would adversely affect the willingness or ability of users to use the Internet to purchase postage. Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. A decline in the growth of the Internet could decrease demand for our services and increase our cost of doing business. We cannot assure you that the Internet will continue to be widely accepted and adopted for purchasing goods and services.

Failure to expand Internet infrastructure could limit our future growth.

   The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet's infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Web usage, including usage of our Web site to purchase Internet postage, could grow more slowly or decline. Our ability to increase the speed and scope of our services to users is ultimately limited by and dependent upon the speed and reliability of the Internet.

Our quarterly results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations.

   Since August 1999, we have generated only nominal revenues from our operations. Accordingly, we have little basis upon which to predict future operating results. We expect that our revenues, margins and operating results will fluctuate significantly due to a variety of factors. Factors affecting our quarterly results include:

  . the costs of our marketing programs to establish the E-Stamp brand name and generate market demand for our Internet postage service;

  . timing of the commercial release of additional Internet postage services developed by us, which depends in part on the timing of U.S. Postal Service approval for any such services;

  . the number, timing and significance of new products or services introduced by our competitors, which are outside our control;

  .  the level of service and price competition;

  .  changes in our operating expenses as we expand operations; and

  .  general economic factors, which are outside our control.

   Timing of commercial release of new products or services by us and our competitors and general economic factors will also affect our long-term financial results. Substantially all of our operating expenses are related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues. If our expenses precede increased revenues, both gross margins and results of operations could be harmed because of increased costs and expenses in the short term. Due to the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations will be below public expectations. In this event, the market price of our common stock is likely to fall.

We depend on key personnel and attracting qualified employees for our future success.

   Our success depends to a significant degree upon the continued contributions of our executive management team and other senior level financial, technical, marketing and sales personnel. Our key employees consist of Robert H. Ewald, our President and Chief Executive Officer, Nicole Eagan, our Senior Vice President, Marketing and Sales, and Anthony H. Lewis, Jr., our Vice President and Chief Financial Officer. The loss of the services of any of these key employees or other members of our senior management team could have a material adverse effect on our business and results of operations. We anticipate that the number of our employees may increase significantly during the current year as we increase our research and development activities and sales and marketing efforts. Our success depends upon our ability to attract and retain additional highly qualified senior management and technical, sales and marketing personnel to support planned growth of our operations. Competition for qualified employees is intense, particularly in the Internet and high technology industries. The process of locating and hiring personnel with the combination of skills and attributes required to carry out our strategy is time-consuming and costly. The loss of key personnel or our inability to attract additional qualified personnel to supplement or, if necessary, to replace existing personnel, could have a material adverse effect on our business and results of operations.

Rapid technological change may make our Internet postage service obsolete or cause us to incur substantial costs to adapt to these changes.

   The use of the Internet for the purchase and sale of goods and services is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to these rapid changes by continually improving the performance, features and reliability of our products and services, and to develop new products and services, or else our products and services may become noncompetitive or obsolete. We also could incur substantial costs to modify our service or infrastructure and to develop new products and services, in order to adapt to these changes. Our business, operating results and financial condition could be harmed if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

We may be unable to effectively manage any future acquisitions of new or complementary businesses, products or technology.

   We may pursue the acquisition of new or complementary businesses, including individual products or technologies, in an effort to enter into new markets, diversify our sources of revenue and expand our services. At present, we have no commitments or agreements and are not currently engaged in discussions for any material acquisitions or investments. To the extent we pursue new or complementary businesses, we may not be able to expand our services and related operations in a cost-effective or timely manner. We may experience increased costs, delays and diversions of management's attention when integrating any new businesses. We may lose key personnel from our operations or those of any acquired business. Furthermore, any new business or service we launch that is not favorably received by users could damage our reputation and brand name. We also cannot be certain that we will generate satisfactory revenues from any expanded services to offset related costs. Any expansion of our operations would also require significant additional expenses, and these efforts may strain our management, financial and operational resources. Additionally, future acquisitions may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, and the amortization of expenses related to goodwill and other intangible assets, all of which could harm our business, financial condition and operating results.

Internet postage cannot currently be used internationally which may limit our future growth.

   At present, Internet postage approved by the U.S. Postal Service can only be used to send mail from one United States address to another. Unless and until foreign postal authorities create a certification process and recognize information-based indicia postage, our Internet postage service will not be able to address foreign markets which may limit our future growth. Efforts in Europe and other foreign markets related to adoption of Internet postage are at a very preliminary stage. We cannot assure you that foreign postal authorities will adopt policies and processes for Internet postage that are compatible with those approved by the U.S. Postal Service on a timely basis or at all.

If we market our services internationally, regulation by international agencies could disrupt our operations.

   If foreign postal authorities in the future accept postage generated by our services and if we obtain the necessary foreign certification or approvals, we would be subject to ongoing regulation by international governments and agencies. If we achieve significant international acceptance of our services, our business activities will be subject to a variety of potential risks, including the adoption of laws and regulatory requirements, political and economic conditions, difficulties protecting our intellectual property rights and actions by third parties that would restrict or eliminate our ability to do business in some jurisdictions. If we begin to transact business in foreign currencies, we will become subject to the risks attendant to transacting in foreign currencies, including the potential adverse effects of exchange rate fluctuations.

We may need additional capital and failure to obtain such capital could harm our ability to market our Internet postage service and to develop future services.

   We require substantial working capital to fund our business. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. We currently anticipate that our available funds, which include the net proceeds of our recent public offering, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. The estimate of the time period during which these proceeds will be sufficient is a forward-looking statement that is subject to risks and uncertainties. Our actual funding requirements may differ materially from this as a result of the number of factors, including our plans to fully support the commercial release and support of our Internet postage service, our development and introduction of new services and our investments in expanding our systems infrastructure and staffing. We may need to raise additional funds prior to the end of the next 12 months or at a later date.

Our payment obligations under our marketing and distribution agreements could increase.

   Our aggregate payment obligations under our existing agreements with America Online, Yahoo!, Microsoft, Earthlink, Excite@Home, Intuit and eBay total approximately $20.5 million during the year 2000, $12.4 million during the year 2001 and $5 million during the year 2002. We have also agreed to pay Compaq royalties. We could be required to make additional payments under our agreements with these parties if advertising exceeds established levels of page views or generates and exceeds established levels of new customers.

Regulatory and legal uncertainties could inhibit development of the Internet as a marketplace for electronic commerce services.

   A number of laws and regulations may be adopted with respect to the Internet relating to user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services that could adversely affect adoption of the Internet for electronic commerce services, which would harm our ability to attract and retain customers. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues such as property ownership, export of encryption technology, sales tax, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and other online services could adversely affect demand for our Internet postage service and could increase our cost of doing business.

U.S. Postal Service regulations require a user of our Internet postage service to print both the destination address and the digital stamp, which will discourage use of our Internet postage service to print digital stamps for use with pre-printed return envelopes.

   U.S. Postal Service regulations require a user of our Internet postage service to print both the destination address and the digital stamp. We have found that many users will not take the time to type in destination addresses to print a digital stamp for use with pre-printed payment envelopes. In addition, the digital stamp is too large to fit on many return envelopes. As a result, users will generally not use our service to print digital stamps for return envelopes. In addition, our Internet postage service cannot be used to print digital stamps for handwritten envelopes.

Our Internet postage will not print unless the U.S. Postal Service address verification CD-ROM is loaded in the drive of the user's personal computer and verifies the destination address.

   The U.S. Postal Service requires that each digital stamp be encoded with the destination address, which must be verified by the U.S. Postal Service's address verification CD-ROM before the digital stamp is printed. Destination addresses in the U.S. Postal Service database are subject to change as persons or businesses establish a new address or for other reasons. As a result, we will be required to periodically mail to users of our service updated address verification CD-ROMs. Until an updated CD-ROM is received, a user will be unable to print a digital stamp for a new address that was not included in the U.S. Postal Service database at the time the existing CD-ROM was manufactured.

Internet related stock prices are especially volatile and this volatility could cause our stock price to fluctuate dramatically which could result in substantial losses to investors.

   The stock market and specifically the stock of Internet related companies have been very volatile. This broad market volatility and industry volatility may reduce the price of our common stock, because our business is Internet-based without regard to our operating performance. Due to this volatility, the market price of our common stock could eventually experience a significant decline.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock has been traded on the Nasdaq National Market under the symbol "ESTM" since our initial public offering on October 8, 1999. The following table sets forth, for the periods indicated, the high and low sale prices for our common stock as reported by the Nasdaq National Market:

                                                                  High    Low
                                                                 ------- ------
     Fiscal Year Ended December 31, 1999:
      Fourth Quarter............................................ $ 39.25 $18.00
     Fiscal Year Ending December 31, 2000:
      First Quarter through February 1, 2000.................... $23.063 $17.00

   On February 1, 2000, the last reported sales price for our common stock on the Nasdaq National Market was $17.6875 per share.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                             CORPORATE INFORMATION

   We were incorporated in Delaware in August 1996. Prior to that time, we conducted operations as Post N Mail, L.L.C., a Texas limited liability company formed in April 1994. Post N Mail was merged into E-Stamp in September 1996. Our principal executive offices are located at 850 Saginaw Drive, 2nd Floor, Redwood City, California 94061and our telephone number is (650) 474-5800. Our Web site is located at http://www.e-stamp.com. Information contained on our Web site does not constitute part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet usage, business-to-business, business-to-consumer electronic commerce, postage usage, small office-home offices and related service markets and spending. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . our actual capitalization as of September 30, 1999, which reflects our October 1999 stock dividend of one share of common stock on each four shares of our outstanding common stock;

  . our pro forma capitalization after giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock on a 1.25-for-1 basis which occurred upon the closing of our initial public offering, and the sale of 8,050,000 shares of common stock at an initial public offering price of $17.00 per share in our initial public offering, after deducting the underwriting discount and estimated offering expenses payable by us.


                                                       As of September
                                                           30, 1999
                                                      -------------------
                                                       Actual   Pro Forma
                                                          (In thousands,
                                                      except par value data)
Capital lease, net of current portion................ $         $
Common stock subject to rescission, $0.001 par value
 per share, 2,844 issued and outstanding, actual and
 pro forma ..........................................    2,801     2,801
Preferred stock; $0.001 par value, issuable in
 series, 12,000 authorized shares actual and pro
 forma; 10,000 authorized pro forma as adjusted:
  Series A redeemable convertible preferred stock;
   2,500 authorized shares, issued and outstanding,
   actual; no shares issued or outstanding, pro
   forma.............................................    7,084        --
  Series B redeemable convertible preferred stock;
   4,188 shares authorized, issued and outstanding,
   actual; no shares authorized, issued or
   outstanding,
   pro forma.........................................   17,561        --
  Series C redeemable convertible preferred stock
        authorized, 2,929 issued and outstanding, pro
   forma.............................................   29,654        --
Stockholders' equity (deficit):
  Common stock, par value $0.001; 100,000 shares
   authorized, 26,019 shares issued and outstanding,
   actual; 200,000 shares authorized, 32,519 shares
   issued and outstanding, pro forma ................       14        24
  Additional paid-in capital.........................   42,129   221,582
  Notes receivable from employees and officers.......   (3,570)   (3,570)
  Deferred stock compensation........................  (19,175)  (19,175)
  Deferred offering cost.............................   (1,136)       --
  Deferred marketing cost............................   (3,800)   (3,800)
  Deficit accumulated during development stage.......  (47,995)  (47,995)
                                                      --------  --------
    Total stockholders' equity (deficit).............  (33,533)  147,066
                                                      --------  --------
Total capitalization................................. $         $
                                                      ========  ========

   This table excludes the following shares:

  . 2,025,215 shares of common stock reserved for future issuance under our stock option plans as of September 30, 1999; and

  . 1,697,884 shares of common stock subject to outstanding options as of September 30, 1999 with an average exercise price of $2.9177 per share of which options as to 166,329 shares had been exercised subsequent to September 30, 1999.

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

   The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors and are included elsewhere in this prospectus. The statement of operations data for the period since inception (April 26, 1994) through December 31, 1994 and for the year ended December 31, 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited financial statements not included in this prospectus. The financial data as of and for the nine months ended September 30, 1998 and 1999 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                            Period from                                           Nine Months
                             Inception                                          Ended September
                          (April 26, 1994)     Year Ended December 31,                30,
                          through Dec. 31, -----------------------------------  -----------------
                                1994        1995     1996     1997      1998     1998      1999
Statement of Operations
 Data:
Net revenues............       $   --      $    --  $    --  $    --  $     --  $    --  $    358
Operating expenses:
  Research and
   development..........          378          701    2,387    3,916     5,603    3,910     8,295
  Sales and marketing...           34           96    1,761    1,743     2,722    1,808     7,240
  General and
   administrative.......          160          532    1,739    1,748     1,897    1,380     5,093
  Amortization of
   deferred stock
   compensation.........           --           --      688      414       858      324     6,918
                               ------      -------  -------  -------  --------  -------  --------
Operating loss..........         (572)      (1,329)  (6,575)  (7,821)  (11,080)  (7,422)  (27,920)
Interest income
 (expense), net.........           --          (17)     236      143       370      221       347
                               ------      -------  -------  -------  --------  -------  --------
Net loss................         (572)      (1,346)  (6,339)  (7,678)  (10,710)  (7,201)  (27,573)
Accretion on redeemable
 convertible preferred
 stock..................          --           --       --      (196)   (1,383)    (747)   (1,899)
                               ------      -------  -------  -------  --------  -------  --------
Net loss attributable to
 common stockholders....        $(572)     $(1,346) $(6,339) $(7,874) $(12,093) $(7,948) $(29,472)
                               ======      =======  =======  =======  ========  =======  ========
Net loss per common
 share (basic and
 diluted)...............       $(0.05)     $ (0.11) $ (0.51) $ (0.61) $  (0.92) $ (0.58) $  (2.21)
                               ======      =======  =======  =======  ========  =======  ========
Pro forma net loss per
 share basic and
 diluted(1).............                                              $  (0.57) $ (0.39) $  (1.23)
                                                                      ========  =======  ========
Weighted average shares
 outstanding (basic and
 diluted)...............       11,175       11,933   12,543   12,966    13,075   13,763    16,119
Shares used in
 calculation of pro
 forma net loss per
 share basic and
 diluted(1).............                                                18,753   18,384    22,373

                                As of December 31,
                         -----------------------------------        As of
                         1994   1995   1996   1997    1998    September 30, 1999
Balance Sheet Data:
Cash and cash
 equivalents............ $ 19  $  190 $3,910 $4,111  $10,217       $ 22,546
Working capital
 (deficit).............. (426)    386  3,394  2,398    8,805         21,892
Total assets............   93   1,428  4,873  4,763   10,811         29,433
Capital lease, net of
 current portion........  --      --      88     38       11            --
Common stock subject to
 rescission.............  --      --      31    252      971          2,801
Redeemable convertible
 preferred stock........  --      --     --   6,126   23,469         54,299
Total stockholders'
 equity (deficit)....... (352)    646  4,070 (3,390) (15,196)       (33,533)

--------------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with the "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

Overview

   We provide an Internet postage service that enables users to conveniently purchase, download and print Internet postage directly from their personal computers without the need to maintain a persistent Internet connection. We pioneered the development of Internet postage, including being one of the first companies to approach the U.S. Postal Service with the idea of printing postage from a personal computer. We have incurred net losses in each quarterly and annual period since our inception, and as of September 30, 1999, we had accumulated aggregate losses of $54.2 million. The quarter ended September 30, 1999 was the first quarter in which we generated revenue. From November 1994 to March 1998, we incurred operating costs primarily related to the development of our Internet postage service in accordance with U.S. Postal Service guidelines and specified criteria. In March 1998, after extensive development and interaction with the U.S. Postal Service, we began the three-phase beta test certification process required by the U.S. Postal Service to qualify Internet postage vendors for commercial distribution of Internet postage under the U.S. Postal Service's Information Based Indicia Program. On August 9, 1999, we received final approval from the U.S. Postal Service for our Internet postage. On that date, we were the first company to commercially launch a national Internet postage service. As of September 30, 1999, we had delivered our Internet postage service to over 13,000 customers to enable them to purchase our Internet postage. In addition to working with the U.S. Postal Service to obtain approval of our Internet postage service, our primary activities since inception have included:

  .  developing our business model;

  .  developing and testing our Internet postage service;

  .  hiring management and other key personnel;

  .  building our infrastructure; and

  .  entering into marketing and distribution relationships.

   The revenue and income potential of our business and market is unproven, and our limited operating history makes it difficult to evaluate our prospects. We expect to continue to incur net losses for the foreseeable future and may never achieve profitable operations. We recognize revenue from an initial software license fee for our Internet postage service, ongoing convenience fees for the purchase of postage over the Internet, and the sale of ancillary postage supplies. Our costs of revenues include the costs of manuals, packaging, the postage device, credit card and electronic funds transfer fees, the address management system, support costs, as well as fulfillment costs, and direct costs from the sale of postage supplies.

   During the nine months ended September 30, 1999, in connection with the grant of stock options to employees, we recorded deferred stock compensation totaling $23.0 million, representing the difference between the deemed fair value of our common stock on the date such options were granted and the exercise price. Such amount is included as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. The graded vesting method provides for vesting of portions of the overall award at different dates and results in higher vesting in earlier years than straight- line vesting. We recorded amortization of deferred stock compensation in the amount of $6.9 million for the nine months ended September 30, 1999. At September 30, 1999, we had a total of $19.2 million remaining to be amortized over the corresponding vesting periods of the stock options. We have recorded deferred compensation totaling $7.9 million for options and shares granted during the three months ended September 30, 1999. Such amounts related to option grants will be amortized in accordance with the Company's accounting policy over the remaining vesting period of the grants through mid-2003. Approximately $1.8 million related to stock grants was recorded as an expense in the three months ended September 30, 1999.

   On September 10, 1999, the Company issued 726,745 shares of its common stock and warrants to purchase an additional 83,855 shares of common stock at an exercise price of $0.01 per share to investors for cash proceeds of $5.0 million. The fair value of the common stock and warrants was deemed by management to be $7.8 million and $1.0 million, respectively.

   In connection with the issuance of common stock and warrants, the Company and the investors signed non-binding letters of intent to negotiate for a period of up to one year to enter into definitive joint venture, joint marketing, cooperation, or technology development agreements. The Company recorded the $3.8 million excess of the fair value of the common stock and warrants over the consideration received as a deferred marketing costs contra equity account. The balance is being amortized to expense over the one year period covered by the letter of intent. If it becomes probable that efforts to reach definitive agreements will cease prior to the end of the one year negotiation period, the unamortized balance will be fully expensed at that time.

Results of Operations

 Three Months Ended September 30, 1999 Compared to Three Months Ended September 30, 1998

   Revenue. The Company generates revenue from software license fees and postage convenience fees. In addition, the Company anticipates that it will generate revenue from the sale of postage supplies. Software license fees are amounts paid by end-users and resellers for a perpetual license to the Company's software. Postage convenience fees are amounts paid by end-users for the delivery of postage by the Company to the end-user. The Company anticipates that it will operate an Internet-based postal store where end-users may purchase various postal supplies.

   The three months ended September 30, 1999 was the first quarter in which the Company generated revenue. Revenue for the quarter ended September 30, 1999 totaled $358,000. There was no revenue for the three months ended September 30, 1998. Revenue was generated from software license fees and postage convenience fees.

   Cost of Sales. Cost of sales includes costs related to product shipments, including materials, labor and other direct or allocated costs involved in their manufacture or delivery. It also includes cost of customer support services. Cost of sales for the three months ended September 30, 1999 totaled $732,000. There were no costs of sales for the three months ended September 30, 1998. Gross profit margin for the three months ended September 30, 1999 was (104.5)%. The gross profit margin was negative as a result of the initial ramp up volume. The gross profit margin should improve in the future quarters as our volume increases.

   Research and Development. Research and development expenses include expenses for research, design and development of our Internet postage service, expenses related to obtaining patents from the U.S. Patent Office, and server and network operations. Research and development expenses increased 111% to $3.1 million for the three months ended September 30, 1999 from $1.5 million for the three months ended September 30, 1998. Of the $1.6 million increase in research and development expenses in 1999, $1.0 million of this amount reflected increases in research and development employee headcount, and consulting and contractor expenses. We expect the dollar amount of research and development expenses to increase in future periods to support further development of our Internet postage service and our server-based service and expenses related to the development of other products and services.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, strategic partner marketing, Web site development, package design, advertising and promotional expenses, and tradeshow expenses. Sales and marketing expenses increased 630% to $4.8 million for the three months ended September 30, 1999 from $0.7 million for the three months ended September 30, 1998. Of the $4.1 million increase in sales and marketing expenses in 1999, $3.4 million of this amount reflected costs associated with continued development of our marketing campaigns related to the August 9, 1999 launch of our Internet postage service. The increase also reflected increases in our sales and marketing personnel. We expect the dollar amount of our sales and marketing expenses to increase in dollar amount as we further promote and support the launch our Internet postage service and as we hire additional personnel, continue to promote our brand and add new marketing and distribution relationships.

   General and Administrative. General and administrative expenses consist primarily of compensation for administrative and executive staff, fees for professional services, depreciation expense and general office expenses. General and administrative expenses increased 648% to $3.7 million for the three months ended September 30, 1999 from $0.5 million for the three months ended September 30, 1998. $1.9 million of the $3.2 million increase in general and administrative expenses in 1999 related to a one-time non-cash stock grant. An additional $790,000 of the increase related to legal expenses. The balance reflected increases in administrative staff and other professional services. We expect general and administrative expenses to increase in dollar amount due to further additions in staffing and as we incur additional costs necessary to prepare and manage the infrastructure for business expansion, for legal services and costs associated with being a public reporting company.

   Amortization of Deferred Compensation. Amortization of deferred stock compensation was $3.5 million for the three months ended September 30, 1999, compared to $0.3 million for the three months ended September 30, 1998. We recorded aggregate deferred stock compensation of $26.6 million in the period from July 1, 1998 through September 30, 1999 for options awarded to employees with exercise prices below the deemed fair value for financial reporting purposes of our common stock on their respective grant dates.

   Interest Income, Net. Interest income, net, consists primarily of earnings on our cash and cash equivalents, net of interest expenses attributable to equipment leases and any taxes. Interest income, net, decreased 3% to $173,000 for the three months ended September 30, 1999 from $179,000 for the three months ended September 30, 1998. The decrease in interest income, net, was due to increasing interest expenses for a bridge loan that we obtained in July 1999 and which we repaid in August 1999. We expect interest income, net, to increase as a result of increased cash balances resulting from our recent public offering.

 Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

   Revenue. Revenue for the nine months ended September 30, 1999 totaled $358,000. No revenue was recognized for the nine months ended September 30, 1998. Revenue was generated from software license fees and postage convenience fees.

   Cost of Sales. Cost of sales for the nine months ended September 30, 1999 totaled $732,000. There were no costs of sales for the nine months ended September 30, 1998. Gross profit margin for the nine months ended September 30, 1999 was (104.5)%. The gross profit margin was negative as a result of the initial ramp up volume. The gross profit margin should improve in the future quarters as our volume increases.

   Research and Development. Research and development expenses include expenses for research, design and development of our Internet postage service, expenses related to obtaining patents from the U.S. Patent Office, and server and network operations. Research and development expenses increased 112% to $8.3 million for the nine months ended September 30, 1999 from $3.9 million for the nine months ended September 30, 1998. Of the $4.4 million increase in research and development expenses in 1999, $3.6 million of this amount reflected increases in research and development employee headcount, and consulting and contractor expenses. The balance of the increase reflected costs of project materials for further development of our Internet postage service, server-based service, operations network investments and costs of product shipped to customers during the beta test portion of the U.S. Postal Service approval process. We expect the dollar amount of research and development expenses to increase in future periods to support further development of our Internet postage service and our server-based service and expenses related to the development of other products and services.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, strategic partner marketing, Web site development, package design, advertising and promotional expenses, and tradeshow expenses. Sales and marketing expenses increased 300% to $7.2 million for the nine months ended September 30, 1999 from $1.8 million for the nine months ended September 30, 1998. Of the $5.4 million increase in sales and marketing expenses in 1999, $4.2 million of this amount reflected costs associated with continued development of our marketing campaigns related to the August 9, 1999 launch of our Internet postage service. The increase also reflected increases in our sales and marketing personnel. We expect sales and marketing expenses to increase in dollar amount as we further promote and support the launch our Internet postage service and as we hire additional personnel, continue to promote our brand and add new marketing and distribution relationships.

   General and Administrative. General and administrative expenses consist primarily of compensation for administrative and executive staff, fees for professional services, depreciation expense and general office expenses. General and administrative expenses increased 269% to $5.1 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998. $1.9 million of the $3.7 million increase in general and administrative expenses in 1999 related to a one-time non-cash stock grant. An additional $813,000 of the increase related to legal expenses. The balance reflected increases in administrative staff and other professional services. We expect general and administrative expenses to increase in dollar amount due to further additions in staffing and as we incur additional costs necessary to prepare and manage the infrastructure for business expansion, for legal services and costs associated with being a public reporting company.

   Amortization of Deferred Compensation. Amortization of deferred stock compensation was $6.9 million for the nine months ended September 30, 1999, compared to $324,000 for the nine months ended September 30, 1998. We recorded aggregate deferred stock compensation of $26.6 million in the period from July 1, 1998 through September 30, 1999 for options awarded to employees with exercise prices below the deemed fair value for financial reporting purposes of our common stock on their respective grant dates.

   Interest Income, Net. Interest income, net, consists primarily of earnings on our cash and cash equivalents, net of interest expenses attributable to equipment leases and any taxes. Interest income, net, increased 57% to $347,000 for the nine months ended September 30, 1999 from $221,000 for the nine months ended September 30, 1998. The increase in interest income, net, was due to increasing average cash and cash equivalent balances as we received funds from our financing activities. We expect interest income, net, to increase following our recent public offering as a result of increased cash balances resulting from such offering.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of equity securities. We have received approximately $73.9 million in private funding, including $35.2 million through our most recent financings in August and September 1999. In addition, we have a $1.25 million line of credit with a bank, all of which is available for use by us except for a $143,000 letter of credit to secure our office lease as of September 30, 1999. This line of credit bears interest at a rate of prime plus 0.25%. On October 8, 1999 we completed a public offering which generated $126 million in net proceeds.

   Net cash used in operating activities totaled $19.2 million for the nine months ended September 30, 1999 and $6.7 million for the nine months ended September 30, 1998. Cash used in operating activities for each period resulted primarily from net operating losses in those periods.

   Net cash provided by (used in) investing activities totaled $(1.5) for the nine months ended September 30, 1999 and $(0.2) million for the nine months ended September 30, 1998. Cash provided by (used in) investing activities for each period resulted primarily from the acquisition of capital assets, primarily computer and office equipment.

   Net cash provided by financing activities totaled $33.1 million for the nine months ended September 30, 1999 and $16.0 million for the nine months ended September 30, 1998. Cash provided by financing activities for each period resulted primarily from issuances of common stock and redeemable convertible preferred stock.

   We believe that our current cash balances and cash flows from operations, if any, together with the net proceeds from our recent public offering will be sufficient to meet our present growth strategies and related working capital and capital expenditure requirements for at least the next 12 months. Our current plan contemplates significant increases in spending when compared to our historical expenditures. We currently intend to use a portion of the proceeds from our recent public offering to satisfy our payment obligations under our rescission offer, if any are required. We do not expect our payment obligations under our rescission offer to have a material effect on the period of time through which our financial resources will be adequate to support operations. Our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties. Our actual funding requirements may differ materially from this as a result of a number of factors including our plans to fully support the commercial release of our desktop Internet postage service, our introduction of new services and our investments in systems infrastructure and staffing. We may require substantial working capital to fund our business and we may need to raise additional capital prior to this time or thereafter. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. If we are unable to raise additional necessary capital in the future, we may be required to curtail our operations significantly. Raising additional equity capital would have a dilutive effect on existing stockholders.

   We believe that our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates is not material. At September 30, 1999, we did not hold any short or long-term investments.

Year 2000 Compliance

   Background. Many currently installed computer systems, software products and other control devices are unable to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' computer systems, software products and control devices may need to be upgraded or replaced in order to operate properly in the year 2000 and beyond.

   Assessment and Implementation. The U.S. Postal Service requires participants in the Information Based Indicia Program to maintain Year 2000 compliant systems and software. As a result, we developed a comprehensive plan to make our internal computer software and hardware systems Year 2000 compliant. Our Year 2000 compliance plan was comprised of 3 phases: an assessment phase; an implementation phase; and a testing phase. This plan, initiated in the first quarter of fiscal 1999, was successfully implemented in December 1999. To date, we have incurred expenses associated with making the required systems changes in an aggregate amount equal to approximately $250,000. We do not expect any additional expenses that we may incur as a result of our Year 2000 compliance efforts to be material to our business, financial condition, or results of operation.

   Since inception, we have internally developed substantially all of the systems for the operation of our Internet postage service. These systems include the software used to provide customer interaction and transactional and distribution functions to our services, as well as monitoring and back-up capabilities. Based upon our assessment, we believe that our systems are Year 2000 compliant. During January 2000, we did not experience any systems failures or material system or software problems as a result of Year 2000 compliance matters.

   We use and depend on third-party equipment and software that may not be Year 2000 compliant. Consequently, our ability to address Year 2000 issues was, to a large extent, dependent upon the Year 2000 readiness of these third parties' hardware and software products. We assessed the Year 2000 readiness of other third-party supplied software, computer technology and other services. We obtained information from our vendors and suppliers of third-party equipment and software to validate that their products and systems were Year 2000 compliant. All of our significant vendors and suppliers of third party equipment and software provided us with written compliance statements or published information regarding their Year 2000 readiness except for one vendor who responded orally. Approximately 90% of our significant vendors and third party suppliers indicated that they were Year 2000 compliant, and the remaining 10% indicated that they were in the process of remediating Year 2000 issues and expected to be Year 2000 compliant before the end of 1999.

   The Year 2000 readiness of the Internet infrastructure necessary to support our operations was difficult to assess. For instance, we depend upon the integrity and stability of the Internet to provide our services. We also depend on the Year 2000 compliance of the computer systems and financial services used by our customers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential Year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure was limited and relied solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most individuals that rely significantly on the Internet carefully reviewed and attempted to remediate issues relating to Year 2000 compliance.

   Contingency Planning. We developed contingency plans to be implemented as part of our efforts to identify and correct Year 2000 problems affecting our internal systems. We completed these contingency plans in December 1999. Depending on the systems affected, these plans included:

  . accelerated replacement of effected equipment or software;

  . increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 problems which might have arisen;

  . the provision of manual workarounds for information systems; and

  . other similar approaches.

To date, we have not been required to implement any of these contingency plans.

Recent Accounting Pronouncements

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting for Comprehensive Income." Statement of Financial Accounting Standards No. 130 requires disclosures of components of non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. Adoption of Statement of Financial Accounting Standards No. 130 had no impact on the Company's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company adopted Statement of Financial Accounting No. 131 effective January 1, 1998. The adoption of this standard did not have a material effect on the Company's financial statement disclosures as the Company operates in a single segment.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt Statement of Financial Accounting Standards No. 133 for the year ending December 31, 2000. Statement of Financial Accounting Standards No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities.

Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of Statement of Financial Accounting Standards No. 133 is expected to have no material impact on the Company's financial condition or results of operations.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We adopted the provisions of Statement of Position 98-1 on January 1, 1999. The adoption of Statement of Position 98-1 has not had a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   Our interest income and expense are sensitive to changes in the general level of interest rates. In this regard, changes in interest rates affect the interest on our cash equivalents earned as well as the interest incurred on our indebtedness. Based on our cash equivalents balance and level of indebtedness at September 30, 1999, our exposure to interest rate risk is not material.

                                    BUSINESS

 Overview

   We provide an Internet postage service that enables users to purchase, download and print postage directly from their personal computers. The postage can be printed directly onto envelopes, labels or documents using standard laser or inkjet printers, 24 hours a day, seven days a week, without the need to remain connected to the Internet. Customers can buy the software and hardware components needed to use our Internet postage service through our online store at www.e-stamp.com, over the telephone, through catalogs or at office supply stores and computer superstores. Our Internet postage service is based upon our E-Stamp software, our secure postage hardware device that enables the storage on the user's desktop of up to a maximum of $500 of postage as currently allowed under U.S. Postal Service regulations, and a U.S. Postal Service address verification CD-ROM. Our Internet postage software and hardware currently sells for a suggested retail price of $49.99. We may from time to time offer our software and hardware at a discounted price or free of charge in connection with promotional arrangements with third parties. We charge a 10% convenience fee when Internet postage is purchased, with a minimum fee of $4.99 and a maximum fee of $24.99 per purchase. We may from time to time modify the pricing of our services in connection with promotional arrangements with third parties, including the use of a maximum monthly charge for convenience fees. We also plan to offer for sale later this year postage related consumables and peripherals including an Internet postage scale, labels, windows envelopes and a label printer manufactured by third parties with whom we have established relationships.

   We received approval from the U.S. Postal Service on August 9, 1999 for our Internet postage service, and since that date have been providing our service nationally. Our commercial roll-out is currently limited to 100,000 customers. The U.S. Postal Service will evaluate our service when we obtain approximately 100,000 customers. Although the U.S. Postal Service has not informed us whether it will continue to impose limitation on the number of our customers following this evaluation, we will continue to be subject to U.S. Postal Service regulations. As a result, the U.S. Postal Service could continue to require periodic reviews before authorizing greater numbers of customers. Our Internet postage service is targeted at small business, small office and home office users. To help build our brand awareness and accelerate the adoption of our Internet postage service, we have formed marketing and distribution relationships with industry leaders. We currently have marketing relationships with Microsoft, e-Bay, Yahoo!, Excite@Home, America Online, Intuit, Compaq, Earthlink, Francotyp-Postalia, Sunbeam Corp.'s Pelouze Sale Co. division and Avery Dennison. We expect our marketing and distribution relationships to generate revenue through:

  . increased sales of our Internet postage product as a result of increased traffic on our website;

  . acquisition of customers through bundling arrangements and promotional offers to promote the use and adoption of our service; and

  . markups on our sales of postage related consumables and peripherals manufactured by third parties.

   We believe our Internet postage service will enhance customer satisfaction during the mail and postage process by improving overall access, convenience and flexibility for small business, small office and home office users, and will increase operating efficiencies and decrease postal fraud for the U.S. Postal Service by including a unique digital signature on each digital stamp.

Industry Background

 The Internet and Electronic Commerce

   The Internet has emerged as a global medium for communications, information and commerce. With over 125 million users at the end of 1998, which is expected to grow to approximately 500 million users by 2003, as estimated by International Data Corporation, the Internet is dramatically changing how businesses and other users communicate and share information. The Internet has also created new opportunities to conduct commerce, including business-to-business electronic commerce, which enables organizations to streamline business processes, lower operating costs and improve productivity. According to Forrester Research, business-to-business electronic commerce is expected to grow from an estimated $43 billion in 1998 to approximately $1.3 trillion in 2003, accounting for more than 90% of the dollar value of electronic commerce in the United States. Due to the Internet's convenience and accessability, businesses are increasingly using the Internet for a wide variety of operations, such as buying office supplies online, and may benefit from emerging trends, such as buying postage over the Internet.

 The Postage Industry

   According to the U.S. Postal Service's latest annual report, the total postage market in the U.S. was approximately $60 billion in 1998. Further, the U.S. Postal Service processed over 197 billion pieces of mail, or an estimated 41% of the total worldwide mail shipments. Of the $60 billion U.S. postage market, approximately $38 billion was represented by postage stamps and postage meters, which are primarily used for first class, priority and express mail, with the remaining $22 billion consisting of permit and other mail services. Keenan Vision, an independent research firm, estimates that first class, priority and express mail usage will grow to approximately $46 billion by the year 2002. In addition, the worldwide private market for mail and parcel delivery which does not require postage from governmental entities includes services such as Federal Express and United Parcel Service.

   The U.S. Postal Service's longstanding mission is to meet the needs of its customers with convenient options and improved postage security. To enhance customer satisfaction, we believe the U.S. Postal Service searches for innovations that:

  . provide postal services that are convenient, cost-effective and easy-to-use;

  . leverage existing customer infrastructures, such as personal computers, printers and software, to provide better and more efficient products and services;

  . integrate mailing information on the computer desktop, including postage accounting;

  . improve access to the large and growing small business, small office and home office markets;

  . reduce the occurrence of postal fraud, which costs in excess of $150 million per year in lost revenues according to the U.S. General Accounting Office; and

  . increase efficiencies in the handling and processing of mail, thereby expediting the mailing process and enabling the U.S. Postal Service to lower its operating costs.

 The Emergence of Internet Postage

   To address these objectives, the U.S. Postal Service announced in 1995 a program for its first new postage method since the approval of the postage meter in 1920. The Information Based Indicia Program is a certification program that authorizes third party vendors to sell digital postage that users purchase over the Internet and print from a personal computer using ordinary laser or inkjet printers. Internet postage consists of a two dimensional bar code containing an encrypted digital signature that makes each digital stamp unique and is intended to lower the prevalence of postal fraud. Through its Information Based Indicia Program, the U.S. Postal Service is seeking to enhance user convenience with a new access channel for postage that enables users to print postage from a personal computer, 24 hours a day, seven days a week.

   The following illustration is an example of our Internet postage that conforms to the Information Based Indicia Program requirements, along with an explanation of what each part represents.

[Illustration of digital stamp including the several elements described in the bullet references below]

   .  FIM Mark. Facing identification mark  .  Two Dimensional Barcode. Encodes the
      that is used to properly orient the      readable information, including
      document in the U.S. Postal Service's    address of mailer and addressee, as
      automated sorting system.                well as other information including a
                                               unique digital signature and a
                                               delivery print code.

   .  Town Circle or Postmark. Identifies   .  Device ID. Unique identification code
      the town and zip code in which the       that links the postage back to the
      postal customer resides and from         device that stored the postage before
      which the postal item must be sent.      printing.

   .  Postage Amount. Ascribes a value to   .  Rate Category. Describes the type of
      the postage that has been printed and    postal service being used, which can
      removed from the user's account.         be first-class, priority mail,
                                               express mail or parcel post.

 The Growth of Small Businesses, Small Offices and Home Offices and Their Postage and Internet Usage

   The United States has a large and growing number of small businesses, small offices and home offices. According to International Data Corporation, there were 44.6 million small businesses, small offices and home offices in the U.S. in 1998, which is expected to grow to 57.6 million by 2002. Of the 44.6 million small businesses, small offices and home offices in 1998, International Data Corporation estimates that 37.3 million were home offices,
5.7 million were small businesses with less than ten employees and 1.6 million were small businesses with more than ten employees. Further, International Data Corporation estimates that small businesses, small offices and home offices accounted for $3.7 billion of electronic commerce in 1998 and will account for $69.7 billion of electronic commerce in 2002. In addition, small businesses, small offices and home offices are typically identified with the following characteristics:

  . limited amount of time and resources, resulting in the desire for services that simplify business processes; and

  . self sufficient and "do-it-yourself" entrepreneurs who are willing to adopt new technologies that save time and increase flexibility.

   Postage Usage. Small businesses, small offices and home offices generally conduct an essential part of their communications with suppliers and customers through the postal system, including letters and packages that require expedited delivery. Despite the relative importance of postage usage, small business, small office and home office use of postage meters is low, and it appears that using a postage meter is not cost-effective for their needs. Based on a 1999 survey from International Data Corporation, 80% of small businesses/small offices with 10 employees or less did not use a postage meter. When the total cost is computed, including lease fees for both the postage meter and scale, which approximate $25 per month, postage meter resetting fees and proprietary consumables such as ink cartridges, which approximate another $25 per month, small businesses, small offices and home offices pay a significant premium to traditional postage stamps. In addition, leasing a postage meter typically has required a multi-year lease lock-in period.

   Internet Usage. As the Internet helps simplify business processes, small businesses, small offices and home offices have become more willing to rely on its functionality to improve their businesses. Accordingly, there has been increased adoption of the Internet by small businesses, small offices and home offices, as the following statistics indicate:

  . International Data Corporation estimates that 56% of U.S. home offices in 1998 had Internet access, and that this percentage will reach 72% by 2002; and

  . for U.S. small businesses, International Data Corporation estimates that approximately 50% had Internet access in 1998. This amount is expected to increase to 67% by 2002.

   Despite the increasing prevalence of Internet access, most small businesses, small offices and home offices are constrained by limited bandwidth Internet connections. International Data Corporation estimates that:

  . approximately 80% of small businesses, small offices and home offices with Internet access use dial-up modems, usually at 28.8 or 33.6 kilobytes per second, to connect to the Internet;

  . only 2.2% of small businesses, small offices and home offices with Internet access use a broadband connection, which provides faster access but the availability of which is limited; and

  . approximately 71% of small businesses, small offices and home offices in 1998 shared their modem lines with another device such as a telephone or fax machine, which necessitates being connected to the Internet only when performing required business functions.

   Given the rapid adoption of the Internet and the high postage usage by small businesses, small offices and home offices, a substantial opportunity exists to provide an automated method for purchasing, downloading and printing postage. We believe the attractiveness of Internet postage services for the small business, small office and home office user will depend upon the service's ability to:

  .  enhance accessibility to postage, at any time of day;

  . eliminate the costly time spent travelling to and waiting at the post office;

  . automate business processes through integration with existing business software programs;

  . be easy to use and flexible to meet the small business, small office and home office user's preferences;

  .  enable the tracking and reporting of postage usage;

  . provide cost savings and faster mail delivery versus traditional postage solutions; and

  . leverage a user's existing investment in personal computers, printers and software.

The E-Stamp Service

   We provide an Internet postage service that enables our customers to purchase and download postage over the Internet directly into a secure, silver-dollar size postage device, and then to print the purchased postage from their personal computers at any time without the need to remain connected to the Internet. We have leveraged our customer-centric focus and 26 issued patents to create a service that offers convenience and flexibility to small business, small office and home office users. To help build our brand awareness and accelerate the adoption of our Internet postage service, we have formed marketing and distribution relationships with industry leaders. In addition, our Internet postage service is tightly integrated with popular business computer programs, such as Microsoft Word and Outlook.

   We believe our desktop Internet postage service provides the following benefits to small business, small office and home office users and the U.S. Postal Service:

 Benefits to Small Business, Small Office and Home Office Users

   Enhanced Flexibility. With our Internet postage service, small business, small office and home office users receive the benefits of buying and downloading postage online, with the flexibility of printing postage while connected or disconnected from the Internet. Our service is tailored to most small business, small office and home office users, who are unable to, or desire not to, stay continuously connected to the Internet due to shared connections and access via slow dial-up modems;

   Convenient Access. Our Internet postage service provides unlimited, convenient access to postage from the computer desktop, 24 hours a day, seven days a week. Small business, small office and home office users can purchase, download and print postage with their personal computer, thereby avoiding common inconveniences such as running out of postage and waiting in long lines at the post office;

   Tight Integration. Our Internet postage service is tightly integrated with popular software applications, such as Microsoft Word and Outlook and Intuit QuickBooks 2000, to enable small business, small office and home office users to conveniently print postage while using their most commonly used software programs;

   Variety of Postage Options. Our Internet postage service enables small business, small office and home office users to print professional looking addresses and postage on envelopes, labels or directly on correspondence, with the postage printed in any denomination. Further, our service enables small business, small office and home office users to print a variety of postage types, including first class, priority mail, express mail and parcel post; and

   Simple and Secure. The components needed to use our Internet postage service can be installed in minutes and include instructions and an intuitive user interface. Further, our service is designed to provide small business, small office and home office users the highest level of security and data integrity as their databases of addresses are stored locally, rather than uploaded to a remote server. In addition, we enable the accurate tracking and reporting of postage purchases and usage, thereby limiting employee misuse.

 Benefits to the U.S. Postal Service

   A New Low-Cost Distribution Channel. Our Internet postage service enables the U.S. Postal Service to distribute postage to users through the Internet, thereby enabling significant manufacturing and distribution cost savings;

   Automation and Operating Efficiencies. Our Internet postage service enables the U.S. Postal Service to further automate the handling and processing of mail, through address verification and correction and extended zip code printing capabilities;

   Extended Level of Security. Our Internet postage service provides the highest level of security and auditing capabilities, which may help the U.S. Postal Service to reduce the over $150 million dollars annually of postal fraud; and

   Increased Postal Competitiveness. Our Internet postage service offers additional capabilities for sending and tracking packages, such as priority express or parcel post, enabling the U.S. Postal Service to more effectively compete against the private parcel shipping industry, such as Federal Express and United Parcel Service.

Growth Strategy

   Our objective is to be the leading provider of Internet postage services. Key elements of our growth strategy include the following:

 Enter into Marketing and Distribution Relationships with Industry Leaders to Quickly Acquire Customers

   Our strategy includes entering into marketing and distribution relationships with industry leaders to rapidly acquire customers, build brand recognition and accelerate the adoption of our Internet postage service. We have entered into marketing or distribution relationships with Microsoft, eBay, Yahoo!, Excite@Home, America Online, Compaq, EarthLink, Intuit, Francotyp-Postalia, Dymo-CoStar, Tension Envelope, Avery Dennison and Sunbeam's Pelouze division. We have also entered into distribution agreements with Ingram Micro, Digital River and Linkshare. Entering into these relationships with well-known and trusted names in the Internet, computer hardware and software, and business supply industries enable us to leverage these third parties' installed customer bases, distribution channels and marketing expertise, and facilitate the adoption, usage and accessibility of our Internet postage service. We expect to enter into additional marketing and distribution relationships as our business grows and we expand our portfolio of products and services.

 Initially Focus on the Large and Growing Small Business, Small Office and Home Office Market

   We are initially focusing on the small business, small office and home office market due to its attractive characteristics, which include:

  . a large and growing number of small business, small office and home office users;

  . high personal computer penetration;

  . predominant Internet usage via dial up modems over shared data lines; and

  . heavy reliance on postage, yet underserved by traditional services.

   We have conducted extensive qualitative and quantitative research on small business, small office and home office users, and have tailored our Internet postage service to meet their needs.

 Build and Promote Our Brand

   We intend to aggressively build our customer base by increasing awareness of the E-Stamp brand. We believe that associating our brand with businesses with whom we have marketing and distribution relationships and high quality services is important to the expansion of our customer base. As we grow in size, we intend to invest in building brand awareness through a variety of marketing and promotional techniques, both independently and in conjunction with third parties. We intend to promote our brand through television, print and radio advertising, and online banner advertising through marketing relationships with high traffic Web sites. We also plan to generate brand recognition through viral marketing, which involves the prominent display of our logo and Web site address on our Internet postage.

 Leverage Our Technology Platform and Expertise to Develop A Family of Internet Postage Services

   We intend to leverage our customer-centric focus, scalable electronic commerce platform and our patent portfolio to develop a family of Internet postage services for the high volume mailer and corporate enterprise and for the low volume individual consumer. We intend to offer an intranet-based service to the corporate market, through the integration of our technology into enterprise applications and high speed mail processes, thus enabling corporate users to print conveniently and efficiently large amounts of Internet postage for bulk mailings and other corporate purposes. We also intend to target the consumer market with a server-based service, that will enable a user to purchase and store Internet postage directly on our secure electronic commerce server and print from their local printer. We plan to continue to develop other services that enable users to take advantage of their existing investments in computing infrastructure and the Internet, and will continue to invest in and focus our technology development efforts on increasing online transaction efficiency, reliability and security.

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

 Pursue Multiple and Recurring Revenue Streams

   We intend to leverage our brand, electronic commerce capabilities and infrastructure to develop incremental revenue opportunities from a broader customer base, including the corporate enterprise and the individual consumer. These opportunities include the following:

   Sale of Postage Related Consumables and Peripherals. Through our Web site, we offer mailing-related consumables, such as labels and envelopes, and peripherals, such as mechanical scales, personal computer-enabled digital scales and label printers. We have created a patented window envelope, and have entered into marketing and distribution relationships with third party vendors of integrated scales and other postage supplies.

   Authenticated Document Market. We intend to capitalize on our expertise in secure payment processing and the printing of authenticated documents to offer other products and services that can be purchased online and printed from the desktop, such as tickets and gift certificates.

 Pursue International Internet Postage Opportunities

   We believe that there are significant opportunities in international markets for our Internet postage service. In particular, we believe our Internet postage service is suited for many international markets because users pay for connecting to the Internet based on usage time and thus are seeking services that can reduce expensive connection time. Unless and until foreign postage authorities create a certification process and recognize information-based indicia postage, our Internet postage service will not be able to address international markets.

Our Internet Postage Service

   Our Internet postage service enables users to purchase postage over the Internet, download the postage quickly and efficiently into a secure, silver-dollar size postage device, and to print the postage at any time from the desktop directly onto envelopes, labels or documents using standard laser or inkjet printers. We target today's small business, small office and home office users, most of whom usually connect to the Internet on modems at speeds of 28.8 or 33.6 kilobytes per second. Our service enables users to store postage on their desktop, thereby allowing them to print postage at their convenience rather than requiring a reconnection to the Internet each and every time they want to print postage.

   We received U.S. Postal Service approval to begin to sell our Internet postage service nationally in August 1999. The software and hardware components needed to use our Internet postage service are currently available through our Web site and through a toll-free telephone number.

 Installation

   The installation process can be completed in a matter of minutes through the use of a CD-ROM. The E-Stamp Internet postage package includes all the components needed to use our Internet postage service and to connect to www.e-stamp.com for the purchase of more postage, receipt of software updates, or to access postal information. In addition to our software, our Internet postage package also includes our silver-dollar size, secure postage device that connects onto the back of a personal computer as shown on the right. The secure postage device stores the postage and connects between the parallel port and any other printer device attached there.

   [Illustration of installation of postage device between printer cable and parallel port of personal computer]

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

 Printing Postage

   The following three steps are involved in using our Internet postage service.

   Step 1: Buy It. The user can purchase Internet postage without ever leaving the home or office, 24 hours a day, seven days a week. The user connects to our electronic commerce server using a standard Internet connection and then chooses the amount of Internet postage, up to the $500 maximum storage value allowed by the U.S. Postal Service, depending on their particular needs and usage patterns. The Internet postage is then downloaded and stored onto the Internet postage device.

   Step 2: Print It. After choosing the medium on which to print the Internet postage, whether directly onto a letter or using an envelope or label, the user selects the destination address. The addresses are either read directly from the user's current address database or can be entered with our software. In either case, the addresses are verified with the Address Matching System from the U.S. Postal Service contained on CD-ROM at the user's desktop, and the amount of postage related to the item being sent is calculated. The user then selects the printer device and prints the Internet postage.

   Step 3: Mail It. The user then drops the professionally posted letters and packages in the mail or schedules a priority mail pickup from the U.S. Postal Service.

 Additional Features

   In addition to providing the means to purchase, download and print Internet postage, we have created other features that enhance the usability of our Internet postage service.

   Business Application Integration. We have tightly integrated our Internet postage software with the following leading software applications:

  . Microsoft Word -- Upon installation, our Internet postage software integrates tightly with Microsoft Word, with our E-Stamp icon appearing in the Microsoft Word tool bar, so users can print postage without leaving the application;

  . Microsoft Outlook -- Our software allows users to access addresses in Outlook without leaving the E-Stamp application; and

  . Intuit QuickBooks 2000 -- This integration allows users to sign up for the E-Stamp Internet postage service and access our Internet postage application without leaving the Intuit QuickBooks application.

   Address Software Functionality. Our Internet postage service enables users to print Internet postage using their existing mailing databases, and is compatible with eight types of contact managers and word processing, accounting and e-mail software applications. Further, addresses are stored on the user's personal computer with our Internet postage service, negating any need to upload confidential information to a shared server.

   Variety of Printing and Mailing Options. Users can choose from 16 different types of envelopes, labels, air bills and postcards, as well as simply printing postage directly onto letters and using our patented windowed envelopes. Customers can use our Internet postage for a number of U.S. Postal Service mailing options, including first class, priority mail and express mail for guaranteed overnight delivery.

   Tracking and Reporting. Our Internet postage software includes a function that allows users to track postage usage, including recipient address, time and amount.

   Integrated Scale. We have teamed with Sunbeam's Pelouze division to offer an integrated scale that automatically weighs the letter or package being sent to correctly calculate the postage required, thus reducing over-posting.

   Internet Postage Supplies. We also provide postage supplies, such as labels and envelopes, which we have designed to be compatible with our Internet postage service. The sale of these postage supplies requires U.S. Postal Service approval and we have obtained the necessary approvals for our labels and envelopes.

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

Marketing and Distribution Relationships

   We believe that market penetration, brand awareness and adoption of our Internet postage service in the early stages is critical to our success. Thus, we continually focus on enhancing the breadth and depth of market penetration and offering our customers the most convenient access to our Internet postage service. To achieve these goals, we have established a strategy of entering into marketing and distribution arrangements with the industry leaders in business segments related to the Internet, computer hardware and software, postage and business supplies. These relationships allow us to leverage those third parties' installed customer bases, distribution channels and marketing expertise to facilitate the adoption, usage and accessibility of our Internet postage service.

   Microsoft. In July 1999, we entered into an agreement with Microsoft for promotion of our service on the Microsoft Office Update Web site. Our agreement with Microsoft contains exclusive elements, although Microsoft is not prohibited from entering into an agreement with other Internet postage providers. Exclusive elements of our agreement with Microsoft during the term of the agreement include permanent placement on the home page of the web site, co-marketing and/or co-funding of marketing activities, Internet postage launch support and inclusion in editorial content on the web site. The initial term of our agreement with Microsoft is one year, although the agreement is terminable on 60 days prior notice. In October 1999, we entered into an agreement with Microsoft for promotion of our service on the Microsoft Network. This agreement contains exclusive elements including placements on bCentral, MSN's small business site and banner advertising in MSNBC's small business site. The initial term of this agreement is one year, although the agreement is terminable on 60 days prior notice. We have also integrated our Internet postage software with Microsoft Word and Microsoft Outlook. Microsoft is also one of our equity investors.

   eBay. In December 1999, we entered into an agreement with eBay for promotion of our service on the eBay website. eBay is the leading Internet online listing and trading service, with over 7.7 million registered users and, according to Media Metrix, approximately 10 million unique visitors each month to its website, representing approximately 6% of all daily Internet traffic. Under the agreement, E-Stamp will be prominently featured on the eBay home page and integrated into other areas of the eBay website, and eBay users will be allowed to access E-Stamp services and purchase supplies through a co-branded website. Additionally, eBay and E-Stamp will jointly develop promotions targeting eBay's PowerSellers. During the term of the agreement, eBay has agreed to not promote the services or directly link to the websites of other Internet postage competitors. The initial term of the agreement expires on December 9, 2002.

   Yahoo!. In May 1999, we entered into an advertising and promotion agreement with Yahoo!. Yahoo! is the leading Internet guide in terms of traffic, household and business user reach, and is one of the most recognized brands associated with the Internet. Under this agreement, Yahoo! users will have direct access to the E-Stamp services from within the Yahoo! Postal Center. Yahoo! has agreed to display E-Stamp banners when any of 20 key words are entered into the Yahoo! search engine including the key words "postage" and "stamps." During the term of the agreement, Yahoo! has agreed to not display banners, sponsorships or other forms of advertising of Internet postage competitors on the Yahoo! Postal Center or within Yahoo Small Business property and to not display or co-brand content from competitors in the Yahoo! Postal Center. The initial term of the Yahoo! agreement expires December 31, 2000.

   Excite@Home. In August 1999, we entered into a binding letter of intent with Excite@Home to provide direct access to our service across Excite@Home's @Work division. This nonexclusive relationship is designed to provide early broadband adopters with access to our service through the @Work site. As part of this relationship, our service offering will be integrated into @Work's portfolio of products and services. During the term of the agreement, other Internet postage companies are not to be included in sponsorship areas or in the @Work small business post office area. This service launched in the fall of 1999. Excite@Home also is one of our equity investors.

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

   America Online. In November 1998, we agreed to become a tenant in America Online's new Postage Services Center, which features direct links to our Web site where America Online members can purchase our Internet postage service. As part of the nonexclusive agreement, America Online has agreed to promote our service until May 2000 with banner advertisements across several of America Online's branded properties, including CompuServe, AOL.com and Digital City. Additionally, in October 1999 we entered into an agreement with America Online to become an anchor tenant in the Shop@AOL channel. Through this agreement E-Stamp will be featured in the Home Office & Business and Computing areas. The agreement expires in August 2000.

   Intuit. In September 1999, we entered into an agreement with Intuit Inc., a leading provider of financial software. Under this agreement, users of Intuit's QuickBooks software will have access to our service directly from within the QuickBooks software program. In addition, Intuit has agreed to market and promote our service through Intuit's existing small business channels, including the QuickBooks.com newsletter and the QuickBooks.com website. During the term of this agreement so long as we meet its performance criteria, Intuit has agreed not to market, promote or distribute Internet postage products of our competitors in connection with the marketing, promoting and selling of the QuickBooks software products. The initial term of the Intuit agreement expires December 31, 2001.

   Compaq. In June 1998, we entered into a nonexclusive agreement with Compaq to help accelerate the adoption of Internet postage. Under this agreement, Compaq will market our Internet postage service as part of the online services available to owners of their Prosignia line of personal computers, targeted at the small business market and sold through their broad sales channels, and will offer our Internet postage service through Compaq's Web site in exchange for which we have agreed to pay Compaq royalties. The Compaq agreement has an initial term that expires in June 2001. Compaq also is one of our equity investors.

   Francotyp-Postalia. In August 1999, we entered into a non-exclusive marketing and distribution agreement with Francotyp-Postalia, Inc., the U.S. division of Francotyp-Postalia AG & Co., an international market leader in modern office equipment and services for mail processing. Under this agreement, Francotyp-Postalia has agreed to offer our Internet postage service through its Web site. Additionally, we intend to leverage Francotyp-Postalia's established distribution channels and existing customer base to distribute our service. Francotyp-Postalia also is one of our equity investors.

   Avery Dennison. In July 1999, we entered into a non-exclusive relationship with Avery Dennison that includes sales, marketing and distribution agreements. Under this agreement, our Internet postage service is being promoted exclusively in packages of Avery labels and other printable supplies. Additionally, we offer a free sample pack of Avery PC Postage Labels to our new customers. We sell these labels in our online supplies store.

   Sunbeam Corp.'s Pelouze Scale Co. Division. In February 1999, we entered into a marketing and sales agreement with Signature Brands, Inc., a subsidiary of Sunbeam Corporation, the leading manufacturer and distributor of postal scales. We are leveraging Sunbeam's already established distribution channels and promote our service with a special Pelouze Internet Postage Scale for sale in retail, mail order and contract stationery channels. Additionally, the scale, which is designed to work exclusively with our Internet postage service, is available to our customers through our online store. During the term of the agreement, Sunbeam has agreed not to bundle a scale with a competitor's Internet postage product in the U.S. and we have agreed not to bundle our service with another manufacturer's integrated scale.

   Tension Envelope Corporation. In March 1999, Tension Envelope agreed to become our exclusive supplier for our patented window envelopes. These patented window envelopes, which we plan to sell through our online supplies store, feature a special "window" for Internet postage and will save our customers time by eliminating several steps from the mail preparation process. This envelope has been approved for distribution by the U.S. Postal Service.

   EarthLink. In June 1999, we entered into a non-exclusive agreement with EarthLink, a leading Internet service provider. Under this agreement, we and EarthLink have developed a co-branded postal center accessible

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

to EarthLink's more than 1.3 million users from their personal start pages and elsewhere in the EarthLink network. Beginning in early 2000, our software demo will be included on EarthLink's Total Access start-up CD, which is distributed to over 4 million individuals and small businesses. Additionally, EarthLink has agreed to make our Internet postage service available for purchase through EarthLink's mall and to place banner advertisements for our Internet postage service in their service. In addition, EarthLink has agreed to place an advertisement for our service in each issue of its user magazine. The initial term of our agreement with EarthLink expires in August 2000.

   Dymo-CoStar. In July 1999, we entered into a marketing and distribution agreement with Dymo-CoStar, a leading manufacturer of specialty label printers, related software and supplies. Our agreement with Dymo-CoStar provides for bundling of a promotional demonstration of our software with many Dymo-CoStar printers. Additionally, Dymo-CoStar jointly promotes our service in retail channels, promote us to its existing customer base, and plans to integrate support for our service directly into its printer software. Although Dymo-CoStar is not prohibited from entering an agreement with other Internet postage providers, under the agreement, Dymo-CoStar has agreed not to bundle promotional materials of our competitors with Dymo-CoStar label products. Dymo-CoStar's specialty label printer and related labels has been approved for sale by the U.S. Postal Service.

   LinkShare. In August 1999, we entered into an agreement with LinkShare where LinkShare will be E-Stamp's affiliate service. Under the agreement, LinkShare markets E-Stamp's affiliates program to its network of more than 70,000 affiliate sites. The initial term of our agreement is 18 months.

   Under our agreements with Yahoo!, Microsoft, Earthlink Excite@Home, Intuit and eBay, we are required to make aggregate payments to those parties totalling approximately $20.5 million during the year 2000, $12.4 million during the year 2001 and $5 million during the year 2002. Our agreement with Yahoo! requires that we make payments to Yahoo! totalling approximately $2.0 million during the year 2000. Our agreement with Microsoft requires that we make payments to Microsoft totalling approximately $1.5 million during the year 2000. Our agreement with Earthlink requires that we make payments to Earthlink totalling approximately $0.2 million during the year 2000. Our agreement with Excite@Home requires that we make payments to Excite@Home totalling approximately $2.4 million during the year 2000 and $2.4 million during the year 2001. Our agreement with Intuit requires that we make payments to Intuit totalling approximately $4.5 million during the year 2000. Our agreement with eBay requires that we make payments to eBay totaling $10.0 million during the year 2000, $10.0 million during the year 2001 and $5.0 million during the year 2002. We have also paid approximately $1.3 million to America Online. We have also agreed to pay Compaq royalties. We could be required to make additional payments under these agreements if advertising exceeds established levels of page views or generates and exceeds established levels of new customers.

   In addition to the sales and marketing agreements described above, in September 1999, we signed a nonbinding letter of intent with Deutsche Post AG, Europe's largest letter services and logistics company, and a nonbinding letter of intent with an affiliate of Deutsche Telekom AG, Europe's largest telecommunications company. In each of these letters of intent, we agreed to negotiate proposed business relationships involving joint marketing, distribution and technology development. Any party can terminate negotiations under these letters of intent at any time, and there is no assurance that any binding agreement or business relationship with Deutsche Post AG or Deutsche Telekom AG or any affiliate will ever develop.

Acquisition of Customers

   The initial focus of our Internet postage service is on the large and growing small business, small office and home office market, which consists of small businesses, small offices and home offices. We have established relationships with leading Internet, computer and business supply companies to distribute our Internet postage service through channels most frequented by small business, small office and home office users. In addition, we are leveraging those third parties' established customer bases, marketing efforts and distribution channels to build brand recognition, accelerate adoption and increase product accessibility. Our plan is to also promote and extend our brand by conducting ongoing public relations campaigns and developing affiliation and affinity programs.

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

   Product Distribution. Our Internet postage product is available through all standard distribution channels in order to increase product availability and accelerate the adoption of Internet postage. Specifically, our Internet postage product is available through the following:

  . Retail -- We have identified and secured distribution agreements with top retail accounts to expand the market for our Internet postage product since small business, small office and home office users typically purchase a substantial portion of their office supply needs from these sources. These retailers, such as Best Buy, CompUSA, CDW and Staples, have been selected based on the demographics of their customer base, their experience selling computer products to small business customers, and their experience selling office supplies and mailing-related products. We access traditional and online retailers through Ingram Micro, one of the nation's largest computer and computer-related product distributors. We plan to access additional online retailers through our relationship with Digital River, an online distributor, and our relationship with LinkShare, a provider of affiliate marketing services.

  \1\Direct Marketing and Mail Order -- We also offer our products directly from our online store at www.e-stamp.com and through our toll-free telephone number, as well as through major Internet and mail order software resellers, both online and catalog-based. We are also developing a direct sales force to sell our Internet postage product to purchasing organizations and corporate purchasers.

   Promotional Bundling Arrangements. We have entered into distribution agreements with industry leading PC hardware, printer, scale and consumables companies to bundle promotions for our Internet postage service in selected products, which enables us to leverage these third parties' installed customer base, distribution channels and marketing experience.

   Affiliate and Affinity Programs. We have established an extensive affiliate program with sites who target small offices and home offices and we will offer other revenue-sharing opportunities for affiliates who promote or provide links to our products from their Web site. The first of our affiliate program relationships is with LinkShare which has a network of Web sites that access the online merchants marketed by LinkShare. In addition, we plan to extend promotional offers to trade associations with substantial small business, small office and home office membership.

   Online and Offline Advertising. We currently have marketing relationships in place with some of the top Internet sites, and we intend to enter into marketing relationships with additional high traffic sites in the future. We will also target specific customer segments through the use of varied online banner advertisements. Further, we utilize various offline forms of advertising, such as television, print, radio and other targeted publications that focus on specific attractive markets for our service.

   Viral Marketing Programs. The U.S. Postal Service has granted us permission to include our Web site address and our logo on each Internet postage that is printed. We have developed our Internet postage digital stamp to prominently display our logo and Web site address to further develop our brand recognition and accelerate the acquisition of new customers through referrals.

U.S. Postal Service Information Based Indicia Program Certification Process

   The U.S. Postal Service recently approved our Internet postage service under its Information Based Indicia Program. The Information Based Indicia Program is a U.S. Postal Service initiative committed to creating new, convenient, electronic access to postage for mailing customers. Through the Information Based Indicia Program, the U.S. Postal Service delivers a higher level of convenience and security to customers with established performance and evaluation criteria for personal computer postage products.

   For vendors of Internet postage, approval under the Information Based Indicia Program includes a standardized, ten-stage certification process prior to commercial release. Information Based Indicia Program participants must receive U.S. Postal Service authorization at each stage of the certification process to proceed to the next stage. The second to last stage is a three phase beta test, which includes customers sending mail through the mail system. The final stage before commercial release is vendor product approval, which

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

represents formal approval to begin selling Internet postage nationally. The significant steps in the certification process and the time commitment required of a potential Information Based Indicia Program vendor creates a significant barrier to entry for competitors in the U.S. Internet postage market.

   The Information Based Indicia Program certification process includes the following stages:

                                       6. U.S. Postal Service address matching
     1. Letter of intent                  system
     2. Non-disclosure agreement       7. Product submission/testing
     3. Operational concept            8. Product infrastructure tests
     4. Software documentation         9. Beta test approval (three phases)
     5. Provider infrastructure plan  10. Vendor product approval (national distribution)

   Upon receipt of U.S. Postal Service certification, Information Based Indicia Program vendors begin national distribution in accordance with approved quantities and distribution channels. Each approved vendor's commercial roll-out is initially limited to 10,000 customers, with expanding numbers of customers based upon successful evaluations by the U.S. Postal Service. We recently received authorization from the U.S. Postal Service to expand our commercial roll-out to 100,000 customers.

Competition

   We received U.S. Postal Service approval to commercially release our Internet postage service on August 9, 1999 and began providing our service on that date. We believe that our Internet postage service is well positioned to compete in the small business, small office and home office market, which consists of small businesses, small offices and home offices, because of our tight integration with software applications and our advantages in bandwidth-constrained environments. We will also compete with providers of traditional postage products such as stamps sold by the U.S. Postal Service, and services such as Federal Express and United Parcel Service. In addition to providers of traditional postage products and services, we compete with three other Information Based Indicia Program vendors, Neopost, Pitney Bowes and Stamps.com, who have all initiated the certification process with the U.S. Postal Service. Only one of these, Stamps.com, was approved for commercial release by the U.S. Postal Service on August 9, 1999. While the market for Internet postage is new, we expect that competition will further increase once Internet postage products become widely available and generally accepted.

   While we believe our Internet postage service provides significant benefits over traditional postage methods, especially for the small business, small office and home office market, we expect to continue to also compete with traditional postage methods such as stamps and metered mail. Postage meters are typically paid for on a monthly lease, require significant investments in additional supplies such as ink cartridges, charge a premium for postage and are subject to tampering and theft. There can be no assurance that customers will change their current postage purchasing habits and switch to Internet postage products. The failure of a commercially viable number of users to switch to Internet postage would significantly harm our business, financial condition and results of operations.

   We may not be able to maintain a competitive position against current or future competitors as they enter the Internet postage market in which we compete. This is particularly true with respect to competitors with greater financial, marketing, service, support, technical, intellectual property and other resources than us. Our failure to maintain a competitive position within our market could seriously harm our business, financial condition and results of operations. We believe that the principal competitive factors in the Internet postage market include:

  .  U.S. Postal Service product certification;

  .  brand recognition;

  .  integration with other software applications;

  .  convenience;

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

  .  service availability and reliability;

  .  price;

  .  security; and

  .  marketing and distribution relationships.

Technology

   We have leveraged our technologies, including our desktop software, postage application programming interface, Internet postage device, patented window envelope, and systems infrastructure, in order to create a comprehensive service that meets our customers' needs and fulfills the U.S. Postal Service's certification requirements.

   Desktop Software. Our desktop software enables users to print Internet postage offline without maintaining a persistent Internet connection. The software is designed to interface with our proprietary postage device to print the recipient's address and Internet postage in one step onto envelopes, labels, and documents. The recipient's address can be selected using the built-in support for many popular applications, including Microsoft Word and Outlook, without the user having to upload data over the Internet or separately type the address. This is a significant advantage over other Internet postage products which require the user to type in or import addresses from other software packages and force them to keep multiple copies of the same address synchronized across multiple address books. In addition, the software has a built-in electronic software update feature which automatically updates postage rates and the software itself ensuring that each customer always has the most current version of our software. The software includes a postage application programming interface which enables other software vendors to integrate their software with our software.

   Postage Application Programming Interface. We built our software from the ground up so that it can be integrated as a component of other software applications. This means virtually any software application can be "postage-enabled" to print Internet postage onto envelopes, labels, or documents. Through this technology, our software can be tightly integrated with popular business applications.

   Internet Postage Device. We have developed a proprietary Internet postage device that securely stores the postage value our customers buy. The postage device connects to a personal computer's parallel port between the personal computer and the printer. The postage device enables our users to print postage without the need to remain connected to the Internet because account balances are stored on the device, not on a remote server. The postage device is also secure and tamper-resistant, disabling itself if anyone attempts to open or tamper with it. Our Internet postage device has been tested by the National Institute of Standards and Technology and certified as Federal Information Processing Standard 140-1 compliant at security levels 3 and partially 4. Overall security was reviewed by a Cryptographic Equipment Assessment Laboratory and Internet Security was reviewed by ISS Group, a leading Internet security company.

   Patented Window Envelope. We have developed and patented a special window envelope that has an additional window in the upper right corner for postage. This enables postage to be printed directly on documents, folded in thirds and inserted into one of our envelopes. They are a significant time-saver because they eliminate the need to separately prepare an envelope or label. Tension Envelope will be manufacturing this envelope for us and we plan to offer it to our customers on our Web site.

   Systems Infrastructure. Our systems have been designed to be scalable as our business grows and to allow for rapid deployment of our Internet postage service. As the quantity of purchases or number of users accessing our systems increases, we have developed our systems to incrementally grow through the necessary additions. Our systems are based on the Microsoft Windows NT, Transaction Server and SQL Server environment. For our Web site, we utilize Javascript and Active Server Pages.

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

Future Product Development

   We are currently developing a server-based service that is targeted at broadband-enabled users. As estimated by Forrester Research, broadband access was only utilized by 2% of online users in 1998, but will increase to 26% in 2002. Once broadband connections become more prevalent and customers have dedicated Internet access, our server-based service will be positioned to meet the needs of this base of users. The server-based service will enable a user to purchase and store Internet postage directly on our secure electronic commerce server and print from their local printer. We are also developing browser-based products for electronic commerce transactions, such as online ticketing and gift certificates.

Company History

   Prior to September 1996, we conducted operations as Post N Mail, L.L.C., a Texas limited liability company formed in April 1994. From April 1994 until the September 1996 merger with E-Stamp, Post N Mail engaged in discussions with the U.S. Postal Service regarding non-traditional postal services and, as use of the Internet became more prevalent, focused upon the development of our Internet postage service. In September 1996, Post N Mail was merged into E-Stamp, a Delaware corporation. Following the merger, we continued to develop our Internet postage service which entered the U.S. Postal Service's three-phase beta test certification process in March 1998 and received final U.S. Postal Service approval on August 9, 1999.

Employees

   As of September 30, 1999, we employed 104 full-time people, including 33 in engineering, 19 in operations, eight in customer service and support, 26 in sales, marketing and business development, and 17 in general and administrative functions. Based on our growth plans, we anticipate hiring a significant number of employees over the next 12 months. From time to time, we employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

Intellectual Property

   We regard our technology as proprietary and attempt to protect it by relying on patent, trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We have been issued 26 U.S. patents and have 14 patent applications pending. Our issued patents expire between 2010 and 2016. We consider patents to be a significant part of our intellectual property, and will remain so for the foreseeable future. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We are in the process of pursuing the registration in the U.S. for a number of our trademarks and service marks, and we cannot assure you that any of these trademark registrations will be issued or that if they are issued that we will be able to successfully enforce them. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available over the Internet, and policing unauthorized use of our proprietary information is difficult. Despite efforts to protect our intellectual property rights, we face substantial uncertainty regarding the impact that other parties' intellectual property positions will have on the Internet postage market.

   In particular, Pitney Bowes has sent formal comments to the U.S. Postal Service asserting that intellectual property of Pitney Bowes would be infringed by products meeting the requirements of the Information Based Indicia Program's specifications. Furthermore, in June 1999, Pitney Bowes filed a lawsuit in the U.S. District Court against us alleging infringement of Pitney Bowes patents. For a discussion of claims by Pitney Bowes and risks associated with intellectual property, please refer to "Risk Factors--Intellectual property infringement claims, including claims asserted by Pitney Bowes against us, could prevent or hinder our ability to sell Internet postage" and "--Legal Proceedings."

Facilities

   Our headquarters are currently located in a leased facility in San Mateo, California, consisting of approximately 25,000 square feet of office space. The office space is under a 15-month sublease which will expire in June 2000. We have also entered into a sublease for an additional 20,700 square feet of office space in Redwood City, California. This sublease has a three year term expiring in December 2002. We will need to obtain additional office space prior to the end of 2000 and are currently in discussions with a prospective landlord.

Legal Proceedings

   On June 10, 1999, Pitney Bowes filed suit against us in the U.S. District Court for the District of Delaware alleging infringement of Pitney Bowes patents. The suit alleges that we are infringing seven patents held by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. One week later, Pitney Bowes filed a similar complaint against one of our competitors, Stamps.com, alleging infringement of two of the seven Pitney Bowes patents alleged in the E-Stamp complaint. On July 30, 1999, we filed our answer to Pitney Bowes' complaint in which we deny all allegations of patent infringement and assert affirmative and other defenses based on statutory and common law grounds, including inequitable conduct on the part of Pitney Bowes in its procurement of patents in proceedings before the U.S. Patent and Trademark Office. As part of the answer, we also brought various counterclaims against Pitney Bowes claiming Pitney Bowes' violation of Section 2 of the Sherman Act and intentional and tortious interference with E-Stamp's business relations based, in part, upon our allegations that Pitney Bowes has unlawfully maintained its monopoly power in the postage metering market through a scheme to defraud the U.S. Patent and Trademark Office and its efforts to discourage potential investors and businesses from investing and entering into agreements with E-Stamp. Our suit seeks compensatory and treble damages, injunctive relief and recovery of attorney's fees. On September 21, 1999, Pitney Bowes filed a motion to strike or dismiss certain of E-Stamp's affirmative defenses and counterclaims or, in the alternative, to bifurcate discovery and trial of those counterclaims; E-Stamp's response to the motion was filed on October 20, 1999. The U.S. District Court for the District of Delaware held a hearing on November 18, 1999, regarding Pitney Bowes' motion, but as of the date hereof, a decision has not been rendered. We are continuing to investigate the claims against us as well as infringement by Pitney Bowes of our patents, and may assert additional defenses or pursue additional counterclaims or independent claims against Pitney Bowes in the future.

   Pendency of the litigation can be expected to result in significant expenses to us and the diversion of management time and other resources. If Pitney Bowes is successful in its claims against us, then we may be hindered or even prevented from competing in the Internet postage market and our operations would be severely harmed. For example, the Pitney Bowes suit could result in limitations on how we implement our services, delays and costs associated with redesigning our services and payments of license fees and other payments. An injunction obtained by Pitney Bowes could eliminate our ability to market critical products or services.

   On May 10, 1999, in U.S. District Court, E-Stamp obtained a temporary restraining order against Dave Lahoti ordering Mr. Lahoti to refrain from using his Web site, which he had registered as "estamps.com." On June 14, 1999, the U.S. District Court granted a preliminary injunction requiring Mr. Lahoti to refrain from using his Web site in connection with Internet postage and to place a disclaimer identifying that his Web site is not associated with E-Stamp Corporation. We are seeking damages and a permanent injunction in connection with this matter. Mr. Lahoti has denied the material allegations and has set forth his affirmative defenses.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth our executive officers' and directors' ages and positions as of December 31, 1999.

              Name            Age                  Position
   Robert H. Ewald...........  52 President, Chief Executive Officer and
                                  Director

   Anthony H. Lewis, Jr.  ...  46 Vice President and Chief Financial Officer

   Nicole Eagan..............  35 Senior Vice President, Marketing and Sales

   Martin Pagel..............  37 Chief Technology Officer

   Thomas J. Reinemer........  39 Vice President, International

   Edward F. Malysz..........  39 Vice President, General Counsel and
                                  Secretary

   Marcelo A. Gumucio........  62 Chairman of the Board

   John V. Balen(1)..........  39 Director

   Thomas L. Rosch(2)........  37 Director

   Michael Leitner...........  34 Director

   Adam Wagner(1)............  41 Director

   Rebecca Saeger(2).........  44 Director

   Robert J. Cresci(1).......  56 Director

   Jerry Gramaglia(2)........  44 Director

---------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

   Robert H. Ewald has been our President and Chief Executive Officer since February 1999 and has been a Director since January 1999. From July 1996 to July 1998, Mr. Ewald held various executive positions at Silicon Graphics, Inc., a manufacturer of computer workstations, servers and supercomputers, most recently as Executive Vice President and Chief Operating Officer. From August 1984 to June 1996, Mr. Ewald held various management and executive positions with Cray Research, Inc., a manufacturer of high performance computers, including President and Chief Operating Officer. Before joining Cray Research, Inc., Mr. Ewald led the Computing and Communications Division of the Los Alamos National Laboratory and was responsible for providing computing and communications services to government customers nationwide between 1980 and 1984. Mr. Ewald is currently a director of Ceridian, Inc., an information technology services company, and a member of the President's Information Technology Advisory Committee chartered by the White House. Mr. Ewald received his B.S. in civil engineering from the University of Nevada and his M.S. in civil engineering from the University of Colorado.

   Anthony H. Lewis, Jr. has been our Vice President and Chief Financial Officer since July 1999. From October 1995 to July 1999, Mr. Lewis held various management positions at Quantum Corporation, a manufacturer of computer storage devices, most recently as Vice President of Finance, Treasurer. From 1986 to October 1995, Mr. Lewis held various management positions at Tandem Computers, Inc., a manufacturer of computers, including Vice President, Corporate Financial Controller. Mr. Lewis received his A.B. in economics from Harvard College and his M.B.A. from Harvard Business School.

   Nicole Eagan has been our Senior Vice President, Marketing and Sales since July 1999 and previously served as our Vice President, Marketing and Business Development from May 1996. From 1993 to May 1996, Ms. Eagan held various positions with Oracle Corporation, a manufacturer of systems software and business applications software, including Director, Strategic Marketing, Director, Channel Marketing for Global Business Alliances Group and Director, Server Product Marketing for Oracle 7. Ms. Eagan received her B.S. in marketing from Montclair University in New Jersey.

   Martin Pagel has been our Chief Technology Officer since October 1998 and previously served as our Vice President, Engineering and Chief Architect from July 1996. From January 1988 to June 1996, Mr. Pagel held various management and engineering positions at Microsoft Corporation, a manufacturer of software products, including Technical Manager, Operations for its Internet and electronic commerce strategies and Program Manager for the design of the Windows 2000 Active Directory. Mr. Pagel was also involved in the formation of Microsoft Consulting Services in Europe. Mr. Pagel received his degrees in business and computer science from the Technical University in Braunschweig, Germany.

   Thomas J. Reinemer has been our Vice President, International since March 1999 and previously served as our Vice President, Operations from August 1996. From May 1995 to July 1996, Mr. Reinemer was Senior Director of Strategic Marketing and Development at Oracle Corporation, a manufacturer of systems software and business applications software, where he was responsible for developing and implementing Oracle's partner strategies. From January 1994 to May 1995, Mr. Reinemer was International Business Development Manager at Microsoft, a manufacturer of software products, where he played a leading role in the launch and expansion of Microsoft's International BackOffice business. Mr. Reinemer also held various management positions at Novell Germany, a provider of network software between 1989 and 1995. Mr. Reinemer received his degrees in electronic processing and in industrial electronic processing equipment from the Friedrich Ebert Technical College in Wiesbaden, Germany.

   Edward F. Malysz has been our Vice President, General Counsel and Secretary since June 1999. From July 1993 to June 1999, Mr. Malysz held various legal positions with Silicon Graphics, Inc., a manufacturer of computer workstations, servers and supercomputers, most recently serving as Senior Corporate Counsel. From August 1988 to July 1993, Mr. Malysz was a transactional lawyer with the law firm of Berliner Cohen. From August 1982 to December 1984, Mr. Malysz was a certified public accountant with Arthur Young & Company, an accounting firm. Mr. Malysz received his B.A. in economics from the University of California, Santa Barbara and J.D. from Santa Clara University.

   Marcelo A. Gumucio has served as Chairman of the Board since November 1998. Mr. Gumucio is Managing Partner of Gumucio, Burke and Associates, a private investment firm which he co-founded in 1992. From April 1996 to July 1997, Mr. Gumucio was Chief Executive Officer of Micro Focus PLC, an enterprise software provider. He also served as a member of the Micro Focus' board of directors from January 1996. Before joining Micro Focus, Mr. Gumucio was President and Chief Executive Officer of Memorex Telex NV between 1992 and 1996. Mr. Gumucio currently serves on the board of directors of BidCom, Inc., Digital Island and Burr Brown Corporation and serves as Chairman of the boards of WebSentric and NetFreight. Mr. Gumucio received his B.S. in mathematics from the University of San Francisco and M.S. in applied mathematics and operations research from the University of Idaho. Mr. Gumucio is also a graduate of the Harvard Business School Advanced Management Program.

   John V. Balen has served on the Board of Directors since July 1998. Mr. Balen joined Canaan Partners, a national venture capital investment firm, in September 1995 where he is currently a general partner. From June 1985 to June 1995, Mr. Balen served as Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen currently serves on the board of directors of Intraware and Commerce One. Mr. Balen received his B.S. in electrical engineering and M.B.A. from Cornell University.

   Thomas L. Rosch has served on the Board of Directors since September 1997. Mr. Rosch joined InterWest Partners in January 2000 where he is currently general partner and managing director. InterWest Partners is a Silicon Valley-based venture capital firm that invests in information technology and health care companies. Previously, Mr. Rosch served as a partner of AT&T from December 1996 to January 2000. AT&T Ventures is an independent venture capital fund that invests in information technology companies. Previously, Mr. Rosch served as a senior member of The Boston Consulting Group from November 1989 to November 1996. Mr. Rosch currently serves on the board of directors of Veridicom, Inc. and Signio. Mr. Rosch received his A.B. in government and philosophy from Harvard University and J.D./M.B.A. from Stanford University.

   Michael Leitner has served on the Board of Directors since January 2000. Mr. Leitner is a Director of Corporate Development for Microsoft Corporation, a manufacturer of software products, and has held this position since July 1998. From August 1994 to March 1998, Mr. Leitner served as a Vice President in the Technology Mergers and Acquisitions Group of Merrill Lynch, an investment bank. Mr. Leitner currently serves on the board of directors of divine interVentures, Inc. Mr. Leitner received his B.A. in economics from the University of California, Los Angeles and M.B.A. from the University of Michigan.

   Adam Wagner has served on the Board of Directors since November 1996. Mr. Wagner is the founder in principal of Neo Ventures, LLC, a privately held investment firm, since its formation in September 1999. From June 1992 until September 1999, Mr. Wagner served as Vice President, Investments at Wagner & Brown, Ltd., a closely-held oil and gas investment company. Mr. Wagner currently serves on the board of directors of PFS Thermoplastics, Inc., SeaSound, LLC and iSong.com, inc. Mr. Wagner received his B.S. in geology from the University of Oklahoma and M.B.A. from the University of Southern California.

   Rebecca Saeger has served on the Board of Directors, since September 1999. Since June 1997, Ms. Saeger has served as Executive Vice President of Brand Marketing for VISA U.S.A., a provider of payment products and services. From June 1991 to May 1997, Ms. Saeger served in various positions at Foote, Cone & Belding San Francisco, an advertising agency, including Senior Vice President, Group Management Supervisor and Director of Account Management. From June 1980 to April 1991, Ms. Saeger worked at Ogilvy and Mather New York, an advertising agency, where she held a variety of positions, including most recently, Senior Vice President, Group Director. Ms. Saeger received her B.A. from Muhlenberg College and M.B.A. from the Wharton School of Business, University of Pennsylvania.

   Robert J. Cresci has served on the Board of Directors since October 1999. Since 1990, Mr. Cresci has served as a Managing Director of Pecks Management Partners Ltd., which specializes in managing portfolios of public and private convertible securities for institutional clients. Mr. Cresci is a graduate of the United States Military Academy at West Point and received an MBA from Columbia University.

   Jerry Gramaglia has served on the Board of Directors since October 1999. Mr. Gramaglia is the Chief Marketing Officer of E*Trade Group, Inc., a financial services company, and has held such position since June 1998. From March 1997 to June 1998, Mr. Gramaglia served as Vice President, Marketing of the Consumer division of Sprint Corporation, a telecommunications company. From November 1994 to January 1997, Mr. Gramaglia was a Marketing Supervisor at PepsiCo, a manufacturer of beverage products. Mr. Gramaglia received his B.A. from Denison University.

Classified Board

   Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. Robert H. Ewald, Thomas L. Rosch and Robert J. Cresci have been designated Class I directors whose terms expire at the 2000 annual meeting of stockholders. Marcelo A. Gumucio, Adam Wagner and Jerry Gramaglia have been designated Class II directors whose terms expire at the 2001 annual meeting of stockholders. Michael Leitner, John V. Balen and Rebecca Saeger have been designated as Class III directors whose terms expire at the 2002 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change in control of our company or in our management.

   Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Board Committees

   We established an audit committee and a compensation committee in July 1998.

   Our audit committee currently consists of Messrs. Balen, Wagner and Cresci. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

   Our compensation committee currently consists of Messrs. Rosch and Gramaglia and Ms. Saeger. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our employees.

Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   Except for our Chairman of the Board, we do not currently compensate our directors in cash for their service as members of the board of directors, although we reimburse our directors for expenses in connection with attendance at board of director and compensation committee meetings. We currently pay Marcelo Gumucio $10,000 per month for his service as Chairman of the Board. Under our stock option plan, directors are eligible to receive stock option grants at the discretion of the board of directors or other administrator of the plan. During 1999, the board granted options to purchase an aggregate of 50,000 shares to Rebecca Saeger at an exercise price per share of $8.60, granted options to purchase an aggregate of 40,000 shares to Jerry Gramaglia at an exercise price per share of $18.9375 and granted Marcelo Gumucio a stock bonus of 62,500 shares.

Executive Compensation

                           Summary Compensation Table

   The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal years ended December 31, 1999 and December 31, 1998 by our former chief executive officer, our current chief executive officer and our next four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1999. These executives are referred to as the Named Executive Officers elsewhere in this prospectus.



                                                    Long-Term
                                                   Compensation
                                      Annual          Awards       All Other
                           Year    Compensation    ------------ Compensation(1)
                           ---- ------------------  Securities  ---------------
Name and Principal                                  Underlying
Position                        Salary($) Bonus($)  Options(#)
Robert H. Ewald........... 1999  227,169      --    1,656,250        2,084
 President and Chief
  Executive Officer(2)     1998      --       --          --

Sunir Kapoor.............. 1999   43,160   63,500         --           --
 Former Chief Executive
  Officer and President(3) 1998  153,042   63,500     370,263

Martin Pagel.............. 1999  160,305   65,954         --           --
 Chief Technical Officer   1998  128,750   25,000      18,994

Nicole Eagan.............. 1999  172,819   82,268      62,500        1,448
 Senior Vice President,
  Marketing and Sales      1998  128,750   28,000      35,000

Thomas J. Reinemer........ 1999  160,342   79,072         --         2,860
 Vice President,
  International(4)         1998  128,750   28,000      35,000

Rick D. Prime............. 1999  167,500      --          --         2,025
 Former Vice President,
  Finance(5)               1998  128,750      --       12,500


---------------------
(1) Represents E-Stamp's contributions to our 401(k) plan in 1999 on behalf of the Named Executive Officers.

(2)Mr. Ewald joined E-Stamp as our Chief Executive Officer and President in February 1999.

(3) Mr. Kapoor served as Chief Executive Officer and President of E-Stamp from February 1996 until February 1999.

(4) Mr. Reinemer served as Vice President, Operations from August 1996 until March 1999.

(5) Mr. Prime served as Vice President, Finance from October 1997 until July
    1999.

                       Option Grants in Last Fiscal Year

   The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, and based upon the fair market value at the date of grant as determined by the board of directors which was equal to the exercise price. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

   In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 4,886,149 shares to employees, directors and consultants. All options were granted under our 1996 Stock Option and Restricted Stock Plan or our 1999 Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, certified check, or delivery of already-owned shares of our common stock. All options to the Named Executive Officers are immediately exercisable upon grant; however, any unvested shares may be repurchased by us at their cost in the event of the optionee's termination of employment. All option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each quarter thereafter.

                                      Individual Grants
                         -------------------------------------------
                                                                      Potential Realizable
                         Number of  % of Total                          Value at Assumed
                         Securities   Options                         Annual Rates of Stock
                         Underlying Granted to                       Price Appreciation for
                          Options    Employees  Exercise                   Option Term
          Name            Granted     In Last     Price   Expiration -----------------------
                            (#)     Fiscal Year ($/share)    Date        5%         10%
Robert H. Ewald......... 1,531,250     31.34      0.72     2/18/09      693,400    1,757,100
                           125,000      2.56      0.00     2/18/09      540,800    1,370,600

Sunir Kapoor............       --        --        --          --           --           --

Martin Pagel............       --        --        --          --           --           --

Nicole Eagan............    62,500      1.28      1.20     7/27/09       47,200      119,500

Thomas J. Reinemer......       --        --        --          --           --           --

Rick D. Prime...........       --        --        --          --           --           --

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

   The following table describes for the Named Executive Officers their option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held by them as of December 31, 1999.

   The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $22.25 per share, the fair market value of our common stock as of December 31, 1999,which was the closing price of our common stock on December 31, 1999, as reported on the NASDAQ stock market, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Stock Option and Restricted Stock Plan and our 1999 Stock Plan. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each quarter thereafter.

                                                      Number of Securities
                                                     Underlying Unexercised   Value of Unexercised In-
                                                     Options At December 31,    the-Money Options at
                                           Value            1999 (#)            December 31, 1999 ($)
                         Shares Acquired  Realized  ------------------------- -------------------------
Name                     on Exercise (#)    ($)     Exercisable Unexercisable Exercisable Unexercisable
Robert H. Ewald.........    1,656,250    35,749,063      --          --       $       --      $ --

Sunir Kapoor(1).........          --            --       --          --               --        --

Martin Pagel............          --            --    18,993         --          410,439        --

Nicole Eagan............          --            --    95,000         --        2,017,950        --

Thomas J. Reinemer......          --            --    35,000         --          756,350        --

Rick D. Prime...........          --            --       --          --               --        --

--------
(1) E-Stamp repurchased 409,878 unvested shares held by Mr. Kapoor in June
    1999.

1999 Stock Plan

   The board of directors adopted our 1999 Stock Plan, referred to as the 1999 Plan, in August 1999, and our stockholders subsequently approved the 1999 Stock Plan. This stock plan became effective upon stockholder approval, which occurred prior to the effective date of our initial public offering. This stock plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights.

   As adjusted for our October 1999 stock dividend, a total of 2,500,000 shares of common stock were reserved for issuance, plus annual increases, beginning in fiscal year 2000, equal to the lesser of:

  . 1,250,000 shares;

  . 3% of the outstanding shares on such date; or

  . a lesser amount determined by the board.

   As of December 31, 1999, options to purchase 2,204,136 shares of our common stock were outstanding under the 1999 Plan, and a total of 1,172,798 shares that have been issued pursuant to the 1999 Plan were outstanding.

   The stock plan administrator, which is the board of directors or a committee of the board, administers the 1999 Plan. In the case of options intended to qualify as "performance based compensation" within the meaning of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more "outside directors" within the meaning of the Internal Revenue Code of 1986, as amended.

   The administrator determines the exercise price of nonstatutory stock options granted under the 1999 Plan, but with respect to nonstatutory stock options intended to qualify as "performance based compensation" within the meaning of the Internal Revenue Code of 1986, as amended, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the common stock on the date of grant. For any participant who owns stock possessing more than 10% of the voting power of all classes of our capital stock, the exercise price of any incentive stock option must equal at least 110% of the fair value on the date of grant and the term of such incentive stock option must not exceed five years. The term of all other options granted under the stock option plan may not exceed 10 years.

   An optionee must exercise an option granted under the 1999 Plan generally within three months after the end of the optionee's status as an employee, director or consultant of E-Stamp, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's term. Unless determined otherwise by the administrator, an optionee generally may not transfer options and stock purchase rights granted under the 1999 Plan.

   The administrator determines the exercise price of stock purchase rights granted under the 1999 Plan. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase rights contains a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase under the restricted stock purchase agreements will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate that the administrator determines.

   The 1999 Plan provides that in the event of our merger with or into another corporation or the sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise each outstanding option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares that would not otherwise be exercisable, for a period of 30 days from the date of the notice. The options and stock purchase rights will terminate upon the expiration of the 30-day period.

   Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. In addition, the administrator has the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted.

1996 Stock Option and Restricted Stock Plan

   Our 1996 Stock Option and Restricted Stock Plan, referred to as the 1996 Plan, was adopted by the board of directors and subsequently approved by our stockholders. The 1996 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant to employees and consultants of nonstatutory stock options and restricted stock rights.

   The board of directors has determined that no future options or restricted stock rights will be granted under our 1996 Plan after the effective date of this offering. However, the board or a committee of our board of directors will administer the options and stock purchase rights granted under the 1996 Plan that are outstanding on the effective date of this offering. A total of 6,018,750 shares of common stock were authorized for issuance under the 1996 Plan. As of December 31, 1999, options to purchase an aggregate of 979,322 shares of our common stock were outstanding under this stock option plan, and a total of 4,978,466 shares that have been issued pursuant to the exercise of options granted under the 1996 Plan were outstanding.

   The options outstanding at the time of this offering will remain subject to the terms of the agreements evidencing such options and the terms of the 1996 Plan. The 1996 Plan provides that in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the Company's assets, each outstanding option will terminate immediately prior to such transaction, unless determined otherwise by the plan administrator.

1999 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan was adopted by our board of directors in August 1999, and was subsequently approved by our stockholders. The purchase plan became effective on the effective date of our initial public offering. A total of 500,000 shares of common stock has been reserved for issuance under the purchase plan, plus annual increases equal to the lesser of:

  . 350,000 shares;

  . 1% of the outstanding shares on such date; or

  . a lesser amount determined by the board.

   The board of directors or a committee appointed by the board administers the stock purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the stock purchase plan and determine eligibility.

   Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the purchase plan:

  . any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . any employee whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

   The stock purchase plan, which is intended to qualify under Section 423 of the United States tax code, contains consecutive, overlapping 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before November 14, 2001.

   Participants may purchase common stock through payroll deductions of up to 15% of the participant's eligible compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the end of each offering period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will withdraw from the current offering period following the exercise and will automatically re-enroll in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with E-Stamp.

   The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed sale or merger.

   The purchase plan became effective in October 1999 and will terminate in October 2009. The board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock.

1999 Director Option Plan

   Non-employee directors are entitled to participate in our 1999 Director Option Plan. The board of directors adopted the director plan in August 1999, and our stockholders subsequently approved the director plan. The director plan became effective on the effective date of our initial public offering. The director plan has a term of ten years, unless terminated sooner by the board. A total of 300,000 shares of common stock have been reserved for issuance under the director plan.

   The director plan provides for the automatic grant of 40,000 shares of common stock to each non-employee director who first becomes a non-employee director after adoption of this plan, and who does not beneficially hold more than one percent (1%) of the total voting power of our voting securities on the date of grant. The shares purchasable under this option shall vest over four years at the rate of 1/48th per month. In addition, after this offering, each non-employee director who has served on the board for at least the six previous months, and who does not beneficially hold more than one percent (1%) of the total voting power of our voting securities on the date of grant, will be granted an option to purchase 2,500 shares of common stock on the date of each annual meeting of our stockholders. The shares purchasable under this option shall vest over one year at the rate of 1/12th per month. Each option granted to a non-employee director under this director plan will have a term of ten years. The exercise price of all options shall be 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant.

   Options granted under the director plan must be exercised within three months of the end of the optionee's tenure as a director, or within twelve months after such director's termination by death or disability to the extent the option was exercisable on the date of termination, but not later than the expiration of the option's ten year term.

1996 Non-Employee Director Stock Option Plan

   Our 1996 Non-Employee Director Stock Option Plan, referred to as the 1996 Director Plan, was adopted by the Board and approved by the stockholders. Our board of directors terminated this 1996 Director Plan with respect to future grants. However, outstanding options granted under this plan will remain outstanding and subject to the terms and conditions of the agreements evidencing such options and the terms of the 1996 Director Plan.

   A total of 125,000 shares of our common stock are authorized for issuance under the 1996 Director Plan. As of December 31, 1999, a total of 19,063 shares were subject to outstanding options granted under this plan. Although 105,937 shares remain available for further grant of options under the 1996 Director Plan, no more options will be granted under this plan.

401(k) Plan

   We sponsor a 401(k) plan which provides eligible employees located in the United States an opportunity to save money for their retirement on a tax deferred basis. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Eligible employees may elect to reduce their current eligible compensation by up to 15%, subject to the statutory annual limit in 1999 of $10,000, and to have the amount of such reduction contributed on their behalf to the 401(k) plan. We currently provide a matching contribution to those eligible employees who have elected to participate in the 401(k) plan equal to 50% of the first 4% of their eligible contributions to the 401(k) plan. In addition, the 401(k) plan permits, but does not require, an additional discretionary profit sharing contribution to be made by us on behalf of eligible employees. To date, we have not made any such discretionary profit sharing contribution to the 401(k) plan. Contributions that are made to the 401(k) plan, whether if made by the eligible employees, or by us, and the investment earnings thereon, are not taxable to employees until such amounts are withdrawn from the 401(k) plan. However, any contributions made by us will be deductible in the taxable year they are made. The 401(k) plan may be amended or terminated by us at anytime, and in our sole discretion.

Employment Agreements

   We have issued offer letters to each of Robert H. Ewald, Anthony H. Lewis, Jr., Roderick Witmond, Edward Malysz and Marcelo A. Gumucio pursuant to which each is entitled to a base salary, bonuses and an option to purchase shares of our common stock. In addition, we granted Mr. Ewald 125,000 shares of common stock for our commencing an initial public offering within twelve months of his employment start date. We agreed to provide Mr. Lewis with a promissory note in the amount of $38,100 which will be forgiven in the event he is terminated without cause prior to one year of service or upon completion of one year of service from his start date. We agreed that if Mr. Gumucio is involuntarily terminated within one year of his start date, 25% of his option shall become immediately exercisable. We have agreed that the stock options of Messrs. Ewald, Lewis, Malysz and Gumucio will vest in full if we experience a change in control.

   We have entered into employment agreements with each of Nicole Eagan, Martin Pagel and Thomas J. Reinemer pursuant to which each is entitled to a base salary, bonuses, an option to purchase shares of common stock and an option to purchase shares of restricted common stock. All of these options have been exercised in full and the shares issued thereunder are included in the share amounts throughout this prospectus. Under these agreements, if any of Nicole Eagan, Martin Pagel or Thomas J. Reinemer are terminated without cause, he or she will be entitled to the payment of six months of his or her base salary. In addition, we have agreed that the stock options of Ms. Eagan and Messrs. Pagel and Reinemer will vest in full if we experience a change in control.

Limitations on Directors' Liability and Indemnification

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

   At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                           RELATED PARTY TRANSACTIONS

   During the last two years, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have a director or indirect interest other than compensation arrangements, which are described where required under "Management," and the transactions described below.

Equity Investment Transactions for Cash

   In September 1997, we sold 2,500,000 shares of Series A preferred stock for $2.40 per share. In July 1998, we sold 4,188,000 shares of Series B preferred stock for $3.82 per share. In August 1999, we sold 2,928,521 shares of Series C preferred stock for $10.31 per share. Each share of preferred stock automatically converted into shares of our common stock on a 1.25-for-1 basis upon the closing of our initial public offering. Listed below are the directors, executive officers and stockholders who beneficially own more than 5% of our securities who participated in these financings. We have also indicated in the table below the value of shares held by these individuals based on the last reported sales price for our common stock on the Nasdaq National Market on February 1, 2000 of $17.6875 per share. This sales price of $17.6875 per share does not represent our estimate of future stock prices. Actual gains, if any, on sale of our shares will be dependent on the future performance of our common stock.

                                                                         Value of
                                                          Aggregate   Shares at Last
                          Series A  Series B  Series C      Cash      Reported Sales
Name                      Preferred Preferred Preferred Consideration     Price
Microsoft Corporation...  1,250,000   261,750  109,231   $5,126,174    $35,838,872
Entities affiliated with
 AT&T Ventures(1).......  1,250,000   261,750  218,462    6,252,343     38,253,906
Canaan Equity, L.P......      --    1,047,000  113,476    5,169,478     25,657,399
Unified Holdings,
 L.L.C..................      --    1,047,000    --       4,000,000     23,148,516
John V. Balen(2)........      --    1,047,000  113,476    5,169,478     25,657,399
Robert Cresci(3)........      --        --     581,959    5,999,997     12,866,737
Michael Leitner(4)......  1,250,000   261,750  109,231    5,126,174     35,838,872
Adam Wagner(5)..........      --    1,047,000    5,416    4,055,379     23,268,260
Martin Pagel............      --        --       2,166       22,323         47,898

---------------------
(1) Includes 1,125,000 shares of Series A preferred stock, 235,575 shares of Series B preferred stock and 196,616 shares of Series C preferred stock held by AT&T Venture Fund II, L.P. and 125,000 shares of Series A preferred stock, 26,175 shares of Series B preferred stock and 21,846 shares of Series C preferred stock held by Venture Fund I, L.P.

(2) Includes 1,047,000 shares of Series B preferred stock and 151,302 shares of Series C preferred stock held by Canaan Equity, L.P. Mr. Balen disclaims beneficial ownership of these shares.

(3) Includes 77,575 shares of Series C preferred stock held by the Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc. (Nominee:
    Fuelship & Co.), 116,392 shares of Series C preferred stock held by the Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. (Nominee: Northam & Co.) and 387,992 shares of Series C preferred stock held by the Delaware State Employees' Retirement Fund (Nominee: Nap & Co.). Such funds are managed by Pecks Management Partners Ltd., of which Mr. Cresci is a managing director. Mr. Cresci disclaims beneficial ownership of these shares.

(4) Includes 1,250,000 shares of Series A preferred stock, 261,750 shares of Series B preferred stock and 109,231 shares of Series C preferred stock held by Microsoft Corporation. Mr. Leitner disclaims beneficial ownership of these shares.

(5) Includes 1,047,000 shares of Series B preferred stock held by Unified Holdings, L.L.C. Mr. Wagner is a managing member of Unified Holdings, L.L.C. Wagner & Brown, Ltd., Mr. Wagner's employer, claims beneficial ownership of 130,875 shares and Wagner Family Partnership VI of which Mr. Wagner is a partner claims beneficial ownership of 45,021 shares. Includes 2,708 shares of Series C preferred stock held by Wagner & Brown, Ltd. and 2,708 shares of Series C preferred stock held by Wagner Family Partnership VI.

Sales of Equity Securities to Executive Officers

   On May 30, 1999, we sold 1,531,250 shares of common stock at a price of $0.72 per share to Robert H. Ewald. We have the right to repurchase such shares in the event Mr. Ewald's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Ewald paid for such shares with a full-recourse, five-year $1,102,500 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 332,692 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 300,661 shares to Nicole Eagan. We have the right to repurchase such shares in the event Ms. Eagan's services to us terminate, which right lapses progressively over four years after the date of grant. Ms. Eagan paid for such shares with a full-recourse, five-year $126,671 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 225,325 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 193,294 shares to Martin Pagel. We have the right to repurchase such shares in the event Mr. Pagel's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Pagel paid for such shares with a full-recourse, five-year $83,724 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 306,920 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 274,889 shares to Thomas J. Reinemer. We have the right to repurchase such shares in the event Mr. Reinemer's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Reinemer paid for such shares with a full-recourse, five-year $116,362 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 28, 1999, we sold 187,500 shares of common stock at a price of $1.20 per share to Edward F. Malysz. We have the right to repurchase such shares in the event Mr. Malysz's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Malysz paid for such shares with a full-recourse, five-year $225,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On July 31, 1999, we sold 375,000 shares of common stock at a price of $1.20 per share to Anthony H. Lewis, Jr. We have the right to repurchase such shares in the event Mr. Lewis' services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Lewis paid for such shares with a full-recourse, five-year $450,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On August 18, 1999, we granted Mr. Ewald a stock bonus of 125,000 shares of common stock. On January 14, 2000 we loaned Mr. Ewald approximately $410,000 for the purpose of satisfying his income tax liability associated with this stock bonus. This loan bears interest at a rate of 5.88% per annum and is forgivable over 2 years from the date of the stock bonus based on Mr. Ewald remaining our employee throughout such period.

   On August 18, 1999, we granted Marcelo Gumucio a stock bonus of 62,500 shares of common stock. On December 23, 1999, we loaned Mr. Gumucio approximately $150,000 for the purpose of satisfying his income tax liability associated with this stock bonus. This loan bears interest at a rate of 5.74% per annum and is forgivable over 2 years from the date of the stock bonus based on Mr. Gumucio's continuing service as a director throughout such period.

Benefits to Executive Officers

   The following table sets forth:

  . the aggregate number of shares purchased by each of our executive officers during the last three years on an as converted to common stock basis after giving effect to our October 1999 stock dividend;

  . the aggregate purchase price paid for those shares by each of our executive offices; and

  . the value of those shares based on the last reported sales price on February 1, 2000 for our common stock on the Nasdaq National Market of $17.6875 per share.

   This sales price of $17.6875 per share does not represent our estimate of future stock prices. Actual gains, if any, on sale of our shares will be dependent on the future performance of our common stock.

                                                  Value of
                        Shares                 Shares at Last
                       Purchased   Aggregate   Reported Sales
Name                      (#)    Consideration     Price
Robert H. Ewald        1,656,250  $1,102,500    $29,294,922
Anthony H. Lewis, Jr.    375,000     450,000      6,632,813
Nicole Eagan             332,693     126,671      5,884,507
Martin Pagel             228,032     106,056      4,033,316
Thomas J. Reinemer       318,170     116,362      5,627,632
Edward F. Malysz         187,500     225,000      3,316,406
Marcelo A. Gumucio       373,087     238,776      6,598,976

Other Transactions

   We have entered into indemnification agreements with each of our executive officers and directors.

   We have granted options to our executive officers and some of our directors.

   Holders of the common stock issued upon conversion of our preferred stock are entitled to registration rights with respect to those shares.

   We believe that all related party transactions described above were on terms no less favorable than could have been obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 1999, by the following individuals or groups:

  . each person or entity who we know beneficially owns more than 5% of our outstanding stock;

  . each of the Named Executive Officers;

  . each of our directors; and

  . all directors and executive officers as a group.

   Unless otherwise indicated, the address for each stockholder listed in the following table is c/o E-Stamp Corporation, 850 Saginaw Drive, 2nd Floor, Redwood City, California 95061. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 31, 1999, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

   Applicable percentage ownership in the following table is based on 39,103,475 shares of common stock outstanding as of December 31, 1999.

                          Principal Stockholders Table

                                                       Number of
                                                         Shares    Percentage
                                                      Beneficially  of Shares
                                                         Owned     Outstanding
                                                      ------------ -----------
   Name
   5% Stockholders:
   SSS No. Two Limited(1)............................   3,151,324      8.1%
   Entities affiliated with AT&T Ventures(2).........   2,162,764      5.5%
   Microsoft Corporation(3)..........................   2,026,226      5.2
   Directors and Executive Officers:
   Robert H. Ewald(4)................................   1,656,250      4.2
   Anthony H. Lewis, Jr.(5)..........................     375,000        *
   Martin Pagel(6)...................................     247,025        *
   Nicole Eagan(7)...................................     427,692        *
   Thomas J. Reinemer(8).............................     341,920        *
   Rick D. Prime.....................................      73,228        *
   Sunir Kapoor......................................     342,506        *
   Marcelo A. Gumucio(9).............................     498,087      1.3
   John V. Balen(10).................................   1,497,877      3.8
   Thomas L. Rosch...................................           0        *
   Michael Leitner(11)...............................   2,030,226      5.2
   Adam Wagner(12)...................................   1,828,020      4.7
   Rebecca Saeger(13)................................       5,208        *
   Robert Cresci(14).................................     727,448      1.9
   Jerry Gramaglia(15)...............................       3,333        *
   All directors and executive officers as a group
    (16 persons)(16).................................  10,241,320     26.3

---------------------
 *  Less than 1% of the outstanding shares of common stock.

(1) The address for SSS No. Two Limited is Citybank Building, Thompson Boulevard, Nassau, Bahamas.

(2) The aggregated shares listed for entities affiliated with AT&T Ventures are owned as follows: 1,700,719 shares are beneficially owned by AT&T Venture Fund II, L.P. and 188,969 shares are beneficially owned by Venture Fund I, L.P. The address for AT&T Ventures is 3000 Sand Hill Road, Building 1, Suite 285, Menlo Park, CA 94025.

(3)  The address for Microsoft Corporation is One Microsoft Way, Redmond, WA
     98502.

(4) At December 31, 1999, 1,531,250 shares held by Mr. Ewald were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(5) At December 31, 1999, 375,000 shares held by Mr. Lewis were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(6) At December 31, 1999, 175,077 shares held by Mr. Pagel were vested, and 50,247 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time. Includes 18,993 shares issuable upon exercise of options held by Mr. Pagel within 60 days of December 31, 1999, 13,057 of which would be subject to a right of repurchase in favor of us, which right lapses over time.

(7) At December 31, 1999, 231,664 shares held by Ms. Eagan were vested, and 101,028 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time. Includes 95,000 shares issuable upon exercise of options held by Ms. Eagan within 60 days of December 31, 1999, 86,875 of which would be subject to a right of repurchase in favor of us, which right lapses over time.

(8) At December 31, 1999, 213,602 shares held by Mr. Reinemer were vested, and 93,317 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time. Includes 35,000 shares issuable upon exercise of options held by Mr. Reinemer within 60 days of December 31, 1999, 26,250 of which would be subject to a right of repurchase in favor of us, which right lapses over time.

(9) At December 31, 1999, 179,091 shares held by Mr. Gumucio were vested and 256,496 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time. Includes 62,500 shares issuable upon exercise of options held by Mr. Gumucio within 60 days of December 31, 1999, all of which would be subject to a right of repurchase in favor of us, which right lapses over time.

(10) The shares are beneficially owned by Canaan Equity, L.P. Mr. Balen is a principal of Canaan Partners. Mr. Balen disclaims beneficial ownership of these shares.

(11) Includes 2,026,226 shares beneficially owned by Microsoft Corporation. Mr. Leitner is Director, Corporate Development at Microsoft Corporation. Mr. Leitner disclaims beneficial ownership of these shares.

(12) Includes 250,000 shares of common stock held by Wagner & Brown, Ltd, Mr. Wagner's former employer. Mr. Wagner has disclaimed beneficial ownership of these shares. Includes 62,500 shares of common stock held by Wagner Family Partnership VI, of which Mr. Wagner is a partner. Mr. Wagner has a 12.5% beneficial ownership of these shares. Includes 200,000 shares of common stock held in escrow and for which Mr. Wagner is an escrow agent. Wagner & Brown, Ltd. claims beneficial ownership of 38,280 shares and Wagner Family Partnership VI claims beneficial ownership of 9,560 shares. Includes 1,308,750 shares of common stock, held by Unified Holdings, L.L.C. Mr. Wagner is a managing member of Unified Holdings, L.L.C. Wagner & Brown, Ltd. claims beneficial ownership of 163,594 shares and Wagner Family Partnership VI claims beneficial ownership of 56,276 shares. Includes 3,385 shares of common stock, held by Wagner & Brown, Ltd. and 3,385 shares of common stock, held by Wagner Family Partnership VI.

(13) Includes 5,208 shares issuable upon exercise of options held by Ms. Saeger within 60 days of December 31, 1999.

(14) Includes 96,968 shares of common stock held by the Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc., 145,490 shares of common stock held by the Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and 484,990 shares held by the Delaware State Employees'

     Retirement Fund. Such funds are managed by Pecks Management Partners Ltd., of which Mr. Cresci is a Managing Director. Mr. Cresci disclaims beneficial ownership of these shares.

(15) Includes 3,333 shares issuable upon exercise of options held by Mr. Gramaglia within 60 days of December 31, 1999.

(16) Includes 924,434 shares issued under the 1999 Stock Plan and 1996 Stock Option and Restricted Stock Plan which were vested and 2,594,838 shares which were unvested at December 31, 1999 and subject to a right of repurchase in favor of us, which right lapses over time. Includes 220,034 shares issuable upon exercise of options within 60 days of December 31, 1999, 188,682 of which would be subject to a right of repurchase in favor of us, which right lapses over time.

                          DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of December 31, 1999, there were 39,103,475 shares of common stock outstanding which were held of record by approximately 537 stockholders.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of us without further action by the stockholders.

   Upon the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

   At December 31, 1999, there were warrants outstanding to purchase 48,497 shares of common stock.

Registration Rights

   The holders of 12,020,651 shares of common stock, referred to as the registrable securities, are entitled to rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the holders of registrable securities and us. Beginning on April 6, 2000, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series A preferred stock, or such lesser percentage if the anticipated aggregate offering price would exceed $15,000,000, may require on one occasion that we register their shares for public resale. Beginning on April 6, 2000, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series B preferred stock, or such lesser percentage if the anticipated aggregate offering price would exceed $15,000,000 may require on one occasion that we register their shares for public resale. Beginning on April 6, 2000, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series C preferred stock, or such lesser percentage of the anticipated aggregate offering price would exceed $15,000,000, may require on one occasion that we register their shares for public resale. However, we may defer such registration for 90 days in view of market conditions. Also, holders of registrable securities may require on two separate occasions within any twelve month period that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $500,000, however we may defer such registration for 90 days in view of market conditions. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions to not less than 50% of the shares being registered. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

   Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  . the acquisition of us by means of a tender offer;

  . acquisition of us by means of a proxy contest or otherwise; or

  . the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

   Stockholder Meetings. Under our certificate of incorporation, only the board of directors, the chairman of the board and the chief executive officer may call special meetings of stockholders.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

   Delaware AntiTakeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a

"business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting at any time when we have 500 or more record stockholders.

   Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

   Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Continental Stock Transfer and Trust Company.

Nasdaq National Market Listing

   Our shares are listed on The Nasdaq National Market under the symbol
"ESTM."

                            OPTION RESCISSION OFFER

   Option grants made to California residents under our 1996 Stock Option and Restricted Stock Plan, our 1996 Non-Employee Director Stock Option Plan and our 1999 Stock Plan prior to the effectiveness of our registration statement on Form S-8 filed on October 14, 1999 were not exempt from qualification under California state securities laws, and these option grants were not in compliance with the requirements of California state securities laws because qualification was not obtained. Concurrent with the federal rescission offer being made by this prospectus to persons who purchased shares upon exercise of options granted under our 1996 Stock Option and Restricted Stock Plan and our 1999 Stock Plan, we are offering to rescind options granted prior to October 14, 1999 to California residents that are currently outstanding under those plans by paying those option holders 20% of the option exercise price plus statutory interest at the rate of 7% from the date of option grant. California residents who exercised options that are subject to rescission under California state securities laws have no rescission right under federal securities laws for exercises that occurred subsequent to the effectiveness of our registration statement on Form S-8 filed on October 14, 1999. Notwithstanding the lack of a federal right of rescission with respect to such stock issuances, stock issued pursuant to the exercise of options granted prior to October 14, 1999 continues to be subject to rescission under California state securities laws. Accordingly, although the issuance of such shares after October 14, 1999 was registered under and complied with federal securities laws, we will offer to repurchase those shares from California residents for the purchase price of those shares plus interest at the statutory rate of 7% from the date of purchase through the California state rescission offer we will make concurrent with our federal rescission offer.

   Offerees will be able to accept our rescission offer prior to its expiration date by returning to us an election notice that we will deliver to the offerees together with the prospectus for our rescission offer. If accepted, our option rescission offer could require us to make aggregate payments to the holders of these shares and options of up to approximately $1.97 million plus statutory interest. We currently expect to use a portion of the proceeds from our recent initial public offering to make such payments, if any are required.

   We were unable to rely on the exemption provided by Section 25102(f) of the California Corporation Code for our options to purchase shares of common stock granted under our 1996 Stock Option and Restricted Stock Plan, our 1996 Non-Employee Director Stock Option Plan and our 1999 Stock Plan because options were granted to more than 35 persons during a 12 month period, or on the exemption provided by Section 25102(o) of the California Corporation Code because the required filing under that section was not made.

   Of the option grants made to California residents prior to October 14, 1999:

    . options to purchase 936,353 shares of common stock at a weighted average exercise price of $0.88 per share are currently outstanding under our 1996 Stock Option and Restricted Stock Plan;

    . options to purchase 19,062 shares of common stock at a weighted average exercise price of $0.40 per share are currently outstanding under our 1996 Non-Employee Director Option Plan;

    . options to purchase 969,327 shares of common stock at a weighed average exercise price of $9.26 per share are currently outstanding under our 1999 Stock Plan; and

    . we issued 18,006 shares of our common stock for an aggregate purchase price of approximately $10,000 upon option exercises that occurred after the effectiveness of our registration statement on Form S-8 filed on October 14, 1999.

All of the options and stock issuances described above are potentially subject to rescission under California state securities laws, and we plan to include them in our rescission offer discussed above. Under such rescission offer, we could be required to make an aggregate payment of up to approximately $1.97 million for such grants.

   As of the date hereof, we are not aware of any claims for rescission against us.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of its equity securities. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   We have outstanding 39,103,475 shares of common stock based upon shares outstanding as of December 31, 1999. Of these shares, the 8,050,000 shares sold
in our initial public offering and the     shares purchased under our stock
option plans that were registered on our registration statement on Form S-8 are freely tradable without restriction under the Securities Act except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act and for any shares purchased in our directed shares program or by our employees which are subject to 180 day lock-up agreements. The
remaining      shares of common stock are restricted shares as that term is defined in Rule 144. These restricted shares may be sold in the public market only if registered under the Securities Act or pursuant to an exemption from registration under the Securities Act. As a result of the lock-up agreements described below and the provisions of Rule 144 and 144(k), the restricted shares will become eligible for sale in the public market as follows:

  .      shares are currently eligible for sale,

  .      shares will become eligible for sale on April 6, 2000, and

  . the remaining      shares will become eligible for sale from time to time
    after April 6, 2000.

   In addition, as of December 31, 1999, there were outstanding options to purchase 2,261,182 shares of common stock, and warrants to purchase 48,497 shares of common stock, some of which may be exercised prior to this offering. Officers, directors, and stockholders holding 27,996,461 shares have entered into lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after October 8, 1999 without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

   In addition, the shares subject to this rescission offer held by persons who choose not to accept the rescission offer will, for purposes of applicable federal and state securities laws, be registered securities as of the expiration date of the rescission offer and, unless held by persons who may be deemed to be "affiliates" of us, will be freely tradable in the public market at such time subject to the vesting rights under any stock restriction agreement with us and any resale restrictions under lock-up agreements with the underwriters for our initial public offering. Those shares held by our affiliates will be subject to certain restrictions on resale provided in Rule 144 under the Securities Act.

   In general, under Rule 144 as currently in effect, beginning 90 days after October 8, 1999, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding which will equal approximately shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   We filed a Registration Statement on Form S-8 on October 14, 1999 registering 4,069,902 shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of December 31, 1999, options to purchase a total 2,261,182 shares were outstanding and 1,801,994 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued under our purchase plan, other than common stock issued to our affiliates, is available for immediate resale in the open market.

   Also beginning on April 6, 2000, holders of 12,024,036 restricted shares will be entitled to registration rights for sale in the public market. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                 LEGAL MATTERS

   The validity of the common stock subject to the rescission offer will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, an investment partnership composed of members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as some individual attorneys of this firm, beneficially own an aggregate of 23,410 shares of our common stock.

                                    EXPERTS

   Ernst & Young, LLP, independent auditors, have audited our financial statements at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock subject to the rescission offer set forth in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which is part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http://www.sec.gov.

   We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

                              E-STAMP CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.........................   F-2
Balance Sheets as of December 31, 1998 and 1997...........................   F-3
Statements of Operations for the Years Ending December 31, 1998 and 1997..   F-4
Statements of Common Stock Subject to Rescission, Redeemable Convertible
 Preferred Stock and Stockholders' Equity (Deficit).......................   F-5
Statement of Cash Flows for the Years Ended December 31, 1998 and 1997....   F-7
Notes to Financial Statements.............................................   F-8
Unaudited Condensed Balance Sheets as of September 30, 1999 and December
 31, 1998.................................................................  F-24
Unaudited Condensed Statements of Operations for the Nine Months Ended
 September 30, 1999 and 1998..............................................  F-25
Unaudited Condensed Statement of Cash Flows for the Nine Months Ended
 September 30, 1999 and 1998..............................................  F-26
Notes to Unaudited Condensed Financial Statements.........................  F-27

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
E-Stamp Corporation

   We have audited the accompanying balance sheets of E-Stamp Corporation (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, common stock subject to rescission, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Stamp Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
February 19, 1999,
except for the "Stock Subject to Rescission" paragraphs of Note 4 and for Note 10 as to which the date is October 6, 1999.

                              E-STAMP CORPORATION

                                 BALANCE SHEETS
                    (In thousands, except par value amounts)

                                                                   December 31,
                                                                 -----------------
                                                                  1997      1998
                            ASSETS
                            ------

Current assets:
  Cash and cash equivalents....................................  $ 4,111  $ 10,217
  Other current assets.........................................       24       144
                                                                 -------  --------
Total current assets...........................................    4,135    10,361
Property and equipment:
  Computers....................................................      964     1,039
  Furniture and fixtures.......................................      198       165
  Leasehold improvements.......................................       30        --
                                                                 -------  --------
                                                                   1,192     1,204
  Accumulated depreciation and amortization....................     (596)     (754)
                                                                 -------  --------
Net property and equipment.....................................      596       450
Other assets...................................................       32        --
                                                                 -------  --------
    Total assets...............................................  $ 4,763  $ 10,811
                                                                 =======  ========

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
        ----------------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities.....................  $ 1,701  $  1,529
  Current portion of obligations under capital lease...........       36        27
                                                                 -------  --------
Total current liabilities......................................    1,737     1,556
Capital lease obligations......................................       38        11

Commitments and contingencies..................................
Common stock subject to rescission, $0.001 par value per share:
 68, and 1,974 shares issued and outstanding at December 31,
 1997 and 1998, respectively ..................................      252       971
Redeemable convertible preferred stock, $0.001 par value per share, 12,000 authorized, issuable in series (aggregate
 liquidation preference of $21,998 at December 31, 1998):
  Series A redeemable convertible preferred stock: 2,500 shares authorized, 2,500 shares issued and outstanding at December
   31, 1997 and 1998 respectively..............................    6,126     6,746
  Series B redeemable convertible preferred stock: 4,188 shares authorized, 4,188 shares issued and outstanding at December
   31, 1997 and 1998 respectively .............................       --    16,723
Stockholders' equity (deficit):
  Common stock, $0.001 par value per share: 100,000 shares
   authorized, 12,940, and 12,950, shares issued and
   outstanding at December 31, 1997 and 1998, respectively ....       13        13
  Additional paid-in capital...................................    6,304     8,627
  Notes receivable from employees and officers.................       --      (653)
  Deferred stock compensation..................................       --    (2,766)
  Accumulated deficit .........................................   (9,707)  (20,417)
                                                                 -------  --------
Total stockholders' equity (deficit)...........................   (3,390)  (15,196)
                                                                 -------  --------
Total liabilities and stockholders' equity (deficit)...........  $ 4,763  $ 10,811
                                                                 =======  ========

                            See accompanying notes.

                              E-STAMP CORPORATION

                            STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                   Year ended December 31,
                                                   --------------------------
                                                    1996     1997      1998

Net revenues...................................... $    --  $    --  $     --
Operating expenses:
  Research and development........................   2,387    3,916     5,603
  Sales and marketing.............................   1,761    1,743     2,722
  General and administrative......................   1,739    1,748     1,897
  Amortization of deferred stock compensation.....     688      414       858
                                                   -------  -------  --------
Operating loss....................................  (6,575)  (7,821)  (11,080)
Interest income...................................     239      157       380
Interest expense..................................      (3)     (14)      (10)
                                                   -------  -------  --------
Net loss..........................................  (6,339)  (7,678)  (10,710)
Accretion on redeemable convertible preferred
 stock............................................      --     (196)   (1,383)
                                                   -------  -------  --------
Net loss attributable to common stock............. $(6,339) $(7,874) $(12,093)
                                                   =======  =======  ========
Net loss per common share (basic and diluted)..... $ (0.51) $ (0.61) $  (0.92)
                                                   =======  =======  ========
Weighted-average shares outstanding (basic and
 diluted).........................................  12,543   12,966    13,075
Unaudited pro forma net loss per share (basic and
 diluted).........................................                   $  (0.57)
                                                                     ========
Unaudited pro forma weighted-average shares
 outstanding (basic and diluted)..................                     18,753



                            See accompanying notes.

                              E-STAMP CORPORATION

    STATEMENTS OF COMMON STOCK SUBJECT TO RESCISSION, REDEEMABLE CONVERTIBLE
               PREFERRED STOCKAND STOCKHOLDERS' EQUITY (DEFICIT)
                    (In thousands, except per share amounts)

        Period from inception (April 26, 1994) through December 31, 1998

                                 Redeemable
                  Common Stock   Convertible
                   Subject to     Preferred                                                Notes
                   Rescission       Stock        LLC Units      Common Stock  Additional Receivable
                  ------------- ------------- ----------------  -------------  Paid-In      From    Accumulated   Deferred
                  Shares Amount Shares Amount  Units   Amount   Shares Amount  Capital   Employees    Deficit   Compensation
Initial capital
contribution....    --    $--     --    $ --   11,063  $   210      --  $--     $   --      $ --      $    --     $     --
Issuance of
units at $0.05
per share for
services........    --     --     --      --      225       10      --   --         --        --           --           --
Net loss........    --     --     --      --       --       --      --   --         --        --         (572)          --
                   ---    ---    ---    ----  -------  -------  ------  ---     ------      ----      -------     --------
Balance at
December 31,
1994............    --     --     --      --   11,288      220      --   --         --        --         (572)          --
Redemption of
units...........    --     --     --      --   (1,131)  (5,400)     --   --         --        --           --           --
Issuance of
units to
investors at
$4.76 per unit
for cash, net of
issuance costs
of $56, and
conversion of
notes...........    --     --     --      --    1,613    7,624      --   --         --        --           --           --
Issuance of
units for
services at
$4.80 per unit..    --     --     --      --       19       90      --   --         --        --           --           --
Deferred
compensation
related to
restricted unit
grants..........    --     --     --      --       --       60      --   --         --        --           --         (60)
Amortization of
deferred
compensation....    --     --     --      --       --       --      --   --         --        --           --           30
Net loss........    --     --     --      --       --       --      --   --         --        --       (1,346)          --
                   ---    ---    ---    ----  -------  -------  ------  ---     ------      ----      -------     --------
Balance at
December 31,
1995............    --     --     --      --   11,789    2,594      --   --         --        --       (1,918)         (30)
Issuance of
units at $8.00
per unit for
cash to
investors in May
1996, net of
issuance costs
of $25..........    --     --     --      --    1,125    8,975      --   --         --        --           --           --
Issuance of
units for
services to
consultants at
$8.00 per unit
during 1996.....    --     --     --      --       13      100      --   --         --        --           --           --
Conversion of
Post N Mail
units into E-
Stamp common
stock and merger
of Post N Mail
into E-Stamp....    --     --     --      --  (12,927) (11,669) 12,927   13      5,428        --        6,228           --
Exercise of
stock options
for cash by
employees during
1996............    19     31     --      --       --       --      --   --         --        --           --           --
Deferred
compensation
related to
restricted
common stock
grants and stock
options.........    --     --     --      --       --       --      --   --      1,072        --           --      (1,072)
Stock issuance
and amortization
of deferred
compensation....    --     --     --      --       --       --      13   --         --        --           --          688
Net loss........    --     --     --      --       --       --      --   --         --        --       (6,339)          --
                   ---    ---    ---    ----  -------  -------  ------  ---     ------      ----      -------     --------
Balance at
December 31,
1996............    19    $31     --    $ --       --  $    --  12,940  $13     $6,500      $ --      $(2,029)    $   (414)
                      Total
                  Stockholders'
                     Equity
                    (Deficit)
Initial capital
contribution....     $   210
Issuance of
units at $0.05
per share for
services........          10
Net loss........        (572)
                  -------------
Balance at
December 31,
1994............        (352)
Redemption of
units...........      (5,400)
Issuance of
units to
investors at
$4.76 per unit
for cash, net of
issuance costs
of $56, and
conversion of
notes...........       7,624
Issuance of
units for
services at
$4.80 per unit..          90
Deferred
compensation
related to
restricted unit
grants..........          --
Amortization of
deferred
compensation....          30
Net loss........      (1,346)
                  -------------
Balance at
December 31,
1995............         646
Issuance of
units at $8.00
per unit for
cash to
investors in May
1996, net of
issuance costs
of $25..........       8,975
Issuance of
units for
services to
consultants at
$8.00 per unit
during 1996.....         100
Conversion of
Post N Mail
units into E-
Stamp common
stock and merger
of Post N Mail
into E-Stamp....          --
Exercise of
stock options
for cash by
employees during
1996............          --
Deferred
compensation
related to
restricted
common stock
grants and stock
options.........          --
Stock issuance
and amortization
of deferred
compensation....         688
Net loss........      (6,339)
                  -------------
Balance at
December 31,
1996............     $ 4,070

                            See accompanying notes.

                              E-STAMP CORPORATION

    STATEMENTS OF COMMON STOCK SUBJECT TO RESCISSION, REDEEMABLE CONVERTIBLE
         PREFERRED STOCKAND STOCKHOLDERS' EQUITY (DEFICIT) (Continued)
                    (In thousands, except per share amounts)

        Period from inception (April 26, 1994) through December 31, 1998

                                   Reedemable
                  Common Stock    Convertible
                   Subject to      Preferred                                            Notes
                   Rescission        Stock       LLC Units   Common Stock  Additional Receivable
                  -------------- -------------- ------------ -------------  Paid-In      From    Accumulated   Deferred
                  Shares  Amount Shares Amount  Units Amount Shares Amount  Capital   Employees    Deficit   Compensation
Issuance of
Series A
redeemable
convertible
preferred stock
for cash to
investors at
$2.40 per share
in September
1997, net of
issuance costs
of $70..........     --    $ --  2,500  $ 5,930   --   $ --      --  $ --    $   --     $  --     $     --     $    --
Issuance of
common stock for
services to
consultants at
$8.00 per share
between
September and
December 1997...     22     175     --       --   --     --      --    --        --        --           --          --
Exercise of
stock options
for cash by
employees during
1997............     27      46     --       --   --     --      --    --        --        --           --          --
Amortization of
deferred
compensation....     --      --     --       --   --     --      --    --        --        --           --         414
Accretion on
redeemable
convertible
preferred
stock...........     --      --     --      196   --     --      --    --      (196)       --           --          --
Net loss........     --      --     --       --   --     --      --    --        --        --       (7,678)         --
                  -----    ----  -----  -------  ---   ----  ------  ----    ------     -----     --------     -------
Balance at
December 31,
1997............     68     252  2,500    6,126   --     --  12,940    13     6,304        --       (9,707)         --
Issuance of
Series B
redeemable
convertible
preferred stock
to investors at
$3.82 per share
for cash in July
1998, net of
issuance costs
of $40..........     --      --  4,188   15,960   --     --      --    --        --        --           --          --
Issuance of
notes receivable
from employees
for exercise of
stock options...  1,738     653     --       --   --     --      --    --        --     (653)           --          --
Issuance of
common stock for
services to
consultants at
$8.00 per share
between January
and June 1998...     --      --     --       --   --     --      10    --        82        --           --          --
Exercise of
stock options
for cash by
employees during
1998............    178      70     --       --   --     --      --    --        --        --           --          --
Shares
repurchased from
employees upon
termination at a
price of $0.40
per share in
September 1998..    (10)     (4)    --       --   --     --      --    --        --        --           --          --
Deferred stock
compensation....     --      --     --       --   --     --      --    --     3,624        --           --      (3,624)
Amortization of
deferred
compensation....     --      --     --       --   --     --      --    --        --        --           --         858
Accretion on
redeemable
convertible
preferred
stock...........     --      --     --    1,383   --     --      --    --    (1,383)       --           --          --
Net loss........     --      --     --       --   --     --      --    --        --        --      (10,710)         --
                  -----    ----  -----  -------  ---   ----  ------  ----    ------     -----     --------     -------
Balance at
December 31,
1998 ...........  1,974    $971  6,688  $23,469   --   $ --  12,950  $ 13    $8,627     $(653)    $(20,417)    $(2,766)
                      Total
                  Stockholders'
                     Equity
                    (Deficit)
Issuance of
Series A
redeemable
convertible
preferred stock
for cash to
investors at
$2.40 per share
in September
1997, net of
issuance costs
of $70..........    $     --
Issuance of
common stock for
services to
consultants at
$8.00 per share
between
September and
December 1997...          --
Exercise of
stock options
for cash by
employees during
1997............          --
Amortization of
deferred
compensation....         414
Accretion on
redeemable
convertible
preferred
stock...........        (196)
Net loss........      (7,678)
                  -------------
Balance at
December 31,
1997............      (3,390)
Issuance of
Series B
redeemable
convertible
preferred stock
to investors at
$3.82 per share
for cash in July
1998, net of
issuance costs
of $40..........          --
Issuance of
notes receivable
from employees
for exercise of
stock options...        (653)
Issuance of
common stock for
services to
consultants at
$8.00 per share
between January
and June 1998...          82
Exercise of
stock options
for cash by
employees during
1998............          --
Shares
repurchased from
employees upon
termination at a
price of $0.40
per share in
September 1998..          --
Deferred stock
compensation....          --
Amortization of
deferred
compensation....         858
Accretion on
redeemable
convertible
preferred
stock...........      (1,383)
Net loss........     (10,710)
                  -------------
Balance at
December 31,
1998 ...........    $(15,196)

                            See accompanying notes.

                              E-STAMP CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Year ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
Operating activities
Net loss..........................................  $(6,339) $(7,678) $(10,710)
Adjustments to reconcile net loss to net cash used
 in operating activities:
 Depreciation and amortization....................      163      366       405
 Loss on disposal of assets.......................       --       --        65
 Amortization of deferred compensation expense....      688      414       858
 Issuance of common stock for services............      100      175        82
 Changes in assets and liabilities:
  Note receivable.................................      (60)      60        --
  Other assets....................................       27      (14)      (88)
  Accounts payable and accrued liabilities........      501      957      (172)
                                                    -------  -------  --------
Net cash used in operating activities.............   (4,920)  (5,720)   (9,560)
Investing activities
Purchase of property and equipment................     (669)    (119)     (324)
Sale of short-term investments....................      871       98        --
                                                    -------  -------  --------
Net cash provided by (used in) investing
 activities.......................................      202      (21)     (324)
Financing activities
Repayments of lease obligations...................      (28)     (34)      (36)
Proceeds from issuance of notes payable...........       --       --       700
Repayments of notes payable.......................       --       --      (700)
Repayments of notes payable to related parties....     (540)      --        --
Net proceeds from exercise of stock options.......       31       46        66
Net proceeds from issuance of redeemable
 convertible preferred stock......................       --    5,930    15,960
Net proceeds from issuance of common stock........    8,975       --        --
                                                    -------  -------  --------
Net cash provided by financing activities.........    8,438    5,942    15,990
                                                    -------  -------  --------
Net increase in cash and cash equivalents.........    3,720      201     6,106
Cash and cash equivalents at beginning of period..      190    3,910     4,111
                                                    -------  -------  --------
Cash and cash equivalents at end of period........  $ 3,910  $ 4,111  $ 10,217
                                                    =======  =======  ========
Supplemental cash flow information
Cash paid for interest............................  $     3  $    14  $     10
                                                    =======  =======  ========
Schedule of non-cash financing and investing
 transactions
Issuance of notes receivable from employees for
 exercise of stock options........................  $    --  $    --  $   (653)
                                                    =======  =======  ========
Assets acquired under capital lease obligations...  $    --  $    80  $     --
                                                    =======  =======  ========

                            See accompanying notes.

                              E-STAMP CORPORATION

                         NOTES TO FINANCIAL STATEMENTS


1. Background and Summary of Significant Policies

   E-Stamp Corporation, a Delaware corporation, was formed on August 23, 1996. Effective September 1, 1996, Post N Mail, L.L.C., formed on April 26, 1994, was merged (the "Merger") into E-Stamp Corporation (collectively, the "Company" or "E-Stamp"). Upon completion of the Merger, all of the assets of Post N Mail, L.L.C. were acquired by E-Stamp Corporation. The Merger was accounted for as a combination of entities under common control. Each unit of Post N Mail, L.L.C. ownership received 5,000 shares of E-Stamp common stock. The financial statements have been presented to reflect the Merger for all periods presented. The Company has devoted substantially all of its efforts to recruiting personnel to conduct research and product development and sales and marketing and has not yet generated revenues from the sale of products.

   The Company has incurred significant losses since inception. Its activities to date have been financed primarily through private placements of equity securities. The Company may seek to raise additional capital through the issuance of debt or equity securities. However, there can be no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.

Nature of Operations

   The Company has developed technology that allows users to apply digital postage to envelopes, mailing labels, and documents from their personal computers. This technology, termed the E-Stamp Internet postage solution, allows authorized users to purchase postage via the Internet and subsequently print postage from personal computers onto envelopes, mailing labels, and documents using standard laser and inkjet printers. The Internet postage solution is designed to print a postmark indicia that can be used as a replacement for other current forms of postage, including stamps and today's postmarks generated by postage metering devices. The information generated by the Internet postage solution will be read by the U.S. Postal Service during mail processing and allow for routing to intended recipients.

Revenue Recognition

   Through December 31, 1998, the Company had not generated any revenues. The Company anticipates that it will generate revenue from software license fees, postage convenience fees and sale of postage supplies.

   Software license fees are amounts paid by end-users and resellers for a perpetual license to the Company's software. The Company's software package allows the end-user to apply for a USPS license. When the Company is notified that the USPS has approved the license, the Company ships a secure internet postage device, necessary for the use of the Company's software, to the end-user. Revenues from software license fees are recognized in accordance with AICPA Statement of Position 97-2, "Software Revenue Recognition," and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition." Revenues from software license fees are recognized when delivery of the secure internet postage device and the software are complete, when persuasive evidence of an arrangement exists, collection is probable, the fee is fixed and determinable and no significant obligations remain.

   Postage convenience fees are amounts paid by end-users for the delivery of postage by the Company to the end-user. The convenience fees are based on the amount of postage ordered by the end-user. Revenues from postage convenience fees are recognized when the postage is downloaded into the secure postage hardware device.

   The Company anticipates that it will operate an Internet-based postal store where end-users may purchase various postal supplies. The Company will recognize revenues related to the postage supplies when the supplies are delivered.

                              E-STAMP CORPORATION

1. Background and Summary of Significant Policies (continued)
Revenue Recognition (continued)

   The Company will provide an allowance for estimated returns upon the recognition of the related revenue.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company's cash equivalents were composed of government securities as of December 31, 1998 and of money market mutual funds and government securities as of December 31, 1997. The Company's cash and cash equivalents are carried at cost which approximates market.

Property and Equipment

   Property and equipment are recorded at cost. Additions, improvements, and renewals that significantly add to the asset value or extend the life of the asset are capitalized. Expenditures for maintenance and repairs are expensed as costs are incurred.

   Depreciation and amortization, for financial reporting purposes, are provided on the straight-line method based upon the estimated useful lives as follows:

     Computer and other equipment............................. 3 years
     Furniture and fixtures................................... 3 years
     Leasehold improvements................................... Life of the lease

   In accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), the Company records impairment losses on long-lived assets used in operations when events or circumstances indicate that the carrying amount of the asset exceeds its fair value. If there is impairment in the future, the Company will measure the amount of the loss based on discounted expected future cash flows from the impaired assets. The cash flow calculations would be based on management's best estimates, using appropriate assumptions and projections at the time. Through December 31, 1998, the Company has not recorded any such impairment losses.

Research and Development

   Research and development costs are expensed as they are incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed" (FAS 86), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of all phases of the detailed product design necessary to establish that the product can be manufactured to meet all design specifications. Through December 31, 1999, technological feasibility for the Company's primary product was not established and, therefore, all software research and development costs were expensed as incurred.

Advertising Costs

   The Company expenses the costs of advertising as incurred. Advertising expense consists principally of advertising contracts in which the Company is guaranteed a minimum number of impressions (a view of an advertisement by a consumer) for a fixed fee. The fees are recorded as advertising expense ratably over the

                              E-STAMP CORPORATION

1. Background and Summary of Significant Policies (continued)
Advertising Costs (continued)

term of the agreements. To the extent that impression deliveries are falling short of the guarantees, the Company defers recognition of the corresponding advertising expense until the impressions are delivered. The Company also pays royalties (see Note 4) for the promotion of its product. Such royalties are recorded as advertising expense as the royalties are earned. Advertising expense was $117,000 for the year ended December 31, 1998. No advertising expense was recorded for the years ended December 31, 1996 and 1997.

Income Taxes

   The Company computes and records income tax in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the liability method is used to calculate deferred taxes.

Stock-Based Compensation

   In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which the Company adopted in 1996, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations in accounting for stock options. Under APB Opinion No. 25, if the exercise price of the Company's employee and director stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Options granted to consultants are accounted for using the Black-Scholes method prescribed by FAS 123 in accordance with Emerging Issues Task Force consensus No. 96-18 and the assumptions used for stock-based awards to employees (see
Note 4) except that a volatility of 100% was used. (See Note 3 for pro forma disclosures of stock-based compensation pursuant to FAS 123.) Any deferred stock compensation is amortized over the vesting period of the individual options, generally four years, using the graded vesting method. The graded vesting method provides for vesting of portions of the overall award at different dates and results in higher vesting in earlier years than straight-line vesting.

Use of Estimates

   The Company's management makes estimates and assumptions in the preparation of its financial statements in conformity with generally accepted accounting principles. These estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the respective reporting periods. Actual results could differ from those estimates.

Concentrations

   The Company relies on one manufacturer for the supply and production of its Internet postage device. The inability of this manufacturer to fulfill the Company's supply requirements could negatively impact future results.

Effect of New Accounting Standards

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting for Comprehensive Income," ("SFAS 130"). SFAS 130 requires disclosures of components of non-stockholder changes in equity in interim periods and additional disclosures of components of non-

                              E-STAMP CORPORATION

1. Background and Summary of Significant Policies (continued)
Effect of New Accounting Standards (continued)

stockholder changes in equity on an annual basis. Adoption of SFAS 130 had no impact on the Company's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). The Company adopted SFAS 131 effective January 1, 1998. The adoption of this standard did not have a material effect on the Company's financial statement disclosures as the Company operates in a single segment.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"). The Company is required to adopt SFAS 133 for the year ending December 31, 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS 133 is expected to have no material impact on the Company's financial condition or results of operations.

   In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company adopted the provisions of SOP 98-1 on January 1, 1999.

   The Company will adopt AICPA Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4") upon its first product revenue transactions. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1, "Software Revenue Recognition." As no revenues have been recognized, the adoption of SOP 97-2 and SOP 98-4 did not have any impact on the Company's financial results through December 31, 1998. However, full implementation guidelines for this standard have not yet been issued. Once available, the planned revenue accounting practices may need to change and such changes could affect the Company's future revenues and results of operations. In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. E-Stamp has not yet determined the effect of the final adoption of SOP 98-9 on its future revenues and results of operations.

Reclassifications

   Certain prior-year amounts have been reclassified to conform with the current year's presentation.

2. Line of Credit

   On October 11, 1997, the Company entered into a Loan and Security Agreement with a bank which allows for a $1,000,000 line of credit to be used for general business purposes. An amendment dated September 21, 1998 increased the line of credit to $1,250,000. The Loan and Security Agreement, which expires
September 30, 1999, grants the bank a security interest in all the assets of the Company except the intellectual property. As of December 31, 1998, no amounts were outstanding under this arrangement; however, a $35,000

                              E-STAMP CORPORATION

2. Line of Credit (continued)
letter of credit required for the Company's California office lease was secured by this credit facility, leaving the balance of the line of credit of $1,215,000 available for other purposes.

3. Redeemable Convertible Preferred Stock

   As of December 31, 1998, the Company is authorized to issue 12,000,000 shares of preferred stock in series. Rights and preferences of each series of preferred stock are to be determined by the Board of Directors. As of December 31, 1998, 2,500,000 and 4,188,000 shares have been designated as Series A and B redeemable convertible preferred stock, respectively.

   The Series A and B redeemable convertible preferred stock carries an 8%, noncumulative dividend, payable at the discretion of the Board of Directors. Additionally, each outstanding share of Series A and B redeemable convertible preferred stock is convertible into 1.25 shares of common stock (i) at the option of the holder, (ii) upon the closing of a public offering, as defined, or (iii) upon the consent of a majority of holders of the Series A and B redeemable convertible preferred stock. The Company has reserved 3,125,000 and 5,235,000 shares of common stock for the conversion of the Series A and B redeemable convertible preferred stock, respectively.

   The holders of Series A and B redeemable convertible preferred stock are entitled to receive noncumulative dividends at the rate of $0.192 and $0.3056 per share, respectively, if declared by the Board of Directors. These dividends are in preference to any declaration or payment of and dividend on common stock of the Company. No dividends have been declared from inception (April 26, 1994) through December 31, 1998.

   Upon liquidation of the Company, the Series A and B redeemable convertible preferred stockholders are entitled to a liquidation preference equal to the original issuance price, plus any declared unpaid dividends, which is superior to the claim of common stockholders.

   The holders of Series A and B redeemable convertible preferred stock are entitled to one vote for each share of common stock into which such convertible preferred stock could be converted.

   At any time after September 3, 2001 but not later than September 3, 2003, a majority of the holders of Series A redeemable convertible preferred stock can require the Company to redeem the outstanding Series A redeemable convertible preferred stock at the redemption price. The redemption price is equal to the original issuance price of the Series A redeemable convertible preferred stock plus a 10% compound annual rate of return. The carrying amount of Series A redeemable convertible preferred stock is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

   At any time after July 7, 2002 but not later than July 7, 2004, a majority of the holders of Series B redeemable convertible preferred stock can require the Company to redeem the outstanding Series B convertible preferred stock at the redemption price. The redemption price is equal to the original issuance price of the Series B redeemable convertible preferred stock plus a 10% compound annual rate of return. The carrying amount of Series B redeemable convertible preferred stock is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

                              E-STAMP CORPORATION

4. Stockholders' Equity


Stock Option Plans

 Stock Option and Restricted Stock Plan

   Effective September 1996, the Company established the 1996 Stock Option and Restricted Stock Plan (the "Employee Plan"). The Employee Plan expires in August 2006 and provides for the grant of incentive stock options, nonstatutory stock options, and restricted stock to employees and consultants of the Company. An amendment increasing the number of shares thereunder from 2,500,000 to 3,437,500 was approved by the Board of Directors on June 26, 1998. The Employee Plan is administered by a committee of the Board of Directors. This committee has the authority to determine the employees and consultants to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards. Stock options are limited to ten-year terms, and options granted through December 31, 1998 generally vest at the rate of 25% upon the first anniversary of the grant and 6.25% each quarter thereafter. The exercise price for stock options may not be less than the fair value of the shares on the date of grant for incentive stock options and is subject to the discretion of the committee for nonstatutory stock options. Restricted stock may be granted at no additional cost to recipients. Compensation expense, if any, equal to the fair value of the restricted stock or stock options granted in excess of the purchase or exercise price, is recognized over the related vesting period. A total of 3,437,500 shares of common stock are currently reserved for issuance pursuant to the Employee Plan. As of December 31, 1998, options to purchase 1,259,241 shares of common stock at a weighted-average exercise price of $0.60 per share were outstanding of which 1,037,163 were vested, and 203,906 shares of common stock remained available for future grants under the Employee Plan.

 Nonemployee Directors' Plan

   Also in September 1996, the Company established the 1996 Nonemployee Director Stock Option Plan (the "Director Plan") which authorizes the issuance of up to 125,000 shares of common stock. The Director Plan expires in August 2006. The Director Plan is a nondiscretionary stock option plan for nonemployee directors of the Company, which generally provides for the grant of stock options for 10,000 shares upon election as a nonemployee director and an additional grant of stock options for 3,000 shares as of April 1 of each year. The options are limited to a ten-year term, vest at the rate of 50% per year, and have an exercise price equal to the fair value of the shares on the date of grant. A total of 125,000 shares of common stock are currently reserved for issuance pursuant to the Director Plan. As of December 31, 1998, options to purchase 19,063 shares of common stock at a weighted-average exercise price of $0.40 per share were outstanding of which 13,906 were vested, and 105,937 shares of common stock remained available for future grants under the Director Plan.

                              E-STAMP CORPORATION

4. Stockholders' Equity (continued)

Stock Option Plans (continued)

   The following is a summary of the combined option transactions under the Employee Plan and Director Plan for the years ended December 31, 1997 and 1998.

                                                                    Weighted-
                                                        Number of    Average
                                                         Options  Exercise Price
                                                         (In thousands, except
                                                           per share amounts)
   Options outstanding at December 31, 1996............     824       $4.66
     Granted...........................................   1,518        0.57
     Exercised.........................................     (29)       1.60
     Canceled..........................................    (224)       5.79
                                                         ------
   Options outstanding at December 31, 1997............   2,089        0.50
     Granted...........................................   1,360        0.55
     Exercised.........................................  (1,916)       0.42
     Canceled..........................................    (255)       0.41
                                                         ------
   Options outstanding at December 31, 1998............   1,278        0.60

                                       Options Outstanding and Exercisable
                                  ----------------------------------------------
                                     Options
                                  Outstanding at Weighted-Average   Weighted-
                                   December 31,     Remaining        Average
     Range of Exercise Prices          1998      Contractual Life Exercise Price
                                  (In thousands)    (In years)
       $0.04-$0.20...............        31            5.23           $0.14
       $0.40-$0.40...............       379            7.65            0.40
       $0.64-$0.64...............       855            9.82            0.64
       $4.80-$5.28...............        13            1.00            4.80
                                      -----            ----
                                      1,278            8.98
                                      =====            ====

 Stock-Based Compensation

   During 1995, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which became effective for the Company's 1996 fiscal year. FAS 123 requires the Company to disclose the pro forma effect of the method of accounting prescribed in FAS 123, which would generally require the Company to record compensation expense equal to the valuation of a stock option on the grant date.

   The fair value of the Company's stock-based awards to employees was estimated using the minimum value method and assuming no expected dividends and the following weighted average assumptions:

                                                                Years ended
                                                                December 31,
                                                               ----------------
                                                               1996  1997  1998
   Expected volatility........................................  N/A   N/A   N/A
   Expected life of options in years..........................  5.5   5.5   4.0
   Risk-free interest rate....................................  6.0%  6.0%  5.0%
   Expected dividend yield.................................... 0.00% 0.00% 0.00%

                              E-STAMP CORPORATION

4. Stockholders' Equity (continued)

Stock Option Plans (continued)

   For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the options' vesting period. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by FAS 123, net loss and net loss per share would have increased to the pro forma amounts indicated in the table below (in thousands except per share amounts):

                                                   Years ended December 31,
                                                   --------------------------
                                                    1996     1997      1998
   Net loss attributable to common stockholders:
     As reported.................................. $(6,339) $(7,874) $(12,093)
                                                   =======  =======  ========
     Pro forma.................................... $(7,146) $(8,831) $(12,643)
                                                   =======  =======  ========
   Net loss per share (basic and diluted):
     As reported.................................. $ (0.51) $ (0.61) $  (0.92)
                                                   =======  =======  ========
     Pro forma.................................... $ (0.57) $ (0.68) $  (0.97)
                                                   =======  =======  ========

   The weighted-average fair value of options granted in fiscal 1997 and 1998 was $0.19 and $0.14, respectively.

   In 1996, the Company granted equity awards of common stock to certain employees. Restrictions, as determined by management, lapse from one year to four years after the grant date. Upon grant, deferred compensation of approximately $1.1 million was charged to stockholders' equity and is being amortized to expense over the periods until the restrictions lapse. In connection with these restricted shares, amortization charged to expense in 1996 and 1997 was $688,000 and $414,000, respectively, and $1,132,000 for the period from inception to December 31, 1998.

   The Company has recorded additional deferred stock compensation of approximately $3,624,000 during the year ended December 31, 1998 representing the difference between the exercise price and the deemed fair value, for financial reporting purposes, of the Company's common stock on the grant date for certain of the Company's stock options granted to officers and employees. In the absence of a public market for the Company's common stock, the deemed fair value was determined by the Company's Board of Directors and was based on the price per share of sales of equity securities to third parties. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization expense amounted to approximately $858,000 for the year ended December 31, 1998.

 Stock Subject to Rescission

   Shares issued and options grants made under the Company's 1996 Employee Plan, 1996 Director Plan and 1999 Stock Plan may not have qualified for exemption from registration or qualification under federal and state securities laws and therefore may be subject to rescission. As discussed in Note 10, the Company plans on commencing a rescission offer for these shares and options. If a rescission offer is actually made and if all of the holders of these shares and options acquired through October 1, 1999 accept the Company's offer, the Company would be required to make aggregate payments of up to $6.9 million plus statutory interest.

   The Company has reclassified the amounts paid in for outstanding shares subject to rescission outside of permanent equity in the accompanying balance sheets.

                              E-STAMP CORPORATION

4. Stockholders' Equity (continued)

Stock Option Plans (continued)

 Stock Subject to Repurchase

   As of December 31, 1997 and 1998 the Company had none and 1,751,063 shares of common stock outstanding which were subject to repurchase, respectively. These shares are the result of the exercise of unvested stock options by employees in exchange for notes (see Note 8). These shares will vest over the four-year vesting period of the underlying exercised stock options. The right to repurchase these shares is at the sole discretion of the Company.

5. Marketing and Distribution Agreements

Compaq Software Alliance Agreement

   In July 1998, the Company entered into a three year Software Alliance Agreement ("Alliance Agreement") with Compaq Computer Corporation ("Compaq"). Under this agreement, Compaq will market our Internet postage solution as part of their online services and, in exchange, the Company agreed to pay Compaq royalties.

Strategic Marketing Agreement

   In November, 1998, the Company entered into a strategic marketing agreement with an Internet service provider (the "Provider") for the promotion of the Company's internet postage service. The Provider has agreed to deliver a minimum number of impressions over the approximate 15 month term of the agreement, commencing on the date the Company receives approval for Phase III beta testing from the USPS. In exchange for these promotional services, the Company has agreed to pay the Provider approximately $1.3 million.

6. Income Taxes

   As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $7,100,000 and $5,700,000 respectively. The net operating loss carryforwards will expire at various dates beginning in 2004 through 2018, if not utilized.

   Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization.

                              E-STAMP CORPORATION

6. Income Taxes (continued)


   Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                               (In thousands)
   Deferred tax assets:
   Net operating loss carryforwards.......................... $   900  $  2,800
   Capitalized research and development......................   2,400     4,300
   Capitalized start-up costs................................   2,100     1,700
   Deferred compensation.....................................     400       600
   Other.....................................................     600       800
                                                              -------  --------
   Total deferred tax assets.................................   6,400    10,200
   Valuation allowance.......................................  (6,400)  (10,200)
                                                              -------  --------
   Net deferred tax assets................................... $    --  $     --
                                                              =======  ========

   FAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

   The valuation allowance increased by $3,100,000 and $3,800,000 during the years ended December 31, 1997 and 1998, respectively.

7. Commitments

401(k) Plan

   Effective April 1, 1996, the Company established the E-Stamp Corporation Benefit Plan (the "Plan"). The Plan provides for a Company match of employee contributions equal to 50% of employee contributions up to 4% of their compensation. Employees are eligible to participate in the Plan at the beginning of the month following the first day of employment. The terms of the Plan are subject to change as determined by management. The Company made contributions in 1997 and 1998 of approximately $18,000 and $59,000, respectively.

Leases

   The Company has various operating leases, the terms of which range from 12 to 60 months. The operating leases are primarily for facilities in Houston, Texas and Palo Alto, California. Rental expenses related to these leases for the periods ended December 31, 1996, 1997 and 1998 were $188,000, $411,000 and $554,000, respectively. During 1997, the Company entered into computer lease agreements classified as capital leases in the accompanying financial statements.

   In February 1999, the Company entered into a new sublease pertaining to a new facility at a monthly rent payment of $71,683 effective April 1, 1999. The sublease term will end on June 30, 2000. The table below includes the rental payments from this sublease.

                              E-STAMP CORPORATION

7. Commitments (continued)


Leases (continued)

   Assets capitalized under capital leases totaled approximately $80,000 at December 31, 1997 and 1998 and are included in computers and furniture and fixtures. Accumulated amortization related to assets under capital leases totaled $22,000 and $49,000 at December 31, 1997 and 1998, respectively.

   The following represents future minimum rental payments under noncancelable operating leases and capital leases:

                                                               Operating Capital
                                                                (In thousands)
   For the years ending December 31:
     1999.....................................................  $  943     $31
     2000.....................................................     459       8
     2001.....................................................      --       4
     2002.....................................................      --       1
                                                                ------     ---
   Total minimum lease payments...............................  $1,402      44
                                                                ======
   Less amount representing interest..........................              (6)
                                                                           ---
   Present value of future minimum lease payments.............              38
   Less current portion of capital leases.....................             (27)
                                                                           ---
   Long-term portion of capital leases........................             $11
                                                                           ===

8. Notes Receivable

   On June 12, 1998, the Company received $653,294 of full recourse notes receivable from employees which bear interest at 6% per annum in consideration for the exercise of stock options. The interest portion is payable annually or on or before the 12th day of June, commencing June 12, 1999 and continuing through June 12, 2003, at which time the entire amount of principal and all accrued interest then outstanding and remaining unpaid shall become due and payable in full. The principal is payable in full on the earlier to occur of June 12, 2003 or 90 days following the termination of employment for any reason.

   Interest receivable recorded for these notes receivable totaled $21,800 at December 31, 1998.

9. Net Loss Per Share

   Net loss per share has been computed in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, shares subject to repurchase, warrants, and convertible securities. Diluted earnings per share includes the impact of potentially dilutive securities. The Company's potentially dilutive securities were antidilutive and therefore were not included in the computation of weighted-average shares used in computing diluted loss per share. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering date must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

                              E-STAMP CORPORATION

9. Net Loss Per Share (continued)


   The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                           Years ended
                                                           December 31,
                                                     --------------------------
                                                      1996     1997      1998
                                                     -------  -------  --------
   Basic and diluted:
    Net loss......................................   $(6,339) $(7,678) $(10,710)
    Accretion on redeemable convertible preferred
     stock........................................       --      (196)   (1,383)
                                                     -------  -------  --------
    Net loss attributable to common stock.........   $(6,339) $(7,874) $(12,093)
                                                     =======  =======  ========
    Weighted-average shares of common stock
     outstanding..................................    12,543   12,966    14,044
    Less: weighted-average shares subject to
     repurchase...................................       --       --       (969)
                                                     -------  -------  --------
    Weighted-average shares used in computing
     basic and diluted net loss per share.........    12,543   12,966    13,075
                                                     =======  =======  ========
    Basic and diluted net loss per share..........   $ (0.51) $ (0.61) $  (0.92)
                                                     =======  =======  ========
   Pro forma basic and diluted:
    Net loss......................................                     $(10,710)
                                                                       ========
    Shares used above.............................                       13,075
    Pro forma adjustment to reflect weighted
     effect of assumed conversion of convertible
     preferred stock (unaudited)..................                        5,678
                                                                       --------
    Shares used in computing pro forma basic and
     diluted net loss per share (unaudited).......                       18,753
                                                                       ========
    Pro forma basic and diluted net loss per share
     (unaudited)..................................                     $  (0.57)
                                                                       ========

   The Company has excluded all convertible preferred stock and outstanding stock options from the calculation of diluted net loss per share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share was 659,000, 4,172,000, and 7,711,000 for the years ended December 31, 1996, 1997, and 1998, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method.

10. Subsequent Events

Strategic Distribution Agreements (unaudited)

   From January 1, 1999 through September 24, 1999, the Company entered into agreements for online advertising with Yahoo!, Inc., Microsoft Corporation, Earthlink Operations, Inc., Excite@Home and Intuit. Aggregate noncancelable advertising commitments related to these agreements total approximately $5.5 million, $10.5 million and $2.4 million for the second half of 1999 and for the years ending December 31, 2000 and 2001, respectively. The Company could be subject to additional payments under these agreements if advertising exceeds established levels of page views or generates and exceeds established levels of new customers.

Pitney Bowes Litigation (unaudited)

   On June 10, 1999, Pitney Bowes filed suit against the Company in U.S. District Court alleging infringement of Pitney Bowes patents. The suit alleges that the Company is infringing on seven patents held by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. On July 30, 1999, the Company filed an answer to Pitney Bowes' complaint in which it denied all allegations of patent

                              E-STAMP CORPORATION

10. Subsequent Events (continued)


Pitney Bowes Litigation (unaudited) (continued)

infringement and asserted certain affirmative and other defenses based on statutory and common law grounds, including inequitable conduct on the part of Pitney Bowes in its procurement of patents in proceedings before the U.S. Patent and Trademark Office. As part of the answer, the Company also brought various counterclaims against Pitney Bowes claiming Pitney Bowes' violation of
Section 2 of the Sherman Act and intentional and tortious interference with E-Stamp's business relations based, in part, upon allegations that Pitney Bowes has unlawfully maintained its monopoly power in the postage metering market through a scheme to defraud the U.S. Patent and Trademark Office and its efforts to discourage potential investors and strategic partners from investing and entering into partnerships with E-Stamp. The Company's suit seeks compensatory and treble damages, injunctive relief and recovery of attorney's fees. On September 21, 1999, Pitney Bowes filed a motion to strike or dismiss certain of the Company's affirmative defenses and counterclaims or, in the alternative, to bifurcate discovery and trial of those counterclaims; the Company's response to the Motion is due in October 1999. Management continues to investigate the claims against the Company as well as infringement by Pitney Bowes of its patents, and may assert additional defenses or pursue additional counterclaims or independent claims against Pitney Bowes in the future.

   Pendency of the litigation can be expected to result in significant expenses to the Company and the diversion of management time and other resources. If Pitney Bowes is successful in its claims the Company may be hindered or even prevented from competing in the Internet postage market and operations would be severely harmed. For example, the Pitney Bowes suit could result in; limitations on the methods used to implement solutions; delays and cost associated with redesigning solutions; payments of license fees; and other payments. An injunction obtained by Pitney Bowes could eliminate the Company's ability to market critical products or services.

Bridge Loan Financing (unaudited)

   On July 12, 1999, the Company entered into bridge loan financing arrangement with a financial institution under which the Company borrowed $5.0 million. Amounts borrowed under the arrangement bear interest at a rate of 13% per annum. In connection with this financing, the Company granted the lender warrants to purchase 48,496 shares of common stock with an exercise price of $8.25 per share. These warrants expire in July, 2004. The Company anticipates recording the fair value of these warrants of approximately $85,000 as interest expense over the period the loan is outstanding. The Company borrowed $5.0 million in July, 1999 under the facility and fully repaid the outstanding balance in August, 1999.

Employee Option Grants (unaudited)

   From July 1, 1999 to September 24, 1999, options to purchase 1,471,893 shares were granted to employees pursuant to the 1996 Stock Option Plan with exercise prices of between $1.20 and 6.88 per share. The Company estimates that additional deferred compensation of $7.9 million will be recorded as a result of these option grants and amortized to compensation expense in accordance with the Company's policy.

1996 Stock Plan (unaudited)

   In February 1999, the board of directors approved an amendment increasing the number of shares reserved for issuance under the 1996 Stock Plan from 3,437,500 to 5,937,500 subject to shareholder approval. The shareholders approved the increase in April 1999. In August 1999, the board of directors approved an amendment increasing the number of shares reserved by 81,250 subject to shareholder approval. The shareholders approved the increase in September 1999.

                              E-STAMP CORPORATION

10. Subsequent Events (continued)


1999 Stock Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Stock Plan subject to shareholder approval. A total of 2,500,000 shares of common stock are reserved for issuance under the plan. The shareholders approved the plan in September 1999.

1999 Employee Stock Purchase Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Employee Stock Purchase Plan subject to shareholder approval. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of total compensation. No more than 5,000 shares may be purchased on any purchase date per employee. Each offering period will have a maximum duration of 24 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the initial public offering and will end on the last trading day on or before November 14, 2001. The shareholders approved the plan in September 1999.

1999 Director Option Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Option Plan subject to shareholder approval. A total of 300,000 shares of common stock are reserved for issuance under the Plan. The shareholders approved the plan in September 1999.

Initial Public Offering

   In August 1999, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed Initial Public Offering ("IPO"). If the offering is consummated under the terms presently anticipated, all of the outstanding convertible preferred stock as of December 31, 1998 will convert to 8,360,000 shares of common stock upon the closing of the IPO. Additionally, the shares of Series C preferred stock issued in August 1999 discussed below will convert into 3,660,651 shares of common stock upon completion of this offering.

   In July 1999, the board of directors authorized an increase in the authorized number of shares of common stock to 200,000,000 shares subject to stockholder approval.

Sales of Preferred Stock

   In August 1999, the Company issued 2,928,521 shares of Series C redeemable convertible preferred stock at $10.31 per share for cash. Series C redeemable convertible preferred stock carries an 8%, noncumulative dividend, is convertible into 1.25 shares of common stock and has other rights and preferences similar to those described for Series A and B convertible stock in
Note 3. In connection with the sale of Series C redeemable convertible preferred stock, the Company committed to issue warrants to purchase 21,235 shares of Series C redeemable convertible preferred stock at $10.31 per share to Donaldson, Lufkin & Jenrette Securities Corporation as placement agent.

Stock Grant

   In August 1999, the Company granted 187,500 shares of common stock to two Company executives. On the date of grant, the Company recorded approximately $1.8 million of compensation expense.

                              E-STAMP CORPORATION

10. Subsequent Events (continued)


Sales of Common Stock (unaudited)

   On September 10, 1999, the Company issued 726,745 shares of its common stock and warrants to purchase an additional 83,855 shares of common stock at an exercise price of $0.01 per share to investors for cash proceeds of $5.0 million. The fair value of the common stock and warrants was deemed by management to be $7.8 million and $1.0 million, respectively. The fair value of the warrants was computed using the Black Scholes method under the following assumptions: expected volatility of 100%, expected life of 3 years, risk free interest rate of 6.0% and expected dividend yield of 0.0%.

   In connection with the issuance of common stock and warrants, the Company and the investors signed non-binding letters of intent to negotiate for a period of up to one year to enter into definitive joint venture, joint marketing, cooperation, or technology development agreements.The Company will record the $3.8 million excess of the fair value of the common stock and warrants over the consideration received as a prepaid marketing cost (contra equity account). The balance will be amortized to expense over the one year period covered by the letter of intent. If it becomes probable that efforts to reach definitive agreements will cease prior to the end of the one year negotiation period, the unamortized balance will be fully expensed.

Stock Dividend

   In September 1999, the Company declared a stock dividend of one share of common stock on each four shares of outstanding common stock pending approval by the Board of Directors. This dividend resulted in a change in the conversion ratio of the Series A, B and C redeemable convertible preferred stock from one-for-one to 1.25-for-one. All common stock, option and warrant information, weighted average shares, the preferred to common stock conversion ratio and loss per share information has been retroactively restated to reflect the common stock dividend.

Planned Rescission Offer (unaudited)

   Shares issued, and option grants made under the Company's 1996 Employee Plan, 1996 Director Plan and 1999 Stock Plan (the "Plans") may not have qualified for exemption from registration or qualification under federal and state securities laws. Therefore, the Company intends to make a rescission offer for these shares and options after the effective date of the proposed initial public offering which, if accepted, could require the Company to make aggregate payments to the holders of these shares and options of up to $6,900,000 plus statutory interest.

   The Company plans to commence, approximately 30 days after the effectiveness of this offering, a rescission offer pursuant to a registration statement filed under the Securities Act of 1933, as amended, and pursuant to the state securities laws of California covering shares of common stock issued, and options to purchase shares of common stock granted, under the Plans. The Company will offer to rescind any prior sales at the price per share paid therefor (average $1.22 per share) plus interest thereon at a statutory rate as the case may be from the date of purchase by the purchaser to the expiration of the rescission offer. The rescission offer will expire approximately 30 days after the effectiveness of the registration statement relating to the rescission stock. Under the rescission offer, the Company would be required to make an aggregate payment of approximately $6,300,000 plus the aggregate amount of interest thereon for shares acquired through October 1, 1999, if all offerees accept the offer. Offerees who do not accept the rescission offer will, for purposes of applicable federal and state securities laws, be deemed to hold registered shares under the Act which will be freely tradeable in the public market as of the effective date of the registration statement with respect to the rescission stock. The Act does not expressly provide that a rescission offer will terminate a purchaser's right to

                              E-STAMP CORPORATION

10. Subsequent Events (continued)


Planned Rescission Offer (unaudited) (continued)

rescind a sale of stock which was not registered under the Act as required. Accordingly, should the rescission offer be rejected by any or all offerees, the Company may continue to be contingently liable under the Act for the purchase price of the rescission stock up to an aggregate amount of approximately $6,300,000 plus statutory interest.

   In addition, the Company is unable to rely on the exemption provided by
Section 25102(f) of the California Corporation Code for its options to purchase shares of common stock granted under its 1996 Stock Option and Restricted Stock Plan and our 1996 Non-Employee Director Stock Option Plan. As of October 1, 1999 options to purchase 273,265 shares of common stock at a weighted average exercise price of $6.88 per share were outstanding under our 1999 Stock Plan, options to purchase 1,118,308 shares of common stock at a weighted average exercise price of $0.90 per share were outstanding under the Company's 1996 Stock Option and Restricted Stock Plan and options to purchase 19,062 shares of common stock at a weighted average exercise price of $0.40 per share were outstanding under the Company's 1996 Non-Employee Director Option Plan, all of which options are potentially subject to the rescission, and the Company plans to include them in its planned rescission offer discussed above. Under such rescission offer, the Company could be required to make an aggregate payment of up to approximately $600,000 for such grants.

   As of the date hereof, the Management is not aware of any claims for rescission against the Company.

                              E-STAMP CORPORATION

                                 BALANCE SHEETS
                                 (In thousands)

                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                      (Unaudited)      (*)
                       ASSETS
                       ------
Current assets:
  Cash and cash equivalents.........................   $ 22,546      $ 10,217
  Accounts receivable, net..........................        161            --
  Inventory.........................................      1,811            --
  Prepaid and other current assets..................      3,240           144
                                                       --------      --------
Total current assets................................     27,758        10,361
Property and equipment, net.........................      1,675           450
                                                       --------      --------
    Total assets....................................   $ 29,433      $ 10,811
                                                       ========      ========

       LIABILITIES AND STOCKHOLDERS' DEFICIT
       -------------------------------------
Current liabilities:
  Accounts payable..................................   $  1,024      $     62
  Accrued liabilities...............................      4,804         1,467
  Current portion of obligations under capital
   lease............................................         38            27
                                                       --------      --------
Total current liabilities...........................      5,866         1,556
Capital lease obligations...........................         --            11
Commitments and contingencies.......................
Common stock subject to rescission..................      2,801           971
Redeemable convertible preferred stock..............     54,299        23,469
Stockholders' equity:
  Common stock......................................         14            13
  Additional paid-in capital........................     42,129         8,627
  Notes receivable from employees and officers......     (3,570)         (653)
  Deferred stock compensation.......................    (19,175)       (2,766)
  Deferred offering costs...........................     (1,136)           --
  Deferred marketing costs..........................     (3,800)           --
  Accumulated deficit...............................    (47,995)      (20,417)
                                                       --------      --------
Total stockholders' deficit.........................    (33,533)      (15,196)
                                                       --------      --------
Total liabilities and stockholders' deficit.........    $29,433      $ 10,811
                                                       ========      ========

----------------
* Derived from audited financial statements

                              E-STAMP CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                     Three Months Ended   Nine Months Ended
                                       September 30,        September 30,
                                     -------------------- -------------------
                                       1999       1998      1999       1998

Net revenues........................ $     358  $     --  $     358  $     --
Cost of sales.......................       732        --        732        --
                                     ---------  --------  ---------  --------
Gross margin........................      (374)       --       (374)       --
Operating expenses:
  Research and development..........     3,068     1,452      8,295     3,910
  Sales and marketing...............     4,746       650      7,240     1,808
  General and administrative........     3,720       497      5,093     1,380
  Amortization of deferred stock
   compensation.....................     3,484       324      6,918       324
                                     ---------  --------  ---------  --------
  Total operating expenses..........   (15,018)    2,923     27,546     7,422
                                     ---------  --------  ---------  --------
Operating loss......................   (15,392)   (2,923)   (27,920)   (7,422)
Interest income.....................       206       183        383       229
Interest expense....................       (33)      (4)        (36)      (8)
                                     ---------  --------  ---------  --------
Net loss............................   (15,219)   (2,744)   (27,573)   (7,201)
Accretion on redeemable convertible
 preferred stock....................      (723)     (440)    (1,899)     (747)
                                     ---------  --------  ---------  --------
Net loss attributable to common
 stock.............................. $ (15,942) $ (3,184) $ (29,472) $ (7,948)
                                     ---------  --------  ---------  --------
Pro forma net loss per share (basic
 and diluted)....................... $   (0.65) $  (0.12) $   (1.23) $  (0.39)
                                     ---------  --------  ---------  --------
Pro forma weighted-average shares
 outstanding (basic and diluted)....    22,425    22,849     22,373    18,384
                                     ---------  --------  ---------  --------

                              E-STAMP CORPORATION

                            STATEMENT OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                               Nine Months
                                                             Ended September
                                                                   30,
                                                             -----------------
                                                               1999     1998
Operating activities
Net loss...................................................  $(27,573) $(7,201)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization............................       264      319
  Loss on disposal of assets...............................        --       --
  Amortization of deferred compensation expense............     6,918      324
  Issuance of common stock for bonus.......................     1,800       --
  Issuance of warrant......................................        85       --
  Issuance of common stock for services....................        33       --
Changes in assets and liabilities:
  Accounts Receivable......................................      (161)      --
  Inventory................................................    (1,811)      --
  Other assets.............................................    (3,096)      (8)
  Accounts payable and accrued liabilities.................     4,299     (178)
                                                             --------  -------
Net cash used in operating activities......................   (19,242)  (6,744)
Investing activities
Purchase of property and equipment.........................    (1,489)    (224)
Financing activities
Repayment of lease obligation..............................       (61)     (26)
Net proceeds from sale of common stock.....................     5,000       --
Proceeds from issuance of notes payable....................     5,000      700
Repayment of notes payable.................................    (5,000)    (700)
Net proceeds from exercise of stock options................       326       47
Net proceeds from issuance of redeemable convertible
 preferred stock...........................................    28,931   15,960
Deferred offering costs....................................    (1,136)      --
                                                             --------  -------
Net cash provided by financing activities..................    33,060   15,981
                                                             --------  -------
Net increase in cash and cash equivalents..................    12,329    9,013
Cash and cash equivalents at beginning of period...........    10,217    4,111
                                                             --------  -------
Cash and cash equivalents at end of period.................  $ 22,546  $13,124
                                                             ========  =======
Supplemental cash flow information
Cash paid for interest.....................................  $    (36) $   (8)
                                                             ========  =======
Schedule of non-cash financing and investing transactions
Issuance of notes receivable from employees for exercise of
 stock options.............................................    (2,918)    (653)
                                                             ========  =======
Common stock repurchased from employees upon termination by
 forgiveness of notes receivable...........................       164       --
                                                             ========  =======
Assets acquired under capital lease obligations............        78       --
                                                             ========  =======

                             See accompanying notes

                              E-STAMP CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Basis of Presentation

   The unaudited condensed consolidated financial statements have been prepared by E-Stamp's management and reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the interim periods presented. The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 1999. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted under the Securities and Exchange Commission's rules and regulations. A consolidated statement of comprehensive loss has not been presented because the components of comprehensive loss are not material.

Revenue Recognition

   E-Stamp currently generates revenue from software license fees, postage convenience fees and sale of postage supplies.

   Software license fees are amounts paid by end-users and resellers for a perpetual license to the Company's software. The Company's software package allows the end-user to apply for a USPS license. When the Company is notified that the USPS has approved the license, the Company ships a secure internet postage device, necessary for the use of the Company's software, to the end-user. Revenues from software license fees are recognized in accordance with AICPA Statement of Position 97-2, "Software Revenue Recognition," and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition." Revenues from software license fees are recognized when delivery of the secure internet postage device and the software are complete, when persuasive evidence of an arrangement exists, collection is probable, the fee is fixed and determinable and no significant obligations remain.

   Postage convenience fees are amounts paid by end-users for the delivery of postage by the Company to the end-user. The convenience fees are based on the amount of postage ordered by the end-user. Revenues from postage convenience fees are recognized when the postage is downloaded into the secure postage hardware device. The Company anticipates that it will operate an Internet-based postal store where end-users may purchase various postal supplies. The Company will recognize revenues related to the postage supplies when the supplies are delivered.

                              E-STAMP CORPORATION

Net Loss Per Share

   The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                            Three Months       Nine Months
                                          Ended September    Ended September
                                                30,                30,
                                          -----------------  -----------------
                                            1999     1998      1999     1998
                                          --------  -------  --------  -------
Basic and diluted:
  Net loss............................... $(15,219) $(2,744) $(27,573) $(7,201)
  Accretion on redeemable convertible
   preferred stock.......................     (723)    (440)   (1,899)    (747)
                                          --------  -------  --------  -------
  Net loss attributable to common stock.. $(15,942) $(3,184) $(29,472) $(7,948)
                                          --------  -------  --------  -------
  Weighted average shares of common stock
   outstanding...........................   17,549   14,889    16,119   13,763
  Less: weighted average shares subject
   to repurchase.........................   (4,514)      (2)   (2,783)    (116)
                                          --------  -------  --------  -------
  Weighted average shares used in
   computing basic and diluted net loss
   per share.............................   13,035   14,887    13,336   13,647
                                          --------  -------  --------  -------
Basic and diluted net loss per share..... $  (1.22) $ (0.21) $  (2.21) $ (0.58)
                                          --------  -------  --------  -------
Pro forma basic and diluted:
  Net loss............................... $(15,219) $(2,744) $(27,573) $(7,201)
                                          --------  -------  --------  -------
  Shares used above......................   13,035   14,887    13,336   13,647
  Pro forma adjustment to reflect
   weighted effect of assumed conversion
   of convertible preferred stock........   10,390    7,962     9,037    4,737
                                          --------  -------  --------  -------
  Shares used in computing pro forma
   basic and diluted net loss per share..   23,425   22,849    22,373   18,384
                                          --------  -------  --------  -------
Pro forma basic and diluted net loss per
 share................................... $  (0.65) $ (0.12) $  (1.23) $ (0.39)
                                          ========  =======  ========  =======

   The Company has excluded all convertible preferred stock and outstanding stock options from the calculation of diluted net loss per share because all such securities are antidilutive for all periods presented. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method.

2. Stockholders' Equity

Sale of Preferred Stock

   In August 1999, the Company issued 2,928,521 shares of Series C redeemable convertible preferred stock at $10.31 per share for cash. Series C redeemable convertible preferred stock carries an 8%, noncumulative dividend and has other rights and preferences similar to those for Series A and B convertible stock. Upon the Company's initial public offering, the Series C redeemable convertible preferred stock converted into 3,660,651 shares of common stock (see Note 6). In connection with the sale of Series C redeemable convertible preferred stock, the Company committed to issue warrants to purchase 21,235 shares of Series C redeemable convertible preferred stock at $10.31 per share to Donaldson, Lufkin & Jenrette Securities Corporation as placement agent.

Stock Grant

   In August 1999, the Company granted 187,500 shares of common stock to two Company executives. On the date of grant, the Company recorded approximately $1.8 million of compensation expense.

                              E-STAMP CORPORATION

Sales of Common Stock

   On September 10, 1999, the Company issued 726,745 shares of its common stock and warrants (which warrants were immediately exercised) to purchase an additional 83,855 shares of common stock at an exercise price of $0.01 per share to investors for cash proceeds of $5.0 million. The fair value of the common stock and warrants was deemed by management to be $7.8 million and $1.0 million, respectively. The fair value of the warrants was computed using the Black Scholes method under the following assumptions: expected volatility of 100%, expected life of 3 years, risk free interest rate of 6.0% and expected dividend yield of 0.0%. In connection with the issuance of common stock and warrants, the Company and the investors signed non-binding letters of intent to negotiate for a period of up to one year to enter into definitive joint venture, joint marketing, cooperation, or technology development agreements. The Company recorded the $3.8 million excess of the fair value of the common stock and warrants over the consideration received as deferred marketing costs (contra equity account). The balance is being amortized to expense over the one year period covered by the letter of intent. If it becomes probable that efforts to reach definitive agreements will cease prior to the end of the one year negotiation period, the unamortized balance will be fully expensed.

Stock Dividend

   In October 1999, the Board of Directors approved a stock dividend of one share of common stock on each four shares of outstanding common stock. This dividend resulted in a change in the conversion ratio of the Series A, B and C redeemable convertible preferred stock from one-for-one to 1.25-for-one. All common stock, option and warrant information, weighted average shares, the preferred to common stock conversion ratio and loss per share information has been retroactively restated to reflect the common stock dividend.

Deferred Compensation

   The Company recorded deferred stock compensation of approximately $23,327,000 and $2,203,000 during the nine months ended September 30, 1999 and 1998, respectively, representing the difference between the exercise price and the deemed fair value, for financial reporting purposes, of the Company's common stock on the grant date for certain of the Company's stock options granted to officers and employees. In the absence of a public market for the Company's common stock, the deemed fair value was determined by the Company's Board of Directors and was based on the price per share of sales of equity securities to third parties. This amount is being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization expense amounted to approximately $6,918,000 and $324,000 for the nine months ended September 30, 1999 and 1998, respectively.

Stock Subject to Rescission

   Shares issued and options grants made under the Company's 1996 Employee Plan, 1996 Director Plan and 1999 Stock Plan may not have qualified for exemption from registration or qualification under federal and state securities laws and therefore may be subject to rescission. The Company plans on commencing a rescission offer for these shares and options. If a rescission offer is actually made and if all of the holders of these shares and options acquired through September 30, 1999 accept the Company's offer, the Company would be required to make aggregate payments of up to $6.9 million plus statutory interest. The Company has reclassified the amounts paid in for outstanding shares subject to rescission outside of permanent equity in the accompanying balance sheets.

                              E-STAMP CORPORATION

3. Strategic Distribution Agreements

   From November 1998 through September 1999, the Company entered into agreements for online advertising with America Online, Yahoo!, Inc., Microsoft Corporation, Earthlink Operations, Inc., Excite@Home and Intuit. Aggregate noncancelable advertising commitments related to these agreements total approximately $3.2 million, $10.5 million and $2.4 million for the fourth quarter of 1999 and for the years ending December 31, 2000 and 2001, respectively. The Company has paid $1.9 million under these agreements in the nine months ended September 30, 1999. The Company could be subject to additional payments under these agreements if advertising exceeds established levels of page views or generates and exceeds established levels of new customers.

4. Bridge Loan Financing

   On July 12, 1999, the Company entered into bridge loan financing arrangement with a financial institution under which the Company borrowed $5.0 million. Amounts borrowed under the arrangement bear interest at a rate of 13% per annum. In connection with this financing, the Company granted the lender warrants to purchase 48,496 shares of common stock with an exercise price of $8.25 per share. These warrants expire in July, 2004. The Company recorded the fair value of these warrants of approximately $85,000 as interest expense over the period the loan was outstanding. The Company borrowed $5.0 million in July, 1999 under the facility and fully repaid the outstanding balance in August, 1999.

5. Pitney Bowes Litigation

   On June 10, 1999, Pitney Bowes filed suit against the Company in U.S. District Court for the District of Delaware alleging infringement of Pitney Bowes patents. The suit alleges that the Company is infringing seven patents held by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. On July 30, 1999, the Company filed its answer to Pitney Bowes' complaint in which the Company denied all allegations of patent infringement and asserted affirmative and other defenses based on statutory and common law grounds, including inequitable conduct on the part of Pitney Bowes in its procurement of patents in proceedings before the U.S. Patent and Trademark Office. As part of the answer, the Company also brought various counterclaims against Pitney Bowes claiming Pitney Bowes' violation of Section 2 of the Sherman Act and intentional and tortious interference with E-Stamp's business relations based, in part, upon the Company's allegations that Pitney Bowes has unlawfully maintained its monopoly power in the postage metering market through a scheme to defraud the U.S. Patent and Trademark Office and its efforts to discourage potential investors and strategic partners from investing and entering into partnerships with E-Stamp. The Company's suit seeks compensatory and treble damages, injunctive relief and recovery of attorney's fees. On September 21, 1999, Pitney Bowes filed a motion to strike or dismiss certain of the Company's affirmative defenses and counterclaims or, in the alternative, to bifurcate discovery and trial of those counterclaims; the Company's response to the Motion was filed in October 1999. The Company is continuing to investigate the claims against it as well as infringement by Pitney Bowes of its patents, and may assert additional defenses or pursue additional counterclaims or independent claims against Pitney Bowes in the future.

   Pendency of the litigation can be expected to result in significant expenses to the Company and the diversion of management time and other resources. If Pitney Bowes is successful in its claims against the Company, then the Company may be hindered or even prevented from competing in the Internet postage market and the Company's operations would be severely harmed. For example, the Pitney Bowes suit could result in limitations on how the Company implements its solutions, delays and costs associated with redesigning the Company's solutions and payments of license fees and other payments. An injunction obtained by Pitney Bowes could eliminate the Company's ability to market critical products or services.

                              E-STAMP CORPORATION

6. Subsequent Event

Initial Public Offering

   On October 8, 1999, the Company completed an initial public offering of its common stock. All 8,050,000 shares covered by the Company's Registration Statement on Form S-1, including shares covered by an overallotment option that was exercised, were sold by the Company at a price of $17.00 per share, less an underwriting discount of $1.19 per share. Net proceeds to the Company from all shares sold were approximately $126 million. Upon the consummation of the Company's initial public offering, all of the then outstanding shares of convertible preferred stock automatically converted into common stock.

Marketing and Distribution Agreement

   In December 1999, the Company entered into a three year exclusive strategic marketing and distribution agreement. The Company is obligated to pay $5 million upon signing the agreement and $25 million over the remaining term.

                                                       (EXHIBIT A TO PROSPECTUS)

                                FORM OF ELECTION

          TO BE SUBMITTED PURSUANT TO ELECTION TO RESCIND OR CONTINUE
                       INVESTMENT IN E-STAMP CORPORATION

E-Stamp Corporation
850 Saginaw Drive, 2nd Floor
Redwood City, California 94061

Attention: Edward Malysz
    Vice President and General Counsel

Dear Mr. Malysz:

   The undersigned acknowledges receipt of a final prospectus (the "Prospectus") from E-Stamp Corporation, in which E-Stamp has offered certain holders of common stock the right to rescind or continue their investment (the
"Offer"). This Offer must be accepted or rejected prior to           , 2000, 30
days after the date of the Prospectus.

   Subject to the terms and conditions of the Offer and the instructions set forth below, I hereby elect:

                          (check appropriate blank(s))

  [_]To accept the Offer and rescind the sale to the undersigned of [_] all
     or [_] some            (fill in number) shares of common stock of E-
     Stamp Corporation and to receive a full refund of all sums paid therefor together with interest at the rate of 7% per annum from the date of such sale to the date hereof;

                                       or

  [_]To reject the Offer and continue to hold such shares.

   If I have elected to rescind, I hereby submit the enclosed shares to which this election relates.

 Name and Address of Registered Holder (Please
                    fill in)                        Certificate(s) Enclosed
--------------------------------------------------------------------------------
                                                  Certificate      Number of
                                                      No.           Shares
                                                -------------------------------
                                                -------------------------------
                                                -------------------------------
                                                -------------------------------
                                                 Total Shares


   The certificates submitted herewith are duly endorsed in blank or otherwise in form acceptable for transfer on the books of E-Stamp.

Dated:                , 2000              -------------------------------------
                                                        Signature
                                          -------------------------------------
                                                        Signature
                                          -------------------------------------
                                                   Print or type name

                                          Address:
                                          -------------------------------------
                                          -------------------------------------
                                          -------------------------------------

                                  INSTRUCTIONS

   1. General. This form of Election should be properly filled in, dated and signed, and should be delivered to E-Stamp at the address set forth on the first page of this Form of Election. The method of delivery to E-Stamp is at your option and risk, but if sent by mail, registered mail, return receipt requested, is suggested. An addressed envelope is enclosed for your convenience.

   2. Time in Which to Elect. To be effective, a Form of Election must be received by E-Stamp no later than thirty days after receipt of the Offer (the
"Expiration Date"). A Form of Election returned to E-Stamp after           ,
2000 must be accompanied by evidence that the person submitting such Form of Election submitted the Form of Election within 30 days after receipt of the Offer.

   3. Signatures. The signature (or signatures), on the Form of Election should correspond exactly with the name as written on the face of the share certificate(s), unless the shares have been assigned by the registered holder, in which event the Form of Election should be signed in exactly the same form as the name of the last transferee indicated on the transfers attached to or endorsed on the certificates.

   If the Form of Election is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or any other representative or fiduciary, the person signing must give such person's full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded herewith.

   All signatures should be accompanied by a guarantee executed by appropriate officers of a federally or state chartered bank or member firm of the New York Stock Exchange.

   4. Miscellaneous. In the case of acceptances of the Offer, E-Stamp will begin mailing and delivering checks in reimbursement for consideration paid for the shares within five business days after the Expiration Date.

   All questions with respect to this Form of Election and the Offer (including questions relating to the timeliness or effectiveness of any election) will be determined by E-Stamp, which determination shall be final and binding. All questions should be directed to Edward Malysz, Vice President and General Counsel, E-Stamp Corporation, 850 Saginaw Drive, 2nd Floor, Redwood City, California 94061; telephone (650) 474-5800.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
      , 2000


                               [LOGO OF E-STAMP]

                               RESCISSION OFFER

                       5,687,279 Shares of Common Stock


                             ---------------------

                                  PROSPECTUS

                             --------------------


-------------------------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of E-Stamp Corporation have not changed since the date hereof.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses payable by E-Stamp Corporation in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

   SEC registration fee................................................ $ 1,514
   Blue sky qualification fees and expenses............................ $10,000
   Printing and engraving costs........................................ $10,000
   Legal fees and expenses............................................. $20,000
   Accounting fees and expenses........................................ $10,000
   Miscellaneous expenses.............................................. $ 3,486

   Total............................................................... $55,000

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

   (a) During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

   (1) On September 3, 1997, we issued an aggregate of 2,500,000 shares of our Series A Preferred Stock to accredited investors for an aggregate offering price of $6,000,000.

   (2) On July 7, 1998, we issued an aggregate of 4,188,000 shares of our Series B Preferred Stock to accredited investors for an aggregate offering price of $16,000,000.

   (3) On July 26, 1999, we granted a warrant to a lender to purchase up to 48,496 shares of Common Stock at $8.25 per share, as adjusted for our stock dividend.

   (4) On August 3, 1999 and August 10, 1999, we issued an aggregate of 2,928,521 shares of our Series C Preferred Stock to accredited investors, including a number of our existing preferred and common stockholders, for an aggregate offering price of $30,193,051.

   (5) On August 10, 1999, we granted a warrant to our placement agent for our Series C Preferred Stock financing to purchase up to 21,235 shares of Series C Preferred Stock at $10.31 per share.

   (6) From September 1996 to October 14, 1999, we have granted options to purchase an aggregate of 8,768,822 shares of common stock to our directors, executive officers, employees and consultants at a weighted exercise price of $5.17, as adjusted for our stock dividend, under the Registrant's 1996 Stock Option and Restricted Stock Plan the Registrant's 1999 Stock Plan and the Registrant's 1996 Non-Employee Director Stock Option Plan, of which options to purchase 1,041,451 shares, as adjusted for our September 1999 stock dividend, were cancelled without exercise.

   (7) In August 1999, we granted stock bonuses of an aggregate of 187,500 shares of common stock to one of our executive officers and one of our directors, and we granted an option to purchase 62,500 shares of common stock at an exercise price of $6.88 per share to one of our directors, in each case as adjusted for our stock dividend.

   (8) As of October 14, 1999, an aggregate of 5,392,359 shares of common stock had been issued upon exercise of options under the Registrant's 1996 Stock Option and Restricted Stock Plan at a weighted purchase price of $0.9917 per share, and an aggregate of 294,920 shares had been issued upon exercise of options under the Registrant's 1999 Stock Plan.

   (9) On September 10, 1999, we issued an aggregate of 726,745 shares of our common stock to two accredited investors at a purchase price of $6.88 per share, as adjusted for our stock dividend. On September 10, 1999, these two accredited investors also paid an aggregate of $168 for warrants to purchase 83,855 shares of common stock at an exercise price of $0.01 per share, as adjusted for our stock dividend. These warrants were exercised on September 10, 1999.

   (b) Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction described in paragraphs (1) through (5) and in paragraph (7) above, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Regulation D promulgated thereunder and that the transactions described in paragraph (9) were exempt from the registration requirements of the Securities Act by virtue of Regulation S promulgated thereunder. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

   The stock issuances described in paragraph (8) above were not made pursuant to a registration statement under the Securities Act, nor were the offer and sale registered or qualified under any state securities laws. Although the Registrant believed at the time that such offers and sales were exempt from such registration or qualification, they may not have been exempt. As a result, purchasers of such shares may have the right under the Securities Act or state securities laws to rescind their purchases and thereby be entitled to return such shares to the Registrant and receive back from the Registrant the full consideration paid by such purchasers which aggregates approximately $5,732,000 plus interest. These shares are the subject of the rescission offer to which this Registration Statement relates.

   In addition, the Registrant may not have had an exemption from qualification under state securities laws for the options issued under the Registrant's 1996 Stock Option and Restricted Stock Plan, the Registrant's 1999 Stock Plan and the Registrant's 1996 Non-Employee Director Stock Option Plan. These options are subject to rescission, and the Registrant intends to make a concurrent rescission offer to the holder of those options. Under such rescission offer, the Registrant could be required to make an aggregate payment of up to approximately $260,000 relating to these options. There are no assurances that the Registrant will not otherwise be subject to possible penalties or fines relating to these issuances. The Registrant believes the rescission offers could provide it with additional meritorious defenses to any such future claims.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number
 -------
  3.1*   Certificate of Incorporation of the Registrant.
  3.2*   Bylaws of the Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of
         Registrant.
  3.4*   Form of Amended and Restated Bylaws of Registrant.
  3.5*   Certificates of Designation of Registrant relating to Series A
         Preferred Stock.
  3.6*   Certificates of Designation of Registrant relating to Series B
         Preferred Stock.
  3.7*   Certificate of Designation of Registrant relating to Series C
         Preferred Stock.
  3.8*   Amendment to Certificate of Incorporation of the Registrant.
  4.1*   Specimen Common Stock Certificate.
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2*   1999 Stock Plan and form of agreements thereunder.
 10.3*   1999 Employee Stock Purchase Plan and form of agreements thereunder.
 10.4*   1999 Director Option Plan and form of agreements thereunder.
 10.5*   1996 Stock Option and Restricted Stock Plan.
 10.6*   1996 Non-Employee Director Stock Option Plan.
 10.7*   Second Amended and Restated Investors Rights Agreement.
 10.8*   Employment Agreement, dated March 29, 1996, between Registrant and
         Nicole Ward (Eagan).
 10.9*   Employment Agreement, dated May 13, 1996, between Registrant and
         Martin Pagel.
 10.10*  Employment Agreement, dated July 27, 1996, between Registrant and
         Thomas Reinemer.
 10.11*  Promissory Note, dated May 30, 1999, between Registrant and Robert H.
         Ewald.
 10.12*  Crypto iButton Service Provider Agreement dated August 21, 1998, between Registrant and Dallas Semiconductor Corporation.
 10.13+* Premium Partner Website Marketing Agreement dated July 1, 1999, between Registrant and Microsoft Corporation.
 10.14+* America Online Strategic Marketing Agreement dated November 13, 1998, between Registrant and America Online.
 10.15+* Turnkey/Inventory Agreement dated June 1, 1999, between Registrant and
         Modus Media International.
 10.16+* Agreement for Services dated June 27, 1997 between Registrant and
         Pilot Network Services, Inc.
 10.17*  Sublease Agreement dated February 2, 1999 between the Registrant and
         Electronics for Imaging, Inc.
 10.18+* Advertising and Promotion Agreement dated May 14, 1999 between
         Registrant and Yahoo!, Inc.
 10.19+* Letter Agreement dated August 2, 1999 between Registrant and At Home
         Corporation.
 10.20+* Platinum Premier Partner Package Agreement dated June 25, 1999 between
         Registrant, EarthLink Network, Inc. and EarthLink Operations, Inc.
 10.21+* Services Agreement dated September 24, 1999 between Registrant and
         Intuit Inc.
 10.22** Cobranding and Promotion Agreement dated December 10, 1999 between
         Registrant and eBay Inc.
 10.23   Promissory Note dated December 23, 1999, between Registrant and
         Marcelo Gumucio.
 10.24   Promissory Note dated January 14, 2000, between Registrant and Robert
         H. Ewald.
 10.25   Stock Pledge Agreement dated December 22, 1999 between Registrant and
         Marcelo Gumucio.
 10.26   Stock Pledge dated Janaury 14, 2000 between Registrant and Robert H.
         Ewald.
 23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
         (see Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP, Independent Auditors.
 24.1    Power of Attorney (Included on Page II-5).

---------------------
*Incorporated by reference from Registration Statement No. 333-85359, as amended, originally filed with the Securities and Exchange Commission on August 17, 1999.
**To be filed by amendment.
+The registrant obtained confidential treatment of certain portions of this exhibit from the Commission. The omitted portions have been filed separately with the Commission.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 2nd day of February 2000.

                                          E-STAMP CORPORATION

                                                    /s/ Robert H. Ewald
                                          By: _________________________________
                                                      Robert H. Ewald
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Ewald and Edward Malysz and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                           Title                  Date
             ---------                           -----                  ----

       /s/ Robert H. Ewald           President, Chief Executive      February 2,
____________________________________  Officer and Director              2000
          Robert H. Ewald             (Principal Executive
                                      Officer)

    /s/ Anthony H. Lewis, Jr.        Vice President and Chief        February 2,
____________________________________  Financial Officer                 2000
       Anthony H. Lewis, Jr.          (Principal Financial and
                                      Accounting Officer)

      /s/ Marcelo A. Gumucio         Chairman of the Board           February 2,
____________________________________                                    2000
         Marcelo A. Gumucio

        /s/ John V. Balen            Director                        February 2,
____________________________________                                    2000
           John V. Balen

       /s/ Thomas L. Rosch           Director                        February 2,
____________________________________                                    2000
          Thomas L. Rosch

      /s/ Gregory S. Stanger         Director                        February 2,
____________________________________                                    2000
         Gregory S. Stanger

         /s/ Adam Wagner             Director                        February 2,
____________________________________                                    2000
            Adam Wagner

        /s/ Rebecca Saeger           Director                        February 2,
____________________________________                                    2000
           Rebecca Saeger

             Signature                           Title                  Date
             ---------                           -----                  ----
       /s/ Robert J. Cresci          Director                        February 2,
____________________________________                                    2000
          Robert J. Cresci
       /s/ Je rry Gramaglia          Director                        February 2,
____________________________________                                    2000
          Jerry Gramaglia


 Exhibit
 Number
 -------
  3.1*   Certificate of Incorporation of the Registrant.
  3.2*   Bylaws of the Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of
         Registrant.
  3.4*   Form of Amended and Restated Bylaws of Registrant.
  3.5*   Certificates of Designation of Registrant relating to Series A
         Preferred Stock.
  3.6*   Certificates of Designation of Registrant relating to Series B
         Preferred Stock.
  3.7*   Certificate of Designation of Registrant relating to Series C
         Preferred Stock.
  3.8*   Amendment to Certificate of Incorporation of the Registrant.
  4.1*   Specimen Common Stock Certificate.
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1*   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2*   1999 Stock Plan and form of agreements thereunder.
 10.3*   1999 Employee Stock Purchase Plan and form of agreements thereunder.
 10.4*   1999 Director Option Plan and form of agreements thereunder.
 10.5*   1996 Stock Option and Restricted Stock Plan.
 10.6*   1996 Non-Employee Director Stock Option Plan.
 10.7*   Second Amended and Restated Investors Rights Agreement.
 10.8*   Employment Agreement, dated March 29, 1996, between Registrant and
         Nicole Ward (Eagan).
 10.9*   Employment Agreement, dated May 13, 1996, between Registrant and
         Martin Pagel.
 10.10*  Employment Agreement, dated July 27, 1996, between Registrant and
         Thomas Reinemer.
 10.11*  Promissory Note, dated May 30, 1999, between Registrant and Robert H.
         Ewald.
 10.12*  Crypto iButton Service Provider Agreement dated August 21, 1998, between Registrant and Dallas Semiconductor Corporation.
 10.13+* Premium Partner Website Marketing Agreement dated July 1, 1999, between Registrant and Microsoft Corporation.
 10.14+* America Online Strategic Marketing Agreement dated November 13, 1998, between Registrant and America Online.
 10.15+* Turnkey/Inventory Agreement dated June 1, 1999, between Registrant and
         Modus Media International.
 10.16+* Agreement for Services dated June 27, 1997 between Registrant and
         Pilot Network Services, Inc.
 10.17*  Sublease Agreement dated February 2, 1999 between the Registrant and
         Electronics for Imaging, Inc.
 10.18+* Advertising and Promotion Agreement dated May 14, 1999 between
         Registrant and Yahoo!, Inc.
 10.19+* Letter Agreement dated August 2, 1999 between Registrant and At Home
         Corporation.
 10.20+* Platinum Premier Partner Package Agreement dated June 25, 1999 between
         Registrant, EarthLink Network, Inc. and EarthLink Operations, Inc.
 10.21+* Services Agreement dated September 24, 1999 between Registrant and
         Intuit Inc.
 10.22** Cobranding and Promotion Agreement dated December 10, 1999 between
         Registrant and eBay Inc.
 10.23   Promissory Note dated December 23, 1999 between Registrant and Marcelo
         Gumucio.
 10.24   Promissory Note dated January 14, 2000, between Registrant and Robert
         H. Ewald.
 10.25   Stock Pledge Agreement dated December 22, 1999 between Registrant and
         Macelo Gumucio.
 10.26   Stock Pledge Agreement dated January 14, 2000 between Registrant and
         Robert H. Ewald.
 23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
         (see Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP, Independent Auditors.
 24.1    Power of Attorney (Included on Page II-5).

---------------------
*Incorporated by reference from Registration Statement No. 333-85359, as amended, originally filed with the Securities and Exchange Commission on August 17, 1999.
**To be filed by Amendment.
+ The registrant obtained confidential treatment of certain portions of this exhibit from the Commission. The omitted portions have been filed separately with the Commission.